UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

REEBOK INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
Common Stock, $0.01 par value per share, of Reebok International Ltd.
(2) Aggregate number of securities to which transaction applies:

69,432,837, which includes 59,852,626 shares of Common Stock, 6,903,755 shares of Common Stock issuable pursuant to options, 68,784 shares of Common Stock issuable pursuant to deferred share awards and 800,000 shares of Common Stock issuable pursuant to warrants.

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) 59,852,626 shares of Common Stock and 68,784 shares of Common Stock issuable pursuant to deferred share awards, in each case multiplied by $59.00 per share and (b) options to purchase 6,903,755 shares of Common Stock with exercise prices less than $59.00 per share multiplied by $31.93 per share (which is the difference between $59.00 and the weighted average exercise price per share of such options) and (c) warrants to purchase 800,000 shares of Common Stock multiplied by $31.94 per share (which is the difference between $59.00 and the exercise price per share of such warrants).  In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001177 by the sum of the preceding sentence.

(4) Proposed maximum aggregate value of transaction:
$3,781,352,087.15
(5) Total fee paid:
$445,065.14
☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

REEBOK INTERNATIONAL LTD.
1895 J.W. Foster Boulevard
Canton, Massachusetts 02021

[          ], 2005

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of Reebok International Ltd. (“Reebok”). The meeting will be held on January 25, 2006 at 10:00 a.m., local time, at Reebok’s principal offices, 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021.

At the meeting, you will be asked to approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 2, 2005, among adidas-Salomon AG (“adidas”), Ruby Merger Corporation, a wholly-owned subsidiary of adidas (“Merger Sub”), and Reebok. Pursuant to the Merger Agreement, adidas will acquire Reebok through a merger with Merger Sub (the “Merger”) and Reebok will cease to be a publicly-traded company. We are sending you this Proxy Statement to ask you to vote on the approval of the Merger Agreement. At the Special Meeting, you will also be asked to grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger as set forth in the Merger Agreement, including for the purpose of soliciting proxies to vote in favor of approving the Merger Agreement.

If the Merger is completed, you will be entitled to receive $59.00 in cash, without interest and subject to any applicable withholding taxes, for each share of Reebok common stock that you own. The Merger Agreement must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Reebok common stock. Shareholders of record on December 19, 2005 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the Special Meeting.

The Board of Directors of Reebok unanimously recommends that you vote FOR the approval of the Merger Agreement.

The Notice of Special Meeting of Shareholders and Proxy Statement follow, which explain the Merger and provide specific information concerning the Special Meeting.

Your vote is very important.   A failure to vote will have the same effect as a vote against approval of the Merger Agreement. To be certain your shares are voted, please sign, date and return the enclosed proxy card as soon as possible, whether or not you plan to attend the Special Meeting in person. If your shares are held in “street name” through a broker or bank, you should instruct your broker to vote your shares, following the procedure provided by your broker.

On behalf of Reebok’s directors and officers, I wish to thank you for your interest in Reebok and urge you to vote FOR the approval of the Merger Agreement.

Sincerely,

Paul B. Fireman
Chairman, President and Chief Executive Officer

REEBOK INTERNATIONAL LTD.
1895 J.W. Foster Boulevard
Canton, Massachusetts 02021

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on January 25, 2006

To the Shareholders of Reebok International Ltd.:

Notice is hereby given that a Special Meeting of Shareholders of Reebok International Ltd. (“Reebok” or the “Company”) will be held on January 25, 2006 at 10:00 a.m., local time, at Reebok’s principal offices, 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021, to consider and act upon the following proposals:

1.    To approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 2, 2005, among adidas-Salomon AG (“adidas”), Ruby Merger Corporation, a wholly-owned subsidiary of adidas (“Merger Sub”), and Reebok, pursuant to which adidas will acquire Reebok through a merger with Merger Sub (the “Merger”), and, upon completion of the Merger, each issued and outstanding share of Reebok common stock (other than any shares of common stock owned by adidas or Merger Sub or any direct or indirect wholly-owned subsidiary of Reebok immediately prior to the completion of the Merger and other than shares of common stock held by shareholders who have perfected their rights to dissent from the Merger under the Massachusetts Business Corporation Act (the “MBCA”)) will be automatically converted into the right to receive $59.00 in cash, without interest and subject to any applicable withholding taxes (the “Merger Consideration”).   Upon completion of the Merger, Reebok will cease to be a publicly-traded company.  A copy of the Merger Agreement is attached as Annex A to the accompanying Proxy Statement; and

2.    To grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger as set forth in the Merger Agreement, including for the purpose of soliciting proxies to vote in favor of approving the Merger Agreement.

Any action on the items of business described above may be considered at the meeting at the time and on the date specified above or at any time and date to which the meeting may be properly adjourned or postponed.

The Board of Directors of Reebok unanimously recommends that you vote FOR the approval of the Merger Agreement.   The Merger is more fully described in the attached Proxy Statement, which we urge you to read carefully. The Board of Directors of Reebok also recommends that you expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement. We are not aware of any other business to come before the Special Meeting.

Shareholders of record on December 19, 2005 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the Special Meeting. All shareholders are cordially invited to attend the Special Meeting in person. Approval of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Reebok common stock.

Reebok believes that you are not entitled to appraisal rights under the MBCA in connection with the Merger. However, the relevant section of the MBCA has not yet been the subject of judicial interpretation. Therefore, any shareholder who believes he or she is entitled to appraisal rights and who wishes to preserve those rights should carefully follow the procedures described in the Proxy Statement.

You should not send any certificates representing shares of Reebok common stock with your proxy card. Upon closing of the Merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the Merger Consideration.

Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card, as instructed in these materials, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you are a record holder and you sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in favor of approval of the Merger Agreement. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against approval of the Merger Agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in “street name” through a broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting. If you are a street name holder and do not submit your voting instructions, your shares cannot be voted, which will have the same effect as a vote against approval of the Merger Agreement.

In addition to voting in person at the Special Meeting and by mail by signing, dating and mailing your proxy card and returning it in the envelope provided, you may cast your vote via the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card or voting instruction card.

No person has been authorized to give any information or to make any representations other than those set forth in the Proxy Statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by Reebok or any other person.

By Order of the Board of Directors

DAVID A. PACE,
Senior Vice President, General Counsel and Clerk
[ ] [ ], 2005

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PRE-PAID ENVELOPE REEBOK HAS PROVIDED.

SUMMARY TERM SHEET

The following summary briefly describes the material terms of the Merger by which adidas will acquire Reebok.  While this summary describes the material terms that you should consider when evaluating the Merger, the Proxy Statement contains a more detailed description of such terms.  To understand the Merger and the terms of the Merger Agreement fully, you should carefully read this entire document, including the annexes, and the other documents to which Reebok refers you.  We have included section references to direct you to a more complete description of the topics described in the summary.

•                  Reebok is a global company that designs and markets sports and fitness products, including footwear, apparel, equipment and accessories.  adidas is the second largest sporting goods company in the world.  Merger Sub is a wholly-owned subsidiary of adidas formed for the purpose of engaging in the Merger.  Please read “Summary Relating to the Merger - The Companies Involved in the Merger” beginning on page [  ].

•                  If the Merger is completed, you will receive $59.00 in cash in exchange for each of your shares of Reebok common stock, unless you are a dissenting stockholder and you establish and perfect your appraisal rights.  Reebok believes that shareholders are not entitled to appraisal rights in the Merger. Please read “Merger Agreement and Stockholders Agreements - Merger Consideration” beginning on page [  ], “Special Meeting - Appraisal Rights” beginning on page [  ], and “The Merger - Interests of Certain Persons in the Merger - Appraisal Rights” beginning on page [  ].

•                  As a result of the Merger:

•                  Reebok will be owned by adidas;

•                  you will receive $59.00 in cash in exchange for each of your shares of Reebok common stock and you will no longer have any interest in the future earnings or growth of Reebok;

•                  Reebok’s common stock will no longer be listed on the New York Stock Exchange; and

•                  Reebok will no longer be a publicly-traded company.

•                  The Reebok Board of Directors unanimously recommends that all holders of Reebok common stock vote FOR the approval of the Merger Agreement and the transactions contemplated thereby (including the Merger).  Please read “The Merger - Reasons for the Merger” beginning on page [  ].

•                  For the Merger to occur, holders of at least two-thirds of the outstanding shares of Reebok common stock must approve the Merger Agreement.  A failure to vote will have the same effect as a vote against the approval of the Merger Agreement.  Paul Fireman, the Chairman, President and Chief Executive Officer of Reebok, and Phyllis Fireman, his wife, who together hold approximately 17% of the outstanding shares of Reebok common stock, have agreed to vote their shares of Reebok common stock in favor of approval of the Merger Agreement and the Merger.  Therefore, at the special meeting, the holders of approximately 60% of the outstanding common stock not held by Paul and Phyllis Fireman must vote to approve the Merger Agreement.  Please read “Special Meeting - Quorum and Vote Required” beginning on page [  ].

•                  You may choose one of four ways to cast your vote:

•      By mail by signing, dating and mailing your proxy card or voting instruction card and returning it in the envelope provided;

•      By appearing and voting in person at the Special Meeting to be held on January 25, 2006.  Reebok shareholders who are beneficial owners of shares held in “street name” by a broker, trustee, bank or other nominee holder on their behalf may vote in person at the meeting by obtaining a proxy from the nominee holding the Reebok shares;

•      By casting your vote via the Internet at the address provided on each proxy card (if you are a stockholder of record) or voting instruction card (if your shares are held in “street name” by a broker, trustee, bank or other nominee holder and your broker, trustee, bank or nominee makes internet voting available); or

•      By casting your vote by telephone using the toll-free number provided on each proxy card (if you are a stockholder of record) or voting instruction card (if your shares are held in “street name” by a broker, trustee, bank or other nominee holder and your broker, trustee, bank or nominee makes telephone voting available).

Please read “Special Meeting - How to Vote” beginning on page [  ].

•                  If you abstain from voting or execute proxies that do not contain voting instructions, it will have the same effect as a vote against the approval of the Merger Agreement but will have no effect on the proposal to grant authority to vote to adjourn the Special Meeting.  Please read “Special Meeting - Abstentions and Broker Non-Votes” beginning on page [  ].

•                  You may change your vote by following any of three procedures.  A shareholder of record giving a proxy has the power to revoke it at any time prior to its exercise by:

•                  delivering a written notice of revocation bearing a later date than the proxy to the Clerk of Reebok at or before the taking of the vote at the Special Meeting;

•                  delivering a duly executed proxy relating to the same shares and bearing a later date to the Clerk of Reebok before the taking of the vote at the Special Meeting; or

•                  attending the Special Meeting and voting the same shares in person.

If you hold your shares in street name and have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions.  Please read “Special Meeting - How to Change Your Vote” beginning on page [  ].

•                  If the Merger Agreement is terminated, Reebok will, in certain circumstances, be required to pay adidas $100,000,000.  Please read “Merger Agreement and Stockholders Agreements - Termination Fees” beginning on page [  ].

•                  If the Merger Agreement is terminated solely as a result of the failure to obtain necessary approvals under applicable antitrust laws or as a result of applicable waiting periods under specific antitrust laws not having expired or terminated, adidas will be required to pay Reebok $75,000,000. Please read “Merger Agreement and Stockholders Agreements - Termination Fees” beginning on page [  ].

•                  Reebok has agreed not to initiate a proposal relating to a business combination with another party while the Merger is pending, except under certain specified circumstances set forth in the Merger Agreement regarding an unsolicited bona fide alternative acquisition proposal from a third party that would reasonably be expected to result in a superior proposal to the Merger.  Please read “Merger Agreement and Stockholders Agreements - No-Shop Provisions” beginning on page [  ].

•                  The Merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the Merger and your adjusted tax basis in your shares.  Please read “The Merger - U.S. Federal Income Tax Treatment” beginning on page [  ].

Representations and Warranties	39
Covenants of the Parties	40
No-Shop Provisions	44
Conditions to Closing	46
Termination	47
Termination Fees	48
Stockholders Agreements	49
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	50
MARKET FOR COMMON STOCK; DIVIDEND POLICY	52
DELIVERY OF PROXY STATEMENT TO MULTIPLE SHAREHOLDERS WITH THE SAME ADDRESS	53
SUBMISSION OF SHAREHOLDER PROPOSALS	54
EXPENSES AND SOLICITATION	54
WHERE YOU CAN FIND MORE INFORMATION	55

ANNEX A:	Agreement and Plan of Merger among adidas-Salomon AG, Ruby Merger Corporation and Reebok International Ltd. dated as of August 2, 2005

ANNEX B:	Opinion of Credit Suisse First Boston LLC

ANNEX C:

Stockholders Agreement by and among adidas-Salomon AG, Ruby Merger Corporation, Paul B. Fireman and Phyllis Fireman dated as of August 2, 2005 and Stockholders Agreement by and among adidas-Salomon AG, Ruby Merger Corporation and The Paul and Phyllis Fireman Charitable Foundation dated as of December 1, 2005

ANNEX D:	Part 13 of the Massachusetts Business Corporation Act

THIS PROXY STATEMENT IS DATED [   ], 2005 AND IS FIRST BEING MAILED TO
REEBOK SHAREHOLDERS ON OR ABOUT [   ], 2005

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers address briefly some questions you may have regarding the Special Meeting and the Merger. These questions and answers may not address all questions that may be important to you as a Reebok shareholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement. In this Proxy Statement, the terms “Reebok,” “the Company,” “we,” “our,” “ours,” and “us” refer to Reebok International Ltd., together with its subsidiaries, and the term “adidas” refers to adidas-Salomon AG.

Q.              When and where will the Special Meeting be held? (See page [   ])

A.              The Special Meeting will be held on January 25, 2006 at 10:00 a.m., local time, at Reebok’s principal offices, 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021.

Q:             What do I need to do now? (See page [   ])

A:              Reebok urges you to read carefully and consider the information contained in this Proxy Statement. In addition, you should complete, sign and date the attached proxy card or voting instruction card and return it in the envelope provided as soon as possible or cast your vote via the Internet or by telephone as instructed below so that your shares of Reebok common stock may be represented at the Special Meeting.

Q:             Does Reebok’s Board of Directors recommend approval of the Merger Agreement? (See page [   ])

A:              Yes. Reebok’s Board of Directors unanimously recommends that its shareholders vote FOR the approval of the Merger Agreement. Reebok’s Board of Directors considered many factors in deciding to recommend the approval of the Merger Agreement. These factors are described below in this Proxy Statement.

Q:             Who can vote?

A:              Those persons named on our records as owners of Reebok common stock at the close of business on December 19, 2005 are entitled to one vote per share. December 19, 2005 is considered the “record date.”

Q:             How do I vote? (See page [   ])

A:     You may vote in one of the following four ways:

•      By mail by signing, dating and mailing your proxy card or voting instruction card and returning it in the envelope provided;

•      By appearing and voting in person at the Special Meeting to be held on January 25, 2006.  Reebok shareholders who are beneficial owners of shares held in “street name” by a broker, trustee, bank or other nominee holder on their behalf may vote in person at the meeting by obtaining a proxy from the nominee holding the Reebok shares;

•      By casting your vote via the Internet at the address provided on each proxy card (if you are a stockholder of record) or voting instruction card (if your shares are held in “street name” by a broker, trustee, bank or other nominee holder and your broker, trustee, bank or nominee makes internet voting available); or

•      By casting your vote by telephone using the toll-free number provided on each proxy card (if you are a stockholder of record) or voting instruction card (if your shares are held in “street name” by a broker, trustee, bank or other nominee holder and your broker, trustee, bank or nominee makes telephone voting available).

Q:             What happens if I do not return a proxy card? (See page [   ])

A:              The failure to return your proxy card, an abstention from voting or a broker non-vote will have the same effect as a vote AGAINST the approval of the Merger Agreement. Your vote is very important.

Q:             May I vote in person? (See page [   ])

A:              Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, Reebok encourages you to return your signed proxy card to ensure that your shares are voted. If your shares are held in “street name” through a broker or bank, you may also vote in person at the Special Meeting provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:             Can I change my vote after I have voted by proxy? (See page [   ])

A:              Yes. A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•       Delivering a written notice of revocation bearing a later date than the proxy to the Clerk of Reebok at or before the taking of the vote at the Special Meeting;

•       Delivering a duly executed proxy relating to the same shares and bearing a later date to the Clerk of Reebok before the taking of the vote at the Special Meeting; or

•       Attending the Special Meeting and voting the same shares in person. Shareholders should note, however, that merely attending the Special Meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

If you hold your shares in street name and have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions.

Q:             If my shares are held in “street name” by my broker, will my broker vote my shares for me? (See page [   ])

A:              No. Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote AGAINST the approval of the Merger Agreement.

Q:             What vote of the shareholders is required to approve the Merger Agreement? (See page [   ])

A:                  To approve the Merger Agreement, shareholders of record as of the record date holding at least two-thirds of the outstanding shares of Reebok common stock must vote FOR the approval of the Merger Agreement.  There are [          ] shares of Reebok common stock entitled to be voted at the Special Meeting.

Q:             Have shareholders already agreed to approve the Merger Agreement pursuant to a voting agreement?

A:              Yes. Paul and Phyllis Fireman, who together hold approximately 17% of the outstanding shares of Reebok common stock, have agreed to vote the shares of Reebok common stock held by them in favor of the Merger Agreement and appointed adidas and its designees as their proxy and attorney-in-fact to vote the shares of Reebok common stock held by them in favor of the Merger Agreement. Therefore, the holders of approximately 60% of the outstanding common stock not held by the Firemans must vote to approve the Merger Agreement.  Please read “Special Meeting - Quorum and Vote Required” beginning on page [  ].

Q:             What will happen to Reebok as a result of the Merger?

A:              If the Merger is completed, Reebok will become a direct or indirect wholly-owned subsidiary of adidas.

Q:             What will happen to my shares of Reebok common stock after the Merger? (See page [   ])

A:              Upon completion of the Merger, each outstanding share of Reebok common stock (other than shares of Reebok common stock held by shareholders who have established and perfected their rights to dissent from the Merger under Massachusetts law and who have not effectively withdrawn or lost any right to dissent as of the effective time of the Merger) will automatically be canceled and will be converted into the right to receive $59.00 in cash, without interest and subject to any applicable withholding taxes.

Q:             Will I own any shares of Reebok common stock after the Merger or will I receive any shares of adidas common stock as a result of the Merger? (See page [   ])

A:              No. You will be paid cash for your shares of Reebok common stock and, thereafter, will not have a continuing interest in Reebok. Reebok’s shareholders will not have the option to receive adidas common stock in exchange for their shares instead of cash.

Q:             What happens to Reebok stock options, deferred shares and restricted shares in the Merger? (See page [   ])

A:              A holder of a Reebok stock option will be entitled to receive a cash payment equal to the excess, if any, of $59.00 over the exercise price of the stock option, multiplied by the number of shares of Reebok common stock subject to the stock option, without interest and subject to any applicable withholding taxes. A holder of a Reebok deferred share award will be entitled to receive a cash payment equal to $59.00 multiplied by the number of shares of Reebok common stock subject to the deferred share award, without interest and subject to any applicable withholding taxes. A holder of Reebok restricted shares will be entitled to receive a cash payment equal to $59.00 multiplied by the number of outstanding restricted shares held, without interest and subject to any applicable withholding taxes, whether or not the restricted shares are then vested or subject to any restrictions. None of Reebok’s equity based awards will become exercisable for shares of adidas in the Merger.

Q:             What happens if I sell my shares before the Special Meeting?

A:              The record date for the Special Meeting is earlier than the expected completion date of the Merger. If you held your shares of Reebok common stock on the record date but have transferred those shares after the record date and before the Merger, you may retain your right to vote at the Special Meeting but not the right to receive Merger Consideration for those shares. This right to receive the Merger Consideration will pass to the person to whom you transferred your shares of Reebok common stock.

Q:             Will the Merger be taxable to me?

A:              Generally, yes. For U.S. federal income tax purposes, generally, you will recognize a taxable gain or loss as a result of the Merger measured by the difference, if any, between $59.00 per share and your adjusted tax basis in your shares of Reebok common stock. This gain or loss will be long-term capital gain or loss if you have held your shares of Reebok common stock for more than one year prior to the effective time of the Merger. You should read “The Merger—U.S. Federal Income Tax Treatment” beginning on page [  ] for a more complete discussion of the federal income tax consequences of the Merger.

Q:             Am I entitled to dissenter’s or appraisal rights? (See page [   ])

A:              Reebok believes that you are not entitled to appraisal rights in connection with the Merger pursuant to Section 13.02(a)(1) of the MBCA because shareholders will receive only cash for their shares and no director, officer, or controlling shareholder has any direct or indirect material financial interest in the Merger other than in their capacity as a shareholder of Reebok or a director, officer, employee or consultant of Reebok pursuant to a bona fide arrangement with Reebok.  However, the MBCA took effect on July 1, 2004, and Section 13.02 has not yet been the subject of judicial interpretation. If you believe you are entitled to appraisal rights, you should do the following:

•       Deliver to Reebok written notice of your intent to demand payment for your shares of common stock before the vote on the approval of the Merger Agreement is taken;

•       NOT vote for the approval of the Merger Agreement; and

•       Comply with other procedures as are required by Part 13 of the MBCA.

Failure to vote against the approval of the Merger Agreement does not constitute a waiver of your appraisal rights. However, in order to exercise your appraisal rights, you must comply with the procedures as required by Part 13 of the MBCA.  A copy of Part 13 of the MBCA is attached to this Proxy Statement as Annex D.

Q:             Should I send in my stock certificates now? (See page [   ])

A:              No. After the Merger is completed, you will receive written instructions for exchanging your shares of Reebok common stock for the Merger Consideration of $59.00 in cash, without interest and subject to any applicable withholding taxes, for each share of Reebok common stock.

Q:             When do you expect the Merger to be completed?

A:              Reebok and adidas are working toward completing the Merger as quickly as possible. In addition to obtaining shareholder approval, Reebok and adidas must obtain applicable regulatory approvals and satisfy all other closing conditions. It is currently expected that the Merger will close in the first half of 2006. However, Reebok cannot assure you that all conditions to the Merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:             When will I receive the cash consideration for my shares of Reebok common stock? (See page [   ])

A:              After the Merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the Merger. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:             Whom should I contact if I have additional questions?

A:              For more information, you should contact our proxy solicitation agent MacKenzie Partners, Inc. at (800) 322-2885.  If your broker holds your shares, you should call your broker for additional information.

SUMMARY RELATING TO THE MERGER

This summary highlights selected information contained in this Proxy Statement related to the Merger and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the terms of the Merger Agreement, you should carefully read this entire document, including the annexes, and the other documents to which Reebok refers you.

The Companies Involved in the Merger

Reebok International Ltd.
1895 J.W. Foster Boulevard
Canton, Massachusetts 02021
(781) 401-7000
www.reebok.com

Reebok International Ltd. is a global company that designs and markets sports and fitness products, including footwear, apparel, equipment and accessories under the Reebok®, Rockport®, Greg Norman®, CCM®, JOFA® and KOHO® brands. Reebok’s revenues are derived principally from the wholesale distribution of our products to selected athletic stores and other high-end retail shops, as well as to sporting goods stores, moderate and better department stores, and shoe stores. Reebok’s common stock is listed on the New York Stock Exchange under the symbol “RBK.” Reebok is incorporated under the laws of The Commonwealth of Massachusetts. Information contained on Reebok’s website does not constitute a part of this Proxy Statement.

adidas-Salomon AG
Adi-Dassler-Str. 1-2
91074 Herzogenaurach
Germany
(011 49) 9132 84-0
www.adidas.com

adidas-Salomon AG is the second largest sporting goods company in the world with its core brands adidas and TaylorMade—adidas Golf. Shares of adidas are listed on the Deutsche Börse Stock Exchange in Frankfurt, Germany. The Reuters symbol for adidas shares is ADSG.F (Frankfurt), and the Bloomberg symbol for adidas shares is ADS. Adidas is a corporation organized under the laws of the Federal Republic of Germany. Information contained on adidas’ website does not constitute a part of this Proxy Statement.

Ruby Merger Corporation
c/o adidas-Salomon AG
Adi-Dassler-Str. 1-2
91074 Herzogenaurach
Germany
www.adidas.com

Merger Sub is a wholly-owned subsidiary of adidas and has not engaged in any business activity other than in connection with the Merger.

The Merger

Pursuant to the Merger Agreement, Merger Sub will merge with and into Reebok, with Reebok being the surviving corporation of the Merger. After the Merger, adidas will own, directly or indirectly, all of Reebok’s outstanding stock. Reebok’s shareholders will receive cash in the Merger in exchange for their Reebok common stock. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement. Reebok encourages you to read the Merger Agreement carefully and fully as it is the definitive agreement that governs the Merger.

Merger Consideration (See page [   ])

If the Merger is completed, each shareholder, other than shareholders who establish and perfect appraisal rights under the MBCA, will receive $59.00 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of Reebok common stock outstanding at the effective time of the Merger owned by the shareholder. After the Merger is completed, each shareholder will have the right to receive the Merger Consideration, but will no longer have any rights as a Reebok shareholder or any ongoing interest in the continuing operations of Reebok.

Treatment of Stock Options, Restricted Shares and Deferred Share Awards (See page [   ])

At the effective time of the Merger, each outstanding option to purchase Reebok common stock will be cancelled and the holder of the option will receive an amount equal to the product of (i) the excess, if any, of the Merger Consideration per share of Reebok common stock over the exercise price per share of Reebok common stock subject to the option, multiplied by (ii) the total number of shares of Reebok common stock subject to the option. At the effective time of the Merger, each award of deferred shares of Reebok common stock will be cancelled and the holder of the deferred share award will receive an amount equal to the product of (i) the Merger Consideration per share of Reebok common stock multiplied by (ii) the total number of shares of Reebok common stock subject to the deferred share award. At the effective time of the Merger, each outstanding share of Reebok common stock subject to vesting or other lapse restrictions will vest and become free of these restrictions and the holder of any restricted shares will be entitled to receive the Merger Consideration with respect to each restricted share.

The Special Meeting of Reebok’s Shareholders (See page [   ])

Time, Place, Date and Purpose

The Special Meeting will be held at Reebok’s principal offices, 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021, at 10:00 a.m., local time, on January 25, 2006.

The Special Meeting will be held to consider and vote upon the proposal to approve the Merger Agreement and the proposal to grant the persons named as proxies discretionary authority to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger, including for the purpose of soliciting proxies to vote in favor of approval of the Merger Agreement.

Who May Vote at the Special Meeting

You are entitled to vote at the Special Meeting if you owned shares of Reebok common stock on December 19, 2005, the record date of share ownership for the Special Meeting. You will have one vote at the Special Meeting for each share of Reebok common stock you owned on the record date. There are [          ] shares of Reebok common stock entitled to be voted at the Special Meeting.

How to Vote

You may vote in one of four ways:

•      By mail by signing, dating and mailing your proxy card or voting instruction card and returning it in the envelope provided;

•      By appearing and voting in person at the Special Meeting to be held on January 25, 2006.  Reebok shareholders who are beneficial owners of shares held in “street name” by a broker, trustee, bank or other nominee holder on their behalf may vote in person at the meeting by obtaining a proxy from the nominee holding the Reebok shares;

•      By casting your vote via the Internet at the address provided on each proxy card (if you are a stockholder of record) or voting instruction card (if your shares are held in “street name” by a broker, trustee, bank or other nominee holder and your broker, trustee, bank or nominee makes internet voting available); or

•      By casting your vote by telephone using the toll-free number provided on each proxy card (if you are a stockholder of record) or voting instruction card (if your shares are held in “street name” by a broker, trustee, bank or other nominee holder and your broker, trustee, bank or nominee makes telephone voting available).

Shares of Reebok common stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting, and at any adjournments or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted by a shareholder of record without instructions, the shares of Reebok common stock represented by that proxy will be voted FOR the approval of the Merger Agreement and, if necessary, FOR the approval of one or more adjournments of the Special Meeting to solicit additional proxies.

How to Change Your Vote

A shareholder of record giving a proxy has the power to revoke it at any time prior to its exercise by:

•       Delivering a written notice of revocation bearing a later date than the proxy to the Clerk of Reebok at or before the taking of the vote at the Special Meeting;

•       Delivering a duly executed proxy relating to the same shares and bearing a later date to the Clerk of Reebok before the taking of the vote at the Special Meeting; or

•       Attending the Special Meeting and voting the same shares in person. Shareholders should note, however, that merely attending the Special Meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

If you hold your shares in street name and have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions.

Quorum and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the issued and outstanding shares of Reebok common stock entitled to vote at the Special Meeting will constitute a quorum. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Reebok common stock is required to approve the Merger Agreement.  The holders of approximately 60% of the outstanding common stock not held by Paul and Phyllis Fireman, who together hold approximately 17% of the outstanding shares of Reebok common stock, must vote to approve the Merger Agreement.  Please read “Special Meeting - Quorum and Vote Required” beginning on page [  ]. The proposal to grant the persons named as proxies the discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger, including for the purpose of soliciting proxies to vote in favor of approval of the Merger Agreement, requires the approval of the holders of a majority of the shares of Reebok common stock properly cast upon such proposal.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for the approval of the Merger Agreement, including properly executed proxies from record holders that do not contain voting instructions, will be counted as voting for that proposal. If you abstain from voting, it will have the same effect as a vote against the approval of the Merger Agreement but will not have any effect on the proposal to grant authority to vote to adjourn the Special Meeting. The Merger is not contingent upon the approval at the Special Meeting of any other proposal presented to Reebok’s shareholders.

You are a shareholder of record if your Reebok shares are registered directly in your own name with our transfer agent, American Stock Transfer Company. You are a “street name” holder if a brokerage firm, bank, trustee or other agent (called a “nominee”) holds your stock. Brokers are precluded from exercising their voting discretion with respect to shares held in street name on non-routine matters, such as the approval of the Merger Agreement and the proposal to adjourn the Special Meeting. As a result, absent specific instructions from the beneficial owner of shares held by a broker, a broker is not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists but will have the same effect as votes AGAINST the approval of the Merger Agreement. Broker non-votes will have no effect on the proposal to grant the persons named as proxies the authority to vote to adjourn the Special Meeting.

Recommendation of the Reebok Board of Directors (See page [   ])

The Reebok Board of Directors unanimously recommends that Reebok shareholders vote FOR the approval of the Merger Agreement.

Reasons for the Merger (See page [   ])

In the course of reaching its decision to adopt the Merger Agreement and to recommend that Reebok shareholders approve the Merger Agreement, Reebok’s Board of Directors considered a number of factors in its deliberations including the significant premium that the Merger Consideration represented, the fact that the Merger Consideration is all cash, the absence of any financing condition to adidas’ obligation to complete the Merger, the financial presentation of Credit Suisse First Boston made to the Reebok Board of Directors, the likelihood that the Merger will be completed and the $75,000,000 termination fee payable to Reebok if the Merger Agreement is terminated solely as a result of the failure to obtain necessary approvals under applicable antitrust laws.

Exchange of Certificates (See page [   ])

Promptly after the effective time of the Merger, Reebok shareholders will be mailed a letter of transmittal and instructions specifying the procedures to be followed to surrender their shares of Reebok common stock in exchange for the Merger Consideration. Reebok shareholders should not submit their stock certificates for exchange until they receive the letter of transmittal and instructions. When Reebok shareholders surrender their stock certificates along with the properly executed letter of transmittal, they will receive the Merger Consideration.

Appraisal Rights (See page [   ])

Reebok believes that holders of Reebok common stock are not entitled to appraisal rights in connection with the Merger pursuant to Section 13.02(a)(1) of the MBCA because shareholders will receive only cash for their shares and no director, officer, or controlling shareholder has any direct or indirect material financial interest in the Merger other than in their capacity as a shareholder of Reebok or a director, officer, employee or consultant of Reebok pursuant to a bona fide arrangement with Reebok. However, the MBCA took effect on July 1, 2004, and Section 13.02 has not yet been the subject of judicial interpretation. Any Reebok shareholder who believes he or she is entitled to appraisal rights should do the following:

•       Deliver to Reebok written notice of the shareholder’s intent to demand payment for his or her shares of common stock before the vote on the approval of the Merger Agreement is taken;

•       NOT vote for the approval of the Merger Agreement; and

•       Comply with other procedures as are required by Part 13 of the MBCA.

Failure to vote against the approval of the Merger Agreement does not constitute a waiver of your appraisal rights.  However, in order to exercise your appraisal rights, you must comply with the procedures as required by Part 13 of the MBCA.  A copy of Part 13 of the MBCA is attached to this Proxy Statement as Annex D.

Opinion of Reebok’s Financial Advisor (See page [   ])

In connection with the Merger, Credit Suisse First Boston LLC (“Credit Suisse First Boston”) delivered a written opinion to the Board of Directors of Reebok as to the fairness, from a financial point of view, to the holders of Reebok common stock of the Merger Consideration to be received by such holders in the Merger. The full text of Credit Suisse First Boston’s written opinion, dated August 2, 2005, is attached to this Proxy Statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston’s opinion was provided to the Reebok Board of Directors in connection with its evaluation of the Merger Consideration, does not address any other aspect of the proposed Merger and does not constitute a recommendation to any shareholder as to how any shareholder should vote or act with respect to any matters relating to the Merger.

Interests of Certain Persons in the Merger (See page [   ])

In considering the recommendation of Reebok’s Board of Directors in favor of the Merger, you should be aware that there are provisions of the Merger Agreement and other existing agreements that will result in certain benefits to Reebok’s executive officers, including former executive officers, that are not available to securityholders generally.  In addition, the Merger Agreement provides for the continuation of indemnification and directors’ and officers’ insurance benefits for directors and executive officers substantially similar to those benefits available to them prior to the effectiveness of the Merger.  Reebok’s Board of Directors was aware of, and considered the interests of, its executive officers and the potential conflicts arising from these interests in its deliberations of the merits of the Merger and in adopting and approving the Merger Agreement and the Merger. Other than the provisions of the Merger Agreement and the Key Employee Retention Plan described below, the arrangements described below were in existence before the discussions about the Merger began.

Stock Options, Deferred Share Awards and Restricted Shares

Upon the completion of the Merger, each outstanding option to purchase shares of Reebok stock, whether vested or unvested, exercisable or not exercisable, will be cancelled and the holder of the option will receive an amount equal to the product of (i) the excess, if any, of the Merger Consideration per share of Reebok common stock over the exercise price per share of Reebok common stock subject to the option, multiplied by (ii) the total number of shares of Reebok common stock subject to the option. In addition, upon the completion of the Merger, each award of deferred shares of Reebok common stock will be cancelled and the holder of the deferred share award will receive an amount equal to the product of (i) the Merger Consideration per share of Reebok common stock multiplied by (ii) the total number of shares of Reebok common stock subject to the deferred share award. Finally, upon the completion of the Merger, each outstanding share of Reebok common stock subject to vesting or other lapse restrictions will vest and become free of these restrictions and the holder of any restricted shares will be entitled to receive the Merger Consideration per share of Reebok common stock with respect to each of these shares in the same manner as any other holder of shares of Reebok common stock will receive the Merger Consideration.

The table on page [   ] sets forth the number of (i) shares of Reebok common stock subject to options, (ii) shares of Reebok common stock subject to deferred share awards, and (iii) restricted shares of Reebok common stock, in each case, held by Reebok’s executive officers and directors, and the estimated pre-tax cash payment these persons will receive in the Merger in exchange for these options, deferred share awards, and restricted shares.

Change of Control Agreements

Two executive officers of Reebok, Kenneth I. Watchmaker, our Executive Vice President and Chief Financial Officer, and David A. Pace, our Senior Vice President, General Counsel and Clerk, have change of control agreements, entered into in 1999 and 2000, respectively, pursuant to which each of them would receive, among other benefits, 300% of the aggregate of his then current annual base salary, target bonus for the current year (or the bonus for the previous year if higher) and certain other benefits if, within 24 months after the closing of the Merger, his employment with Reebok is terminated by Reebok without “cause” or by him for “good reason” (as these terms are defined in the agreements).

Key Employee Retention Plan

Contemporaneously with entering into the Merger Agreement, Reebok adopted a Key Employee Retention Plan under which 21 key employees of Reebok will be entitled to receive a retention bonus of 50% (and in two instances for non-executive officers, 100%) of their annual base salary determined as of August 2, 2005 (and increased but not decreased for changes in base salary after this date and on or before the date that is 12 months after the closing date of the Merger) if they remain employed by Reebok for 12 months following the closing of the Merger, or are terminated by Reebok without “cause” or terminate their employment for “good reason” (as these terms are defined in the Key Employee Retention Plan) prior to the expiration of the 12 month period. The table on page [   ] sets forth the retention bonus payable to each executive officer under the terms of the Key Employee Retention Plan.

Employee Benefit Plans

A participant in Reebok’s Executive Deferred Compensation Plan, which includes Reebok’s Supplemental Executive Retirement Plan (“SERP”), Excess Benefit Plan (“EBP”) and Compensation Deferral Plan (“CDP”), may elect in advance to accelerate the payment of their benefits under the EBP and CDP (and SERP at the discretion of the Board of Directors) upon a change in control of Reebok. The participants who have made this election will have their vested benefits paid in a lump sum cash payment following the Merger. The table on page [   ] sets forth the payments to be made under these plans to Reebok’s current and former executive officers upon the closing of the Merger.

Employee-Related Provisions of the Merger Agreement

For a period of 12 months after the closing of the Merger, adidas must, or must cause Reebok to, provide continuing employees of Reebok base salary or wages, annual bonus opportunities and employee benefits (excluding stock purchase plans and other equity-based plans, programs and benefits or special retention bonus arrangements) that, in the aggregate, are no less favorable than the base salary or wages, annual bonus opportunities and employee benefits provided to these employees immediately prior to the date of the Merger Agreement. Also, for a period of 12 months after the closing of the Merger, adidas must provide continuing employees of Reebok with severance benefits in an amount and on terms and conditions no less favorable than severance benefits, if any, payable to any of these employees whose employment terminates under the Reebok severance pay policy.

Indemnification of Directors and Executive Officers and Insurance

The Merger Agreement provides that Reebok, as the surviving corporation in the Merger, will (and adidas will cause Reebok to) indemnify each present and former director and officer of Reebok and its subsidiaries against claims, costs, and fees arising out of the actions taken by them at or prior to the effective time of the Merger (including the transactions under this Merger Agreement) for six years. The Merger Agreement further provides that the surviving corporation will maintain liability insurance covering those persons currently covered by Reebok’s directors and officers liability insurance policy for six years on terms no less favorable than those in effect on the date of the Merger Agreement, but at a cost no greater than 300% of the annual premium currently paid by Reebok.

U.S. Federal Income Tax Treatment (See page [   ])

The Merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the Merger and your adjusted tax basis in your shares. The foregoing does not necessarily apply to shareholders who acquired their shares of Reebok common stock upon the exercise of employee stock options or otherwise as compensation for services or who hold their shares as part of a hedge, straddle or conversion transaction. Tax matters can be complicated and the tax consequences of the Merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the Merger to you.

Governmental Regulatory Filings Required in Connection with the Merger (See page [   ])

Under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Merger may not be completed until notifications have been given and certain information and materials have been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission

and the required waiting period has expired or been terminated.  The required waiting period expired on October 3, 2005 and, thus, the Merger is cleared for completion under the HSR Act.  In addition, under the European Commission’s Council Regulation (EC) 139-2004, the E.C. Merger Regulation (the “ECMR”), the Merger may not be completed until all required approvals by the European Commission applicable to the Merger have been obtained or any applicable waiting period under the ECMR has terminated or expired. The Merger is also subject to review by regulatory authorities in certain foreign jurisdictions and both adidas and Reebok have made (or will make) these filings as required. As a condition to the completion of the Merger, all required approvals by any applicable member state of the European Union, Australia, Brazil, Canada, Japan, Mexico, New Zealand, South Korea and Switzerland and any other jurisdiction in which the failure to get regulatory approval would result in a material adverse effect or lead to criminal prosecution must be obtained or any applicable waiting period thereunder must be terminated or expired. Reebok and adidas have agreed to use their reasonable best efforts to obtain regulatory clearance and, in connection therewith, to vigorously defend any challenge by regulatory authorities to the completion of the Merger, subject to certain limitations.

Conditions to Closing (See page [   ])

The obligations of adidas, Merger Sub and Reebok to complete the Merger are subject to the satisfaction or waiver of certain specified conditions set forth in the Merger Agreement and described in this Proxy Statement.

No-Shop Provisions (See page [   ])

Reebok has agreed not to initiate, solicit, encourage or knowingly facilitate a proposal relating to a business combination or other similar transaction with another party while the Merger is pending, and not to engage in negotiations or discussions with, or provide any confidential information to, another party regarding a business combination or similar transaction while the Merger is pending, except under certain specified circumstances set forth in the Merger Agreement regarding an unsolicited bona fide alternative acquisition proposal from a third party that would reasonably be expected to result in a superior proposal to the Merger.

Reebok may not consider an unsolicited bona fide alternative acquisition proposal from a third party nor terminate the Merger Agreement in favor of a superior proposal to the Merger once the holders of at least two-thirds of the outstanding shares of Reebok common stock have approved the Merger Agreement.

Termination (See page [   ])

Adidas and Reebok may terminate the Merger Agreement and abandon the Merger under certain specified circumstances set forth in the Merger Agreement and described in this Proxy Statement.

Termination Fees (See page [   ])

The Merger Agreement provides that, upon the termination of the Merger Agreement under specified circumstances, Reebok may be required to pay adidas a termination fee equal to $100,000,000. Additionally, if adidas or Reebok terminates the Merger Agreement after the termination date of the Merger Agreement solely as a result of the failure to obtain necessary approvals under applicable antitrust laws or as a result of the applicable waiting period under the HSR Act or the ECMR not having expired or terminated, adidas must pay $75,000,000 to Reebok within two business days of such termination.

Stockholders Agreements (See Page [  ])

Paul Fireman, the Chairman, President and Chief Executive Officer of Reebok, and his wife Phyllis Fireman, who together hold approximately 17% of the outstanding shares of Reebok common stock, have entered into Stockholders Agreements with adidas and Merger Sub (the “Stockholders Agreements”) in which they agreed to vote their shares of Reebok common stock until the earlier of the completion of the Merger or the termination of the Merger Agreement:

•       in favor of approval of the Merger Agreement and the Merger;

•       against any action, proposal, transaction or agreement involving Reebok or any of its subsidiaries that would reasonably be expected to, in any material respect, prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger; and

•       against any competing transaction proposed to the Reebok shareholders.

To secure their performance of the above agreements, the Firemans also appointed adidas and its designees as their proxy and attorney-in-fact to vote the shares of Reebok common stock held by them as set forth above. A copy of each Stockholders Agreement is attached as Annex C to this Proxy Statement.

Rights Agreement Amendment (See page [  ])

Reebok entered into a Common Stock Rights Agreement dated as of June 14, 1990, as amended (the “Rights Agreement”). The Rights Agreement is designed to prevent an acquirer from gaining control of Reebok without offering a fair price to all of Reebok’s shareholders.

In connection with the execution and delivery of the Merger Agreement, Reebok’s Board of Directors approved Amendment No. 6 (the “Rights Amendment”) to the Rights Agreement on August 2, 2005. The Rights Amendment renders the Rights Agreement inapplicable to the acquisition by adidas or its affiliates of shares of Reebok common stock in connection with the Merger.

Market Price (See page [  ])

Reebok’s common stock is listed on the New York Stock Exchange under the ticker symbol “RBK.” On August 2, 2005, the last full trading day prior to the public announcement of the proposed Merger, Reebok common stock closed at $43.95 per share. On [      ], 2005, the last trading day prior to the date of this Proxy Statement, Reebok common stock closed at $[   ] per share. Reebok’s stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of Reebok’s stock immediately prior to the effective time of the Merger.

FORWARD-LOOKING STATEMENTS

This Proxy Statement, and the documents to which we refer you in this Proxy Statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the Merger and other information relating to the Merger. There are forward-looking statements throughout this Proxy Statement, including, among others, under the headings “Summary Relating to the Merger,” “The Merger,” “The Merger—Opinion of Reebok’s Financial Advisor” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this Proxy Statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       Considerations Relating to the Merger Agreement and the Merger:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the outcome of the legal proceedings that have been instituted against us following announcement of the Merger Agreement;

•        the failure of the Merger to close for any other reason;

•        the amount of the costs, fees, expenses and charges related to the Merger;

•       Political and General Economic Conditions:

•        current political and general economic conditions or changes in these conditions;

•        the threat of terrorist attacks on the United States and throughout the world and the attendant political instability;

•        risks of doing business abroad, such as fluctuations in currency exchange rates, political instability, limitations on conversions of foreign currencies into U.S. dollars, import duties, tariffs, quotas and other restrictions on free trade and investment regulation by foreign governments;

•       Customer Issues:

•        the failure by us to accurately forecast consumer demand;

•        unanticipated shifts in consumer preferences;

•        the loss of a significant customer or reduction in sales to a significant customer;

•       Industry and Competitive Factors:

•        a major marketing or promotional success or technological innovation by one of our competitors;

•        a decrease in the popularity of the sports leagues or other brands we license;

•        failure to maintain license agreements on terms that are favorable to us;

•        failure to protect our intellectual property rights;

•        failure of our advertising and marketing campaigns, athlete endorsements and athletic sponsorships to increase retailer acceptance and consumer purchases of our products;

•        failure of one or more of our manufacturers to meet established criteria for pricing, product quality or timely delivery;

•       Legal and Regulatory Issues:

•        changes in government or regulatory requirements increasing Reebok’s costs of operations or limiting imports of our products;

•       Other Factors:

•        risks, uncertainties and factors set forth in our reports and documents filed with the SEC. You can obtain copies of these filings for free at the Investor Relations section of Reebok’s website at www.reebok.com and at the SEC website at www.sec.gov.

Reebok undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

SPECIAL MEETING

Time, Place, Date and Purpose of the Special Meeting

The Special Meeting will be held at Reebok’s principal offices, 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021, at 10 a.m. local time on January 25, 2006.

The purpose of the Special Meeting is to consider and vote upon the proposal to approve the Merger Agreement and the proposal to grant the persons named as proxies discretionary authority to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger, including for the purpose of soliciting proxies to vote in favor of approval of the Merger Agreement.

Who May Vote at the Special Meeting

Only shareholders of record as of the close of business on December 19, 2005, which is the record date, are entitled to notice of and to vote at the Special Meeting and any adjournments thereof. As of the close of business on the record date, the outstanding stock of Reebok entitled to vote consisted of [              ] shares of common stock. The holders of the outstanding shares of Reebok common stock are entitled to one vote per share with respect to each matter submitted to shareholders at the Special Meeting.

How to Vote

Shareholders may vote in person or by proxy. Execution of a proxy will not affect a shareholder’s right to attend the meeting and vote in person. All shares represented by valid proxies received by the Clerk of Reebok prior to the meeting will be voted as specified in the proxy. If no specification is made and if discretionary authority is conferred by the shareholder, the shares will be voted FOR each of the proposals. Shares of Reebok common stock represented at the Special Meeting but not voted, including shares of Reebok common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Reebok’s shareholders of record are requested to complete, date and sign the enclosed proxy card and promptly return it in the accompanying postage-paid envelope. Reebok’s shareholders of record may vote in person at the Special Meeting by delivering the completed proxy card at the meeting or by using written ballots that will be available to any Reebok’s shareholder who desires to vote in person at the Special Meeting. Reebok’s shareholders of record may also vote via the Internet or by telephone in accordance with the instructions set forth on the proxy card. Reebok shareholders who are beneficial owners of shares held in “street name” by a broker, trustee, bank or other nominee holder on their behalf may vote in person at the meeting by obtaining a proxy from the nominee holding the Reebok shares. In addition, these Reebok shareholders may vote by proxy by completing, signing and returning the voting instruction card provided to them by the nominee holding the Reebok shares, or via the Internet or by telephone if such form of voting is made available by the nominee, in accordance with the instructions set forth on the voting instruction card.

How to Change Your Vote

A shareholder of record giving a proxy has the power to revoke it at any time prior to its exercise by:

•       Delivering a written notice of revocation bearing a later date than the proxy to the Clerk of Reebok at or before the taking of the vote at the Special Meeting;

•       Delivering a duly executed proxy relating to the same shares and bearing a later date to the Clerk of Reebok before the taking of the vote at the Special Meeting; or

•       Attending the Special Meeting and voting the same shares in person. Shareholders should note, however, that merely attending the Special Meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

If you hold your shares in street name and have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions.

Quorum and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the issued and outstanding shares of Reebok common stock entitled to vote at the Special Meeting will constitute a quorum. If a quorum is not present, it is expected that the meeting will be adjourned or postponed to enable Reebok to solicit additional proxies. If a new record date is set for the adjourned meeting, then a new quorum will have to be established.

Approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Reebok common stock on the record date.  The proposal to grant the persons named as proxies the discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the merger including for the purpose of soliciting proxies to vote in favor of approval of the Merger Agreement requires the approval of a majority of the votes properly cast upon such proposal.

Votes cast by proxy or in person at the Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present.

Paul Fireman, the Chairman, President and Chief Executive Officer of Reebok, and Phyllis Fireman, who together hold approximately 17% of the outstanding shares of Reebok common stock, have entered into Stockholders Agreements with adidas and Merger Sub whereby they agreed to vote their shares of Reebok common stock until the earlier of the completion of the Merger or the termination of the Merger Agreement (i) in favor of approval of the Merger Agreement and the Merger, (ii) against any action, proposal, transaction or agreement involving Reebok or any of its subsidiaries that would reasonably be expected to, in any material respect, prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger, the other transactions contemplated by the Merger Agreement and (iii) against any competing transaction proposed to the Reebok shareholders. To secure their performance of the above agreements, the Firemans also appointed adidas and its designees as their proxy and attorney-in-fact to vote the shares of Reebok common stock held by them as set forth above.  As a result, the holders of approximately 60% of the outstanding common stock not held by Paul and Phyllis Fireman must vote to approve the Merger Agreement.

The proposals to be considered at the Special Meeting are of great importance to Reebok. Accordingly, you are urged to read and carefully consider the information presented in this Proxy Statement and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for the approval of the Merger Agreement, including properly executed proxies that do not contain voting instructions, will be counted as voting for that proposal. If you abstain from voting, it will have the same effect as a vote against the approval of the Merger Agreement but will have no effect on the proposal to grant authority to vote to adjourn the Special Meeting. Brokers who hold shares in street name for customers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the Merger Agreement. As a result, absent specific instructions from the beneficial owner of these shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.”  Broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “against” the approval of the Merger Agreement. Broker non-votes will have no effect on the proposal to grant the persons named as proxies the authority to vote to adjourn the Special Meeting.

Adjournment

The affirmative vote of a majority of the shares of common stock properly cast upon the proposal to adjourn the meeting, although less than a quorum, is required to approve the adjournment. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to Reebok’s shareholders other than the announcement of the time and place at the Special Meeting. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as these proxies would have been voted at the original convening of the meeting (except for any proxies which theretofore have been effectively revoked or withdrawn).

Solicitation of Proxies

The cost of solicitation of proxies will be borne by Reebok. In addition to soliciting shareholders by mail, certain of Reebok’s directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. Reebok will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and Reebok will reimburse these brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by directors, officers and employees of Reebok may also be made of some shareholders in person or by mail, telephone or other means of electronic communication following the original solicitation.  Reebok has retained an independent proxy solicitation firm, MacKenzie Partners, Inc. (“MacKenzie”), to assist in soliciting proxies. Reebok has agreed to pay MacKenzie fees for proxy solicitation services in an amount not to exceed $30,000 (which includes a $12,500 retainer fee) plus its reasonable out-of-pocket expenses incurred in performing such services.  Reebok has agreed to indemnify MacKenzie against any losses, claims, damages, liabilities or expenses which MacKenzie may become subject arising from or in connection with the performance of their proxy solicitation services, provided that Reebok will not be liable for any such losses, claims, damages, liabilities or expenses resulting from the bad faith or willful misconduct of MacKenzie.

Appraisal Rights

Reebok believes that you are not entitled to appraisal rights in connection with the Merger pursuant to Section 13.02(a)(1) of the MBCA because shareholders will receive only cash for their shares and no director, officer, or controlling shareholder has any direct or indirect material financial interest in the Merger other than in their capacity as a shareholder of Reebok or a director, officer, employee or consultant of Reebok pursuant to a bona fide arrangement with Reebok. However, the MBCA took effect on July 1, 2004, and Section 13.02 has not yet been the subject of judicial interpretation. If you believe you are entitled to appraisal rights, you should do the following:

•       Deliver to Reebok written notice of your intent to demand payment for your shares of common stock before the vote on the approval of the Merger Agreement is taken;

•       NOT vote for the approval of the Merger Agreement; and

•       Comply with other procedures as are required by Part 13 of the MBCA.

Failure to vote against the approval of the Merger Agreement does not constitute a waiver of your appraisal rights.  However, in order to exercise your appraisal rights, you must comply with the procedures as required by Part 13 of the MBCA.  A copy of Part 13 of the MBCA is attached to this Proxy Statement as Annex D.

THE MERGER

This section describes material aspects of the Merger, including the Merger Agreement. Although Reebok believes that the description covers the material terms of the Merger and the Merger Agreement, this summary may not contain all of the information that is important to you. You should read carefully this entire document, the Merger Agreement, and the other documents referred to in this Proxy Statement for a more complete understanding of the Merger and the Merger Agreement.

Reebok’s shareholders are being asked to consider and act upon a proposal to approve the Merger Agreement. The Merger Agreement provides for the acquisition of all the outstanding shares of common stock of Reebok for $59.00 in cash per share of common stock, without interest and subject to any applicable withholding taxes. The Merger will not be completed unless the Merger Agreement is approved.

Background of the Proposed Merger

In approximately the first calendar quarter of 2004, Mr. Robin Stalker, the Chief Financial Officer of adidas, approached representatives of Credit Suisse First Boston regarding a matter unrelated to any business combination or partnership between Reebok and adidas.  Mr. Stalker and the representatives of Credit Suisse First Boston, which has a long-standing relationship with Reebok, discussed arranging a meeting between representatives of Reebok and adidas to discuss a possible transaction between Reebok and adidas.  Several subsequent conversations ensued and representatives of Credit Suisse First Boston reported to Mr. Paul Fireman, the Chairman, President and Chief Executive Officer of Reebok, on these conversations and the possibility of a transaction with adidas.

On or about July 27, 2004, Mr. Stalker and Mr. Herbert Hainer, the Chairman, President and Chief Executive Officer of adidas, met with representatives of Credit Suisse First Boston and Mr. Fireman. During this meeting, the parties engaged in a wide-ranging discussion about ways in which the companies could work together, including a possible business combination between adidas and Reebok.

Mr. Fireman and Mr. Hainer agreed to meet in August 2004 in Athens, Greece during the Olympic Games to further discuss a possible business combination between Reebok and adidas. The parties did not agree to pursue a possible business combination at this time and did not discuss any potential terms and conditions of a business combination, but agreed to discuss later a possible preliminary exchange of business and financial information.

On October 14, 2004, adidas and Reebok executed a confidentiality agreement to facilitate the exchange of confidential and proprietary information between the parties for purposes of evaluating a possible business combination between Reebok and adidas. During the next six months, the parties exchanged a limited amount of business and financial information in order for both parties to evaluate the merits of a possible business combination.

On or about March 18, 2005, a meeting was held in New York City among members of management of both Reebok and adidas and a representative of Credit Suisse First Boston to continue discussions of a possible business combination between Reebok and adidas.  Mr. Fireman, Mr. Hainer, a representative of Credit Suisse First Boston, Mr. Stalker and Mr. Kenneth Watchmaker, Reebok’s Chief Financial Officer were present at this meeting.

In approximately the middle of May 2005, adidas indicated its interest in acquiring Reebok for cash at a significant premium over the then-current market price of shares of Reebok common stock, subject to adidas conducting due diligence and subject to the negotiation of a merger agreement.  adidas did not, at this time, indicate any specific terms or conditions of such a combination.

On May 25, 2005, a telephonic meeting of the Board of Directors of Reebok was held, during which Mr. Fireman first reported at a meeting of the Board of Directors on the ongoing discussions between Reebok and adidas.  Mr. Fireman reported, in particular, that adidas had recently indicated its interest in possibly acquiring all of Reebok’s stock for cash at a significant premium. Mr. Fireman reported to the Board of Directors on the various meetings previously held between representatives of Reebok, adidas and Credit Suisse First Boston, the execution of the Confidentiality Agreement between Reebok and adidas and the nature of the information previously exchanged between the parties.  The Board of Directors discussed a number of issues relating to a possible combination of the two companies, including the need to obtain certain regulatory approvals and possible transaction structures.  The Board of Directors then directed Reebok management to continue to pursue discussions with adidas and to report back with any developments.

Between May 27, 2005 and June 13, 2005, representatives from Reebok and its advisors assembled documents and exchanged information requests and documents with adidas in order to facilitate adidas’ initial due diligence review of Reebok. On May 27, 2005, a meeting was held among the parties to discuss the legal and financial due diligence process and on June 13, 2005 and June 16, 2005, the parties conducted telephonic due diligence sessions. During this period, adidas made a preliminary offer of $55.00 per share.

On June 16, 2005, Simpson Thacher & Bartlett LLP (“Simpson Thacher”), legal counsel to adidas, provided Credit Suisse First Boston with a list of information requests relating to Simpson Thacher’s legal due diligence review of Reebok.

On July 5, 2005, Simpson Thacher provided Ropes & Gray LLP (“Ropes & Gray”), legal counsel to Reebok, with a draft summary of principal terms concerning the possible transaction. The summary did not include a specific purchase price.

On July 6, 2005 and July 7, 2005, meetings among the parties were held to discuss the legal and financial due diligence process.  During these meetings, representatives of Credit Suisse First Boston, at the direction of Reebok, indicated to adidas that management would not be willing to recommend to the Reebok Board of Directors a transaction at $55.00 per share.

On July 11, 2005, Simpson Thacher provided Ropes & Gray with an initial draft of the proposed merger agreement. Also on July 11, 2005, Merrill Lynch, the financial advisor to adidas, informed Credit Suisse First Boston that adidas would be willing to complete a transaction at a purchase price of $55.75 per share which Credit Suisse First Boston then relayed to Reebok.  Representatives of Credit Suisse First Boston, at the direction of Reebok, indicated to adidas that Reebok would not be willing to complete a transaction at $55.75 per share.

On or about July 12, 2005, a meeting was held in Dublin, Ireland between Mr. Fireman and Mr. Hainer. At this meeting, Mr. Fireman and Mr. Hainer continued to discuss several aspects of the proposed merger transaction between Reebok and adidas, including the possible prices at which the parties might be willing to complete such a transaction.  In subsequent discussions between Mr. Fireman and Mr. Hainer, Mr. Hainer indicated that adidas would be willing to complete a transaction at a purchase price of $58 per share, subject to the resolution of the proposed terms of the merger agreement.

On July 14, 2005, a special meeting of the Board of Directors was held, during which Mr. Fireman and representatives of Credit Suisse First Boston and Ropes & Gray updated the Board of Directors on the discussions and meetings with Mr. Hainer, Mr. Stalker and other adidas representatives concerning a possible combination of the two companies.  At this meeting, representatives of Ropes & Gray discussed the fiduciary duties of the Board of Directors in considering the proposed transaction.  The Board of Directors considered the  benefits and risks of maintaining Reebok as a standalone entity, but concluded that it was in the best interests of the shareholders to continue to pursue the proposed transaction.

Between July 15, 2005 and July 26, 2005, representatives of Ropes & Gray and Simpson Thacher began to negotiate the terms of the proposed merger agreement. During this period of time, the adidas Executive Board held meetings to discuss the potential acquisition of Reebok and pass certain resolutions relating to confidentiality required under German law.

On July 26, 2005, a regular meeting of the Board of Directors was held. During this meeting, representatives of Credit Suisse First Boston reviewed with the Board of Directors a preliminary valuation analysis of Reebok and the proposed consideration to be paid in the proposed merger transaction. Also, at this meeting, representatives of Ropes & Gray further discussed the fiduciary duties of the Board of Directors in considering the proposed transaction.  The Board of Directors discussed the terms of the proposed combination and other matters, including the possibility of continuing to operate Reebok as a standalone entity.  The Board of Directors instructed Mr. Fireman to continue to negotiate for more favorable terms in the proposed merger transaction with adidas, including the price to be paid in the merger, the conditions to closing of the merger, terms related to the parties’ rights to terminate the merger agreement and covenants regarding actions to be taken in obtaining required regulatory approvals to the merger.

On July 28, 2005, Mr. Fireman informed Mr. Hainer that, absent a further increase in price, Reebok objected to certain non-monetary terms in the draft proposed merger agreement, including the covenants applicable to the period between the execution of the merger agreement and the closing of the proposed merger transaction, the amount of the termination fees and the circumstances under which such fees would be payable, the terms governing the parties’ rights to terminate the merger agreement, and covenants regarding actions to be taken in obtaining required regulatory approvals to the merger.

During July 30 and 31, 2005, representatives of Reebok and its advisors continued to negotiate the significant terms of the draft proposed merger agreement with representatives of Simpson Thacher and Merrill Lynch, including the covenants applicable to the period between the execution of the merger agreement and the closing of the proposed merger transaction, the amount of the termination fees and the circumstances under which such fees would be payable, the terms governing the parties’ rights to terminate the merger agreement, and covenants regarding actions to be taken in obtaining required regulatory approvals to the merger.  By August 1, 2005, the parties had not yet reached agreement on these terms.  Despite discussions among Mr. Fireman and Mr. Hainer at this time, the parties did not have an agreement on a price per share for Reebok’s stock in the proposed merger transaction.

On the afternoon of August 2, 2005, Mr. Hainer telephoned Mr. Fireman and proposed that adidas would execute the proposed merger agreement at a price of $59.00 per share.  At this time, the parties had not reached agreement on the significant terms of the draft merger agreement that remained unresolved as of August 1, 2005.

Beginning at approximately 4:30 p.m. Eastern Time on August 2, 2005, a telephonic meeting of the Board of Directors was held.  All directors were present at this meeting.  During this meeting Mr. Fireman informed the Board of Directors of the current status of the negotiations, including the receipt by Reebok of a draft merger agreement representing final terms at a proposed price of $59.00 per share.  The Board of Directors instructed Mr. Fireman to continue to negotiate the outstanding provisions of the merger agreement with Mr. Hainer.

Following the 4:30 p.m. meeting of the Board of Directors, Mr. Fireman and Mr. Hainer engaged in further negotiations concerning certain covenants applicable to the period between the execution of the merger agreement and the closing of the proposed merger transaction, covenants regarding actions to be taken in obtaining required regulatory approvals to the merger, the amount of the termination fees and the circumstances under which such fees would be payable, and the terms governing the parties’ rights to terminate the merger agreement.  Mr. Fireman and Mr. Hainer reached agreement regarding these terms, which agreement is reflected in the final Merger Agreement.

Beginning at approximately 9:00 p.m., Eastern Time, on August 2, 2005, a telephonic meeting of the Board of Directors was held, during which Reebok’s advisors reviewed the final terms of the Merger Agreement. Also, at this meeting, Credit Suisse First Boston reviewed with the Board of Directors its financial analysis of the Merger Consideration and rendered to the Board of Directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated August 2, 2005, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Reebok common stock.  The Board of Directors considered the benefits and risks of maintaining Reebok as a standalone entity, but concluded that it was in the best interests of the shareholders to approve the Merger Agreement.  Thereafter, the Board of Directors voted unanimously to authorize the Merger and recommend that the Reebok shareholders vote for the approval of the Merger Agreement.

Adidas’ supervisory and executive boards met at various times during August 1 and August 2 to consider and approve the Merger and the Merger Agreement.

Following the board meetings of each party adopting the Merger Agreement, Reebok and adidas signed the Merger Agreement on the evening of August 2, 2005. Before the opening of trading on the New York Stock Exchange on August 3, 2005, Reebok and adidas issued a joint press release announcing the proposed Merger.

Reasons for the Merger

The Reebok Board of Directors has unanimously adopted the Merger Agreement. The Reebok Board of Directors unanimously recommends that all holders of Reebok common stock vote FOR the approval of the Merger Agreement and the transactions contemplated thereby (including the Merger).

In evaluating and adopting the Merger Agreement and the Merger and recommending that the holders of Reebok common stock vote for the approval of the Merger Agreement, the Reebok Board of Directors considered a number of factors, including the following:

•       The significant premium that the Merger Consideration of $59.00 per share represented in comparison to the closing price per share of the Reebok common stock on August 1, 2005 (the last trading day prior to the date the Reebok Board of Directors acted on the matter) ($42.76), and the average share price of the Reebok common stock for the previous four weeks ($42.69), previous three months ($42.00), previous six months ($42.95), and previous twelve months ($40.40);

•       That the Merger Consideration is all cash, which provides certainty of value to Reebok’s shareholders;

•       The fact that it is likely that the Merger will be completed, in light of the experience, reputation and financial capability of adidas and the absence of any financing condition to adidas’ obligation to complete the Merger;

•       The beneficial provision to the effect that, if adidas or Reebok terminates the Merger Agreement after the termination date of the Merger Agreement solely as a result of the failure to obtain necessary approvals under applicable antitrust laws or as a result of the applicable waiting period under the HSR Act or the ECMR not having expired or terminated, adidas must pay $75,000,000 to Reebok within two business days of such termination;

•       The fact that there are business, financial, market and execution risks associated with remaining independent and successfully implementing Reebok’s business strategies;

•       The fact that a financial presentation of Credit Suisse First Boston was made to the Reebok Board of Directors on August 2, 2005, including its opinion dated August 2, 2005, as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to holders of Reebok common stock (see “The Merger—Opinion of Reebok’s Financial Advisor”);

•       The other terms and conditions of the Merger Agreement, including:

•        The reasonableness of the scope of the representations, warranties and covenants being made by Reebok;

•        The conditions to the completion of the Merger which were, in the view of the Reebok Board of Directors, attainable, including the requirement that the Merger Agreement be approved by Reebok’s shareholders;

•        The benefit of the ability of the Reebok Board of Directors, in the exercise of its fiduciary duties in accordance with the Merger Agreement, to provide information to, engage in negotiations with, change its recommendation to shareholders to approve the Merger Agreement and potentially enter into a transaction with another party in connection with any unsolicited, bona fide proposal that the Reebok Board of Directors determines in good faith constitutes, or would reasonably be expected to result in, a superior proposal in the manner provided in the Merger Agreement, subject to specified conditions which include Reebok’s obligation to pay adidas a $100,000,000 termination fee, which is approximately 2.6% of the total Merger Consideration, if the Reebok Board of Directors accepts or recommends a superior proposal;

•       The fact that Paul and Phyllis Fireman, who hold approximately 17% of the outstanding shares of Reebok common stock, had agreed to vote for the approval of the Merger Agreement, but that such agreement would automatically terminate upon the termination of the Merger Agreement, which could be important if the Reebok Board of Directors was permitted under the Merger Agreement to terminate the Merger Agreement to accept a superior proposal; and

•       The Reebok Board of Directors also considered a number of potentially countervailing factors in its deliberations concerning the Merger, including the following:

•        That Reebok will no longer exist as an independent company and its shareholders will no longer participate in Reebok’s growth or from any future increase in the value of Reebok or from any synergies that may be created by the Merger;

•        That, under the terms of the Merger Agreement, Reebok cannot solicit other acquisition proposals and must pay or cause to be paid to adidas a termination fee of $100,000,000 in cash if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, including if the Reebok Board of Directors exercises its right to terminate the Merger Agreement and enter into an alternative superior transaction, which may deter others from proposing an alternative transaction that may be more advantageous to Reebok’s shareholders;

•        The risk that the Merger might not be completed in a timely manner or at all, including the risk that the Merger will not occur if the parties do not obtain all required regulatory approvals;

•        The restrictions on the conduct of Reebok’s business prior to completion of the Merger, requiring Reebok to conduct its business only in the ordinary course, subject to certain exceptions or the prior written consent of adidas, particularly in light of the parties’ expectations that the Merger may not be completed for a period of several months;

•        That gains from this all-cash transaction will be taxable to Reebok’s shareholders for U.S. federal income tax purposes; and

•        That if the Merger does not close, Reebok’s officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction and Reebok will have incurred substantial transaction costs in connection with the transaction and these costs will negatively impact Reebok’s operating results.

The Reebok Board of Directors considered all of the above in light of Reebok’s historical and projected business, operations, assets, financial condition, operating results and cash flows and prospects.

The Reebok Board of Directors also considered the interests of its directors and executive officers in the transactions contemplated by the Merger Agreement, which are described below under “The Merger—Interests of Certain Persons in the Merger.”

The Reebok Board of Directors concluded that, on balance, the potential benefits to Reebok and its shareholders of the transactions contemplated by the Merger Agreement outweighed the potential disadvantages and risks associated with those transactions. Therefore, the Reebok Board of Directors unanimously adopted the Merger Agreement and the Merger and unanimously recommends that the Reebok shareholders vote FOR the approval of the Merger Agreement.

The foregoing discussion of the information and factors considered by the Reebok Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluations, the Reebok Board of Directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. Instead, the Reebok Board of Directors conducted an overall analysis of the factors described above, including summaries of discussions of Reebok’s management with Reebok’s legal, financial, accounting, tax and other advisors. In considering the factors described above, individual directors may have given different weights to different factors.

Recommendation of the Reebok Board of Directors

The Reebok Board of Directors unanimously recommends that you vote FOR the approval of the Merger Agreement.

Opinion of Reebok’s Financial Advisor

Credit Suisse First Boston acted as Reebok’s financial advisor in connection with the Merger commencing in approximately the summer of 2004.  In connection with Credit Suisse First Boston’s engagement, Reebok requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of Reebok common stock of the Merger Consideration. As part of this engagement, Credit Suisse First Boston was not requested to, and it did not, solicit third party indications of interest in acquiring Reebok.  On August 2, 2005, at a meeting of the Reebok Board of Directors held to evaluate the Merger, Credit Suisse First Boston rendered to the Reebok Board of Directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated August 2, 2005, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Reebok common stock.

The full text of Credit Suisse First Boston’s written opinion, dated August 2, 2005, to the Reebok Board of Directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B and is incorporated into this Proxy Statement by reference. Holders of Reebok common stock are encouraged to read this opinion carefully in its entirety. Credit Suisse First Boston’s opinion was provided to the Reebok Board of Directors in connection with its evaluation of the Merger Consideration and relates only to the fairness, from a financial point of view, of the Merger Consideration, does not address any other aspect of the proposed Merger and does not constitute a recommendation to any shareholder as to how to vote or act with respect to any matters relating to the Merger.  The summary of Credit Suisse First Boston’s opinion in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion.  Reebok does not plan to seek an updated opinion from Credit Suisse First Boston.

In arriving at its opinion, Credit Suisse First Boston reviewed the Merger Agreement and related documents as well as publicly available business and financial information relating to Reebok. Credit Suisse First Boston also reviewed other information relating to Reebok, including financial forecasts, provided to or discussed with Credit Suisse First Boston by Reebok, and met with the management of Reebok to discuss the business and prospects of Reebok. Credit Suisse First Boston also considered financial and stock market data of Reebok, and compared that data with similar data for other publicly held companies in businesses Credit Suisse First Boston deemed similar to that of Reebok and considered, to the extent publicly available, the financial terms of other business combinations and other transactions which have been effected or announced. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts for Reebok which Credit Suisse First Boston reviewed, Credit Suisse First Boston was advised, and it assumed, that those forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Reebok’s management as to the future financial performance of Reebok. Credit Suisse First Boston also assumed, with Reebok’s consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Reebok or the Merger and that the Merger would be completed in accordance with the terms of the Merger Agreement without waiver, modification, amendment or adjustment of any material term, condition or agreement therein. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Reebok, and Credit Suisse First Boston was not furnished with any such evaluations or appraisals. Credit Suisse First Boston’s opinion addressed only the fairness, from a financial point of view, to the holders of Reebok common stock of the Merger Consideration and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Credit Suisse First Boston’s opinion was necessarily based upon information made available to it as of the date of the opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Credit Suisse First Boston was not requested to, and it did not, solicit third party indications of interest in acquiring Reebok. Credit Suisse First Boston’s opinion did not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to Reebok, and it did not address the underlying business decision of Reebok to proceed with the Merger. Except as described above, Reebok imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

In preparing its opinion to the Reebok Board of Directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse First Boston arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Reebok. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to Reebok or the proposed Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse First Boston’s analyses are inherently subject to substantial uncertainty.

Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the Reebok Board of Directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Reebok Board of Directors or management with respect to the Merger or the Merger Consideration.

The following is a summary of the material financial analyses presented to the Reebok Board of Directors in connection with Credit Suisse First Boston’s opinion dated August 2, 2005. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses.

Selected Companies Analysis

Using publicly available information, Credit Suisse First Boston reviewed the market values and trading multiples of Reebok and the following publicly traded companies:

Selected Companies

•       adidas-Salomon AG

•       Jones Apparel Group, Inc.

•       Liz Claiborne, Inc.

•       Nike, Inc.

•       Russell Corporation

•       The Timberland Company

•       V.F. Corporation

•       Wolverine World Wide, Inc.

These companies were selected primarily because they constituted a representative sampling of sourcing and marketing companies principally engaged in the footwear, apparel and consumer products industries with an enterprise value of over $1 billion.  As such, the companies considered by Credit Suisse First Boston for purposes of its analyses do not necessarily constitute all companies in such industries.

Multiples were based on closing stock prices as of July 29, 2005. Estimated data for Reebok and the selected companies were based on publicly available information and Wall Street research estimates. Credit Suisse First Boston compared enterprise values (calculated as equity value plus debt, minority interest, all convertibles, less cash and cash equivalents) as a multiple of calendar years 2005 and 2006 EBITDA (estimated earnings before interest, taxes, depreciation and amortization) ranging from 6.1x to 10.3x and 5.6x to 9.0x, respectively.  Credit Suisse First Boston also compared equity values per share as a multiple of calendar years 2005 and 2006 estimated earnings per share, ranging from 12.5x to 17.4x and 11.0x to 15.3x respectively, based on Wall Street research estimates.  Credit Suisse First Boston then applied ranges of selected multiples described above for the selected companies to corresponding financial data of Reebok based on internal estimates of Reebok’s management. This analysis indicated the following implied per share equity reference range for Reebok, as compared to the Merger Consideration:

Implied Per Share Equity Reference Range For Reebok	Merger Consideration
$38.00 – $49.00	$59.00

Selected Acquisitions Analysis

Using publicly available information, Credit Suisse First Boston reviewed the transaction value multiples in the following 20 selected transactions since September 1997:

Acquiror	Target
• The Stride Rite Corporation	• Saucony, Inc.
• Amer Sports Corporation	• Salomon
• Jones Apparel Group, Inc.	• Maxwell Shoe Company Inc.
• K2 Inc.	• Marmot Mountain Ltd.
• V.F. Corporation	• Vans, Inc.
• Foot Locker, Inc.	• Footaction
• Reebok International Ltd.	• The Hockey Company Holdings Inc.
• Quiksilver, Inc.	• DC Shoes, Inc.
• Kellwood Company	• Phat Fashions, LLC
• Liz Claiborne, Inc.	• Enyce Holding LLC
• Nike, Inc.	• Converse Inc.
• V.F. Corporation	• Nautica Enterprises, Inc.
• Cerberus	• Fila Holding S.p.A.
• K2 Inc.	• Rawlings Sporting Goods Company, Inc.
• Amer Group plc	• Precor Inc.
• Direct Focus, Inc.	• Schwinn/GT
• V.F. Corporation	• The North Face, Inc.
• The Warnaco Group, Inc.	• Authentic Fitness Corporation
• Jones Apparel Group, Inc.	• Nine West Group Inc.
• adidas AG	• Salomon S.A.

These transactions were selected primarily because they constituted a representative sampling of transactions involving companies principally engaged in the footwear, apparel, sports equipment and consumer products industries.  As such, the transactions considered by Credit Suisse First Boston for purposes of its analyses do not necessarily constitute all transactions in such industries.

Multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Credit Suisse First Boston compared enterprise values in the selected transactions as multiples of latest 12 months revenue, EBITDA and earnings before interest and tax, ranging from 0.4x to 1.7x, 6.2x to 18.1x and 7.5x to 18.1x respectively.  Credit Suisse First Boston also compared equity values in the selected transactions as a multiple of latest 12 months net income, ranging from 13.2x to 35.7x. Credit Suisse First Boston then applied ranges of selected multiples derived from the selected transactions to corresponding financial data of Reebok based on internal estimates of Reebok’s management. This analysis indicated the following implied per share equity reference range for Reebok, as compared to the Merger Consideration:

Implied Per Share Equity Reference Range For Reebok	Merger Consideration
$49.00 – $61.00	$59.00

Discounted Cash Flow

Credit Suisse First Boston calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Reebok could generate over calendar years 2005 through 2010 based on two Reebok management cases: Case 1, which represents management’s current internal estimates and Case 2, which had been developed in connection with a bank financing in May 2005. Estimated financial data for Reebok were based on internal estimates of Reebok’s management, with calendar year 2010 data based on guidance provided by Reebok’s management. Under Case 1, Reebok’s management forecast annual sales growth of approximately 7.0% and an EBITDA margin expansion from 8.8% in 2004 to 12.6% in 2009. Under Case 2, Reebok’s management forecast annual sales growth of approximately 5.0% and an EBITDA margin expansion from 8.8% in 2004 to 10.6% in 2009. Credit Suisse First Boston calculated a range of estimated EBITDA terminal values for Reebok by multiplying Reebok’s calendar year 2010 estimated free cash flows by selected multiples ranging from 7.0x to 8.5x, which range of terminal value multiples was derived taking into consideration Reebok’s historical EBITDA trading multiples and the current EBITDA trading multiples of the selected companies, referred to above under “Selected Companies Analysis.” The estimated after-tax free cash flows and terminal values were then discounted to the present value using discount rates of 10.0% to 11.5%, which discount rate range was estimated for Reebok taking into consideration the estimated weighted average cost of capital for Reebok derived from selected financial and market data of Reebok and the selected companies referred to above under “Selected Companies Analysis.” This analysis indicated the following implied per share equity reference range for Reebok as compared to the Merger Consideration:

Implied Per Share Equity Reference Range for Reebok
Case 1	Case 2	Merger Consideration
$53.00 - $64.50	$42.25 - $51.50	$59.00

Other Factors

In rendering its opinion, Credit Suisse First Boston also reviewed and considered other factors for informational purposes as part of a general overview of Reebok and adidas, including:

•       the historical trading prices and trading volumes of Reebok common stock;

•       the premiums paid in selected all-cash merger and acquisition transactions, as well as selected merger and acquisition transactions with a stock component, announced in the three years preceding announcement of the Merger with transaction values of $1 billion to $5 billion; and

•       the pro forma impact of the Merger on adidas’ calendar year 2006 estimated earnings per share.

Miscellaneous

Reebok selected Credit Suisse First Boston based on Credit Suisse First Boston’s experience and reputation, and its familiarity with Reebok and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.  Beginning in the summer of 2004 when adidas first contacted Credit Suisse First Boston regarding a possible combination with Reebok, Credit Suisse First Boston provided a variety of services to Reebok related to the Merger.  Credit Suisse First Boston arranged and participated in meetings between Reebok and adidas, participated in meetings of the Reebok Board of Directors, and, as discussed in greater detail above, evaluated the fairness, from a financial point of view, of the merger consideration and delivered the opinion described above.

Since August 2003, Credit Suisse First Boston has provided investment banking services to Reebok in connection with a number of financing, acquisition and disposition transactions and has received aggregate fees of approximately $9,650,000 for such services.  Since August 2003, Credit Suisse First Boston has not provided any material investment banking services to adidas.  In the future, Credit Suisse First Boston may provide investment banking or other financial services to Reebok and adidas unrelated to the Merger and would expect to receive customary fees for such services.  The Reebok Board of Directors was kept informed of engagements by Reebok of Credit Suisse First Boston and the material terms of such engagements.  In the ordinary course of business, Credit Suisse First Boston and its affiliates may acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Reebok, adidas and any other company that may be involved in the Merger and, accordingly, may at any time hold a long or short position in these securities, as well as provide investment banking and other financial services to these companies.

Additional Financial Advisor

In October 2005, certain individuals at Credit Suisse First Boston, who have had a long-standing relationship with Reebok as financial advisors and who advised Reebok in connection with the negotiation of the Merger, left Credit Suisse First Boston and joined Lehman Brothers Inc. (“Lehman”). As a result, in November 2005, Reebok engaged Lehman to provide ongoing financial advice to Reebok in connection with the Merger. Since August 2003, Lehman has not provided any material investment banking services to Reebok or adidas.

Fees Payable to Financial Advisors

Reebok has agreed to pay Credit Suisse First Boston and Lehman an aggregate transaction fee of up to 0.55% of the aggregate transaction value (including indebtedness assumed) of the Merger (the “Sale Fee”.  An announcement fee of $1 million became payable to Credit Suisse First Boston upon delivery of Credit Suisse First Boston’s opinion and is fully creditable against the portion of the Sale Fee payable to Credit Suisse First Boston.  The remainder of the Sale Fee payable to Credit Suisse First Boston and the portion of the Sale Fee payable to Lehman will, in each case, become payable upon the closing of the Merger.  As of [       ], 2005, the aggregate transaction value for purposes of calculation of the Sale Fee is estimated to be approximately $[     ], based on outstanding indebtedness as of such date, and the maximum amount of the Sale Fee (calculated as 0.55% of such transaction value) is estimated to be approximately [$   ].  Reebok has also agreed to reimburse Credit Suisse First Boston and Lehman for their expenses, including reasonable fees and expenses of legal counsel and any other advisor retained by them, and to indemnify each of them and their related parties against liabilities, including liabilities under the federal securities laws, arising out of their respective engagements.

Interests of Certain Persons in the Merger

In considering the recommendation of Reebok’s Board of Directors in favor of the Merger, you should be aware that there are provisions of the Merger Agreement and other existing agreements that will result in certain benefits to Reebok’s executive officers, including former executive officers, that are not available to securityholders generally.  In addition, the Merger Agreement provides for the continuation of indemnification and directors’ and officers’ insurance benefits for directors and executive officers substantially similar to those benefits available to them prior to the effectiveness of the Merger.  Reebok’s Board of Directors was aware of, and considered the interests of, its executive officers and the potential conflicts arising from these interests in its deliberations of the merits of the Merger and in adopting and approving the Merger Agreement and the Merger. Other than the provisions of the Merger Agreement and the Key Employee Retention Plan described below, the arrangements described below were in existence before the discussions about the Merger began. Shareholders should take these benefits into account in deciding whether to vote for the approval of the Merger Agreement.

Stock Options, Deferred Share Awards and Restricted Shares

Upon the completion of the Merger, each outstanding option to purchase shares of Reebok common stock, whether vested or unvested, exercisable or not exercisable, will be cancelled and the holder of the option will receive an amount equal to the product of (i) the excess, if any, of the Merger Consideration per share of Reebok common stock over the exercise price per share of Reebok common stock subject to the option, multiplied by (ii) the total number of shares of Reebok common stock subject to the option. In addition, upon the completion of the Merger, each award of deferred shares of Reebok common stock will be cancelled and the holder of the deferred share award will receive an amount equal to the product of (i) the Merger Consideration per share of Reebok common stock, multiplied by (ii) the total number of shares of Reebok common stock subject to the deferred share award. Finally, upon the completion of the Merger, each outstanding share of Reebok common stock subject to vesting or other lapse restrictions will vest and become free of these restrictions and the holder of any restricted shares will be entitled to receive the Merger Consideration with respect to each of these shares in the same manner as any other holder of Reebok common stock will receive the Merger Consideration.

The following table sets forth, as of November 30, 2005, the number of (i) shares of Reebok common stock subject to outstanding options, (ii) shares of Reebok common stock subject to deferred share awards, and (iii) restricted shares of Reebok common stock, in each case, held by Reebok’s directors and executive officers, and the estimated pre-tax cash payment these persons will receive in the Merger in exchange for these options, deferred share awards, and restricted shares.

Name and Title	Shares Subject to Outstanding Options / Realizable Value of All Options at the Closing of the Merger	Shares of Common Stock Subject to Deferred Share Awards / Realizable Value of All Deferred Share Awards at the Closing of the Merger	Shares of Restricted Common Stock that Vest as a Result of the Merger / Realizable Value of Restricted Shares at the Closing of the Merger
Paul B. Fireman Chairman, President and Chief Executive Officer	3,211,150 / $121,308,544	—	—
Norman Axelrod Director	36,146 / $946,708	5,822 /$343,498	—
Paul R. Duncan Director	38,319 /$1,031,422	8,775 / $517,725	—
Richard G. Lesser Director	49,375 / $1,309,775	8,278 / $408,402	—
Geoffrey Nunes Director	79,915 / $2,550,228	8,599 / $507,341	—
Deval L. Patrick Former Director until April 2005	—	3,556 / $209,804	—
Dorothy E. Puhy Director	49,643 / $1,413,052	6,923 / $408,454	—
Thomas M. Ryan Director	77,639 / $2,492,565	12,867 / $759,153	—
Barry Tatelman Director	34,473 / $856,725	3,404 / $200,856	—
David Baxter Senior Vice President; President and Chief Executive Officer of Onfield Apparel Group	84,750 / $2,060,825	—	4,487 / $264,733
Suzanne Biszantz Senior Vice President; President and Chief Executive Officer of The Greg Norman Collection	46,250 / $1,061,325	—	3,176 / $187,384
Paul Harrington Senior Vice President, International Operations and Chief Supply Chain Officer	53,000 / $973,140	—	11,845 / $698,853

Name and Title	Shares Subject to Outstanding Options / Realizable Value of All Options at the Closing of the Merger	Shares of Common Stock Subject to Deferred Share Awards / Realizable Value of All Deferred Share Awards at the Closing of the Merger	Shares of Common Stock Subject to Restrictions that Vest as a Result of the Merger / Realizable Value of Restricted Shares that Vest as a Result of the Merger at the Closing of the Merger
Jay Margolis Former Executive Officer until October 2004	100,000 / $3,500,000	—	—
Robert Myers Former Executive Officer until December 2005	60,000 / $1,266,400	—	9,557 / $563,863
Matthew O’Toole Senior Vice President; President and Chief Executive Officer of The Hockey Company	45,000 / $955,800	4,971 / $293,289	25,000 / $1,475,000
David A. Pace Senior Vice President, General Counsel and Clerk	241,500 / $7,625,700	—	4,557 / $268,863
Richard Paterno Senior Vice President; President and Chief Executive Officer of The Rockport Company	72,250 / $1,901,655	—	5,109 / $301,431
Terry R. Pillow Former Executive Officer until July 2005	34,166 / $915,099	—	—
Kenneth I. Watchmaker Executive Vice President and Chief Financial Officer	495,000 / $13,786,150	—	7,875 / $464,625

Change of Control Agreements

Two Reebok executive officers have change of control agreements.

Each of David A. Pace, our Senior Vice President, General Counsel and Clerk, and Kenneth I. Watchmaker, our Executive Vice President and Chief Financial Officer, has a change of control agreement, dated December 8, 1999 and February 15, 2000, respectively, which provides that:

•       If within 24 months following the closing of the Merger, Mr. Pace or Mr. Watchmaker, as applicable (each, an “Executive”), has his employment with Reebok terminated by Reebok without Cause (as defined below) or by the Executive for Good Reason (as defined below), then:

•        Reebok will pay to the Executive, within 30 days of such termination, a lump sum cash payment equal to 300% of the aggregate of (w) his then current annual base salary, plus (x) his target bonus for the then-current year or, if higher, for the most recent calendar year ended before the change of control of Reebok, plus (y) the amount of his then current annual automobile allowance, plus (z) the annual cost of life insurance then provided for him by Reebok. Mr. Pace’s annual base salary for 2005 is $350,000 and his target bonus for 2005 is 60% of his base salary; Mr. Watchmaker’s annual base salary for 2005 is $750,000 and his target bonus for 2005 is 100% of his base salary;

•        All of the Executive’s outstanding stock options, restricted shares and other interests and rights will become fully vested;

•        For purposes of Reebok’s SERP, the Executive will be treated as having 3 additional years of continuous service. Reebok will pay to the Executive, within 30 days of his termination, a single lump sum cash payment equal to the present value of his benefit accrued under the SERP. As of December 31, 2005, the estimated value of the lump sum cash payment payable to Mr. Watchmaker pursuant to this provision is $5,948,000.

•        Reebok will pay to the Executive, a single lump sum cash payment in an amount equal to the difference between the Executive’s total distribution under Reebok’s Profit Sharing and Retirement Plan and its Excess Benefits Plan and the total distribution the Executive would have received if credited with an additional 3 years of service;

•        The Executive will continue to participate fully, with no contribution by the Executive, in all accident and health plans of Reebok until 3 years after his termination; and

•        The Executive will be reimbursed for legal fees and expenses incurred by him as a result of the termination of his employment.

•       “Cause” means conviction of the Executive for a felony or crime involving moral turpitude.

•       “Good Reason” means (1) failure by Reebok to maintain the Executive in his position with the title held prior to the change of control or the downgrading of his responsibility or authority (following a change of control in which Reebok becomes part of a controlled group of entities, the Executive’s responsibilities and authority will be deemed to have been reduced for this purpose unless he is given and retains the same responsibilities and authority with the entity that controls the group as he held with Reebok immediately prior to the change of control); (2) reduction of base salary or failure to pay the Executive a bonus at least equal to the target bonus for the year in which the change of control occurred; (3) material reduction in the health, disability or life insurance benefits provided to the Executive; (4) failure to provide the Executive with an opportunity to participate in any executive compensation or benefit plan or program then generally available to other senior executives; and (5) relocation of the Executive’s principal place of business to more than 30 miles from its location immediately prior to the change of control of Reebok.

•       If the Executive incurs any excise tax by reason of his receipt of any payment that constitutes an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, the Executive will receive a gross-up payment in an amount that would place the Executive in the same net after-tax position that he would have been in if no excise tax had applied.

Key Employee Retention Plan

Contemporaneously with entering into the Merger Agreement, Reebok adopted a Key Employee Retention Plan pursuant to which 21 key employees of Reebok will be entitled to receive retention bonuses as described below.  The Key Employee Retention Plan was approved by the Reebok Board of Directors at a board meeting held on August 2, 2005.  None of Reebok’s directors is a participant in the Key Employee Retention Plan.  Three executive officers of Reebok, Paul Harrington, David Baxter and Matthew O’Toole, are participants in the Key Employee Retention Plan.  Such officers did not participate in the negotiation of the Merger Agreement and were not present at the meeting of the Board of Directors during which the Key Employee Retention Plan was considered and approved.  The remaining 18 participants in the Key Employee Retention Plan are non-officer employees of Reebok. Based on base salaries of the participants in the Key Employee Retention Plan as of November 30, 2005, the aggregate amount payable under the Key Employee Retention Plan is approximately $3,200,000.  Pursuant to the Key Employee Retention Plan, 21 key employees of Reebok will be entitled to receive a retention bonus of 50% (and in two instance for non-executive officers, 100%) of their base salary if they remain employed by Reebok for 12 months following the closing of the Merger. The “base salary”, for purposes of the Key Employee Retention Plan, means the annual base salary in effect for the applicable employee on August 2, 2005, increased, but not decreased, for changes in base salary after this date and on or before the date that is 12 months after the closing date of the Merger. Participants who are terminated by Reebok without Cause or who terminate their employment for Good Reason will be entitled to receive the bonus otherwise payable to them under the Key Employee Retention Plan. “Cause” is defined in the Key Employee Retention

Plan to mean (i) willful misconduct in the performance of the participant’s duties and responsibilities to Reebok that results in material financial harm to Reebok; or (ii) conviction (or pleading nolo contendere) of the participant for a felony or a crime involving moral turpitude. “Good Reason” is defined in the Key Employee Retention Plan to mean (w) the participant ceases to hold the same position, or another executive position for which the participant is reasonably suited by training, education and experience; (x) the participant’s responsibilities or authority are downgraded following the closing date of the Merger, except to the extent that this downgrade results from Reebok becoming the subsidiary of another entity (such as adidas); (y) the reduction of the participant’s compensation and benefits (excluding equity-related compensation) in effect at the closing date of the Merger; or (z) relocation of the participant’s principal place of business more than 35 miles from its location immediately prior to the closing of the Merger other than to Reebok’s Canton, Massachusetts headquarters, provided that in the case of (w) or (x), the failure has continued for more than ten business days after notice from the participant specifying in reasonable detail the nature of the failure. The following table sets forth the retention bonus payable to each executive officer participating in the Key Employee Retention Plan.

Name and Title	Minimum Retention Bonus
Paul Harrington Senior Vice President, International Operations and Chief Supply Chain Officer	$225,000
David Baxter Senior Vice President; President and Chief Executive Officer of Onfield Apparel Group	$175,000
Matthew O’Toole Senior Vice President; President and Chief Executive Officer of The Hockey Company	$184,304

Employee Benefit Plans

Under Reebok’s Executive Deferred Compensation Plan, which includes Reebok’s EBP, CDP and SERP, a participant in these plans may elect in advance to accelerate the payment of their benefits under the EBP and CDP (and SERP at the discretion of the Board of Directors) upon a change in control of Reebok. The participants who have made this election will have their vested benefits paid in a lump sum cash payment following the Merger. The following table sets forth the Reebok executive officers who have made the election and the estimated payments, as of December 31, 2005, that will be made to these executive officers under these plans upon the closing of the Merger.

Name and Title	EBP Payment	CDP Payment	SERP Payment
Paul B. Fireman
Chairman, President and Chief Executive Officer	$1,277,602	$13,585,370	$11,375,000

Suzanne Biszantz
Senior Vice President; President and Chief Executive	$11,450	$26,475	—
Officer of The Greg Norman Collection

Paul R. Duncan
Director	—	—	$2,860,000

Paul Harrington
Senior Vice President, International Operations and	$10,691	—	—
Chief Supply Chain Officer

David A. Pace
Senior Vice President, General Counsel and Clerk	—	$10,168	—

Kenneth I. Watchmaker
Executive Vice President and Chief Financial Officer	—	$2,358,665	$5,948,000	(1)

(1)             Reflects the amount payable to Mr. Watchmaker under the Change of Control Agreement described above.

Employee-Related Provisions of the Merger Agreement

In the Merger Agreement, adidas and Reebok have agreed that, following the Merger, adidas will, or will cause its subsidiaries to:

•       provide to continuing employees of Reebok, for a period of 12 months after the closing of the Merger, (i) base salary or wages, annual bonus opportunities and employee benefits (excluding stock purchase plans and other equity-based plans, programs and benefits or special retention bonus arrangements) that, in the aggregate, are no less favorable than the base salary or wages, annual bonus opportunities and employee benefits provided to these employees immediately prior to the date of the Merger Agreement, and (ii) severance benefits in an amount and on terms and conditions no less favorable than severance benefits, if any, payable to any of these employees whose employment terminates under the Reebok severance pay policy;

•       provide continuing employees of Reebok full credit for purposes of eligibility to participate, vesting and benefit accrual (other than with respect to any defined benefit plan) under the employee benefit plans or arrangements in which continuing employees may participate that are maintained by adidas or its affiliates to the same extent recognized by Reebok under the corresponding plans for the same purpose immediately prior to the closing of the Merger; and

•       with respect to any “welfare benefit plans” maintained by adidas or its affiliates, for the benefit of continuing employees of Reebok, waive any eligibility requirements or pre-existing condition limitations to the same extent waived under comparable plans of Reebok and its subsidiaries and give effect, in determining any deductible and maximum out-of-pocket limitations in respect of the year in which the closing of the Merger occurs, to amounts paid by continuing employees during the same year under the corresponding Reebok welfare benefit plans for the same or similar purpose.

Indemnification of Directors and Executive Officers and Insurance

The Merger Agreement provides that Reebok, as the surviving corporation in the Merger, will indemnify each present and former director and officer of Reebok and its subsidiaries against claims, costs, and fees arising out of the actions taken by them at or prior to the Effective Time (including the transactions under this Merger Agreement) for six years. The Merger Agreement further provides that the surviving corporation will maintain liability insurance covering those persons currently covered by Reebok’s directors and officers liability insurance policy for six years on terms no less favorable than those in effect on the date of the Merger Agreement, but at a cost no greater than 300% of the annual premium currently paid by Reebok.

Appraisal Rights

Section 13.02(a)(1) of the MBCA generally provides that shareholders of Massachusetts corporations are entitled to appraisal rights in the event of a merger. An exemption set forth in Section 13.02(a)(1)(A) of the MBCA provides that shareholders are not entitled to appraisal rights in transactions similar to the Merger where cash is the sole consideration received by the shareholders. However, in the event that certain persons or entities are determined to have a direct or indirect material financial interest in the Merger for purposes of the MBCA, this exemption would be inapplicable with respect to the Merger. Accordingly, if such a determination were made, Reebok shareholders may be entitled to appraisal rights under Massachusetts law.

Reebok believes that holders of Reebok common stock are not entitled to appraisal rights in connection with the Merger because shareholders will receive only cash for their shares and no director, officer, or controlling shareholder has any direct or indirect material financial interest in the Merger other than in their capacity as a shareholder of Reebok or a director, officer, employee or consultant of Reebok pursuant to a bona fide arrangement with Reebok.  However, Section 13.02 of the MBCA has not yet been the subject of judicial interpretation. Any shareholder who believes he or she is entitled to appraisal rights and who wishes to preserve those rights should carefully review Sections 13.01 through 13.31 of Part 13 of the MBCA, attached as Annex D to this Proxy Statement, which sets forth the procedures to be complied with in perfecting any such rights. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which such shareholder may be entitled.

Delisting and Deregistration of Reebok Common Stock

If the Merger is completed, Reebok common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

U.S. Federal Income Tax Treatment

The following is a discussion of the material federal income tax consequences of the Merger to U.S. holders (as defined below) of Reebok common stock who, on the date on which the Merger is completed, hold shares of Reebok common stock as a capital asset. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this Proxy Statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion does not address taxpayers subject to special treatment under federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to shareholders who acquired their shares of Reebok common stock upon the exercise of employee stock options or otherwise as compensation for services or who hold their shares as part of a hedge, straddle or conversion transaction.

The following discussion does not address potential foreign, state, local and other tax consequences of the Merger. All shareholders are urged to consult their own tax advisors regarding the federal income tax consequences in light of their particular circumstances, as well as the foreign, state and local tax consequences, of the disposition of their shares in the Merger.

For purposes of this discussion, a “U.S. holder” means a holder of Reebok common stock that is:

•       an individual citizen or resident of the United States;

•       a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•       an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•       a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of Reebok common stock for cash by each Reebok shareholder. Accordingly, the federal income tax consequences to the Reebok shareholders receiving cash will generally be as follows:

•       The shareholder will recognize a capital gain or loss upon the disposition of the shareholder’s shares of Reebok common stock pursuant to the Merger;

•       The capital gain or loss, if any, will be long-term with respect to shares of Reebok common stock that have a holding period for tax purposes in excess of twelve months at the time these shares of Reebok common stock are disposed of; and

•       The amount of capital gain or loss recognized by each shareholder will be measured by the difference between the amount of cash received by the shareholder in connection with the Merger and the shareholder’s adjusted tax basis in the shares of Reebok common stock at the effective time of the Merger.

Long-term capital gains of individuals derived with respect to capital assets held for more than one year are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. If a Reebok shareholder acquired different blocks of Reebok common stock at different times and different prices, this holder must determine its adjusted tax basis and holding period separately with respect to each block of Reebok common stock.

Cash payments made pursuant to the Merger will be reported to Reebok shareholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable regulations. These amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding (currently at a rate of 28%) may apply to a shareholder who fails to supply Reebok or the paying agent selected by adidas with the shareholder’s taxpayer identification number or has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the shareholder’s federal income tax returns, or in certain other cases. Accordingly, each Reebok shareholder will be asked to provide a correct taxpayer identification number on a Substitute Form W-9 which is to be included in the appropriate letter of transmittal for the shares of Reebok common stock. Certain Reebok shareholders will be asked to provide additional tax information in the appropriate letter of transmittal for the shares of Reebok common stock. Each of adidas, the surviving corporation in the Merger and the exchange agent are entitled to deduct and withhold from the Merger Consideration otherwise payable to any former holder of shares of Reebok common stock any amounts as may be required to be deducted and withheld with respect to the making of the payment of Merger Consideration under the Internal Revenue Code, or under any provision of state, local or foreign tax law. To the extent that amounts are withheld from the Merger Consideration and paid over to the appropriate taxing authority by or on behalf of adidas or the surviving corporation, the withheld amounts will be treated as having been paid to the holder of shares of Reebok common stock in respect of which the deduction and withholding was made by adidas or the surviving corporation.

THE FOREGOING DISCUSSION OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY HOLDER OF SHARES OF REEBOK COMMON STOCK. REEBOK URGES YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE RECEIPT OF CASH IN EXCHANGE FOR SHARES OF REEBOK COMMON STOCK PURSUANT TO THE MERGER.

Governmental Regulatory Filings Required in Connection with the Merger

Requirements under the Merger Agreement

Reebok, adidas and Merger Sub have agreed to use their reasonable best efforts to obtain all required regulatory approvals. Reebok, adidas and Merger Sub have further agreed to use their reasonable best efforts to resolve any objections or suits challenging the Merger so as to permit the completion of the Merger, which includes adidas, Reebok or any of Reebok’s subsidiaries (i) agreeing that Reebok or any of its subsidiaries may sell, hold separate, license or otherwise dispose of any of its assets or businesses which would resolve these objections or suits or (ii) permitting the sale, holding separate, licensing or other disposition of, any of the assets or businesses of Reebok or any its subsidiaries which would resolve these objections or suits.

However, adidas, Merger Sub and Reebok have agreed that adidas and Merger Sub will not be required to take any action, or agree or consent to the taking of any action, unless the taking of the action is conditioned on the completion of the Merger and the action would not result in, and would not reasonably be expected to result in, any of the following:

•       adidas or any of its affiliates (other than, following the completion of the Merger, the surviving corporation or any of its subsidiaries) being required to sell, license, transfer, assign, lease, dispose of or hold separate any business or assets;

•       any restrictions that would limit or restrict the ability of adidas or any of its affiliates (other than, following the completion of the Merger, the surviving corporation or any of its subsidiaries) to own, retain, conduct or operate any business or assets; or

•       (a) adidas, the surviving corporation or any of their respective affiliates being required to sell, license, transfer, assign, lease, dispose of or hold separate any business or assets of the surviving corporation or any of its subsidiaries or (b) any restrictions that would limit or restrict the ability of adidas or any of its affiliates to own, retain, conduct or operate any business or assets of the surviving corporation or any of its subsidiaries, in any case, in the event that the taking of these actions or acceptance of these limitations would entail (1) any licensing, divestitures or other actions or limitations involving substantially all of one or more business segments or product lines of the surviving corporation and/or any of its subsidiaries having, individually or in the aggregate, net sales (on a basis consistent with Reebok’s audited financial statements included in its latest filing with the SEC) equal to or in excess of $400,000,000 for either of the twelve month periods ending December 31, 2004 or 2005 or (2) any licensing, divestitures or other actions or limitations with respect to substantially all basketball-related footwear of the surviving corporation or any of its subsidiaries in the United States or with respect to substantially all footwear products of the surviving corporation or any of its subsidiaries in the “Classics” category in the United States, the European Union as a whole or the United Kingdom.

If adidas or Reebok terminates the Merger Agreement after the termination date of the Merger Agreement solely as a result of the failure to obtain necessary approvals under applicable antitrust laws or as a result of the applicable waiting period under the HSR Act or the ECMR not having expired or terminated, adidas must pay $75,000,000 to Reebok within two business days of such termination.

United States

Under the HSR Act, the Merger may not be completed until notifications have been given and certain information and materials have been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Reebok and adidas each made the required HSR Act filing on September 2, 2005.  The required waiting period expired on October 3, 2005.  Thus, the Merger has been cleared for completion in the United States under the HSR Act.

European Commission

The Merger may not be completed until notifications have been given and certain information and materials have been furnished to the European Commission in accordance with the ECMR and all required approvals by the European Commission have been obtained or any applicable waiting period under the ECMR has expired or been terminated. Reebok and adidas made the required ECMR filing on December 12, 2005.

Other Jurisdictions

Reebok and adidas each conducts operations in a number of foreign countries or jurisdictions where other regulatory approvals may be required or advisable in connection with the completion of the Merger. As a condition to the completion of the Merger, all required approvals of the competent authority of any member state of the European Union, Australia, Brazil, Canada, Japan, Mexico, New Zealand, South Korea and Switzerland and any other jurisdiction in which the failure to get regulatory approval would result in a material adverse effect or lead to criminal prosecution must be obtained or any applicable waiting period thereunder must be terminated or expired.

To date, Reebok and adidas have made filings in the following jurisdictions:

Country	Date Filed
Argentina	December 5, 2005
Australia	October 28, 2005
Brazil	August 23, 2005
Canada	December 2, 2005
China	November 17, 2005
European Union	December 12, 2005
Russia	November 23, 2005
South Africa	November 25, 2005
South Korea	November 15, 2005
Turkey	November 7, 2005
Ukraine	November 14, 2005

Other

Other than those described above and (i) the requirement that Reebok file this Proxy Statement with the SEC and (ii) certain other filings required to be made under the Exchange Act, Reebok is not aware of any federal or state regulatory requirements or approvals that must be complied with or obtained in connection with the Merger.

Litigation Related to the Merger

On August 12, 2005, a purported class action complaint, Bryan Jennings v. Reebok International Ltd., et al. (C.A. No. 05-01407), was filed by a shareholder of Reebok in Superior Court in Norfolk County in the Commonwealth of Massachusetts against Reebok and its directors challenging the Merger.

The complaint alleges that the Reebok directors breached their fiduciary duties in connection with the Merger, and claims, among other things, that the Merger Consideration to be paid to Reebok’s shareholders in the Merger is unfair and grossly inadequate and that the defendants failed to sufficiently ascertain the true value of Reebok through open bidding or a market check mechanism. The complaint seeks, among other things, injunctive relief to enjoin the completion of the Merger, rescind the Merger Agreement and direct the defendants to sell or auction Reebok for the highest possible price, and damages, including reasonable attorneys’ and experts’ fees.

The lawsuit is in its preliminary stages. Reebok believes that the lawsuit is without merit and intends to defend vigorously against it.

Rights Agreement Amendment

Reebok’s Rights Agreement includes one common stock purchase right (“Right”) for each share of common stock outstanding. Each Right entitles the holder to purchase one share of Reebok’s common stock at a price of $60 per share, subject to adjustment. The Rights will be exercisable only if a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the outstanding shares of Reebok’s common stock or commences a tender or exchange offer that would result in a person or group owning 15% or more of the outstanding common stock, or in the event that Reebok is subsequently acquired in a Merger or other business combination. When the Rights become exercisable, each holder would have the right to purchase, at the then-current exercise price, common stock of the surviving company having a market value of two times the exercise price of the Right. Reebok can redeem the Rights at $0.01 per Right at any time prior to the expiration of the Rights on June 14, 2010.

The Rights Agreement is designed to prevent an acquirer from gaining control of Reebok without offering a fair price to all of Reebok’s shareholders. The Rights Agreement was not adopted by the Reebok Board of Directors in response to any specific offer or threat, but rather is intended to protect the interests of shareholders in the event Reebok is confronted in the future with takeover tactics.

In connection with the approval, execution and delivery of the Merger Agreement, Reebok’s Board of Directors approved the Rights Amendment to the Rights Agreement on August 2, 2005. The Rights Amendment amends certain sections and definitions of the Rights Agreement thereby rendering the Rights Agreement inapplicable to the acquisition by adidas or its affiliates of shares of Reebok common stock in connection with the Merger.

Specifically, the Rights Amendment provides that neither adidas, Merger Sub nor any of their affiliates will be deemed to be an “Acquiring Person” under the Rights Agreement and therefore the separation or exercise of the Rights or any adverse event under the Rights Agreement are not triggered, in any case solely by virtue of the execution and delivery of the Merger Agreement or the completion of the Merger or any other transactions contemplated by the Merger Agreement (or the Stockholders Agreements). The Rights Amendment also amends the definition of “Expiration Date” in the Rights Agreement so that the Rights Agreement terminates and the Rights cease to be exercisable immediately prior to the completion of the Merger.

A copy of the Rights Agreement has been filed with the SEC as an exhibit to Reebok’s Current Report on Form 8-A dated July 31, 1990. A copy of Amendment No. 1 to the Rights Agreement has been filed with the SEC as an exhibit to Reebok Form 8-A/A filed with the SEC on April 4, 1991. A copy of Amendment No. 2 to the Rights Agreement has been filed with the SEC as an exhibit to Reebok Form 8-A/A filed with the SEC on December 13, 1991. A copy of Amendment No. 3 to the Rights Agreement has been filed with the SEC as an exhibit to Reebok Form 8-A/A filed with the SEC on February 24, 1999. A copy of Amendment No. 4 to the Rights Agreement has been filed with the SEC as an exhibit to Reebok Form 8-A/A filed with the SEC on June 8, 1999. A copy of Amendment No. 5 to the Rights Agreement has been filed with the SEC as an exhibit to Reebok Form 8-A/A filed with the SEC on June 6, 2000. A copy of the Rights Amendment has been filed with the SEC as an exhibit to Reebok’s Current Report on Form 8-K filed with the SEC on August 4, 2005 and as an exhibit to Reebok Form 8-A/A filed with the SEC on August 4, 2005. Copies of the Rights Agreement and the amendments to the Rights Agreement are available free of charge from Reebok.

Anti-Takeover Considerations

Reebok is subject to the provisions of Chapter 110C of the Massachusetts General Laws, entitled “Regulation of Take-Over Bids in the Acquisition of Corporations.” Under Chapter 110C, no offeror may make a “take-over bid” for the stock of a “target company” without publicly announcing the terms of the bid, filing certain information with the Secretary of the Commonwealth of Massachusetts and the target company and paying a fee to the Secretary of the Commonwealth. The Secretary of the Commonwealth may hold a hearing to determine if adequate disclosure has been made and if the take-over bid is fair. A “target company” is defined as any Massachusetts corporation, or any corporation with its principal place of business in Massachusetts, whose securities are or are to be the subject of a “take-over bid.” Reebok qualifies as a target company. A “take-over bid” is defined as any acquisition or offer to acquire stock of a target company where, after such acquisition, the offeror and its affiliates will be the beneficial owner directly or indirectly of more than 10% of a class of the target company’s stock. However, a “take-over bid” does not include any bid to which the target company’s Board of Directors consents, if the Board of Directors has recommended the acceptance of the bid and the terms thereof to the shareholders. For purposes of Chapter 110C, the Reebok Board of Directors specifically approved and consented to the Merger and recommended the acceptance of the terms thereof to Reebok’s shareholders. Therefore, the Merger is not a “take-over bid” under Chapter 110C.

Reebok is not subject to Chapter 110D of the Massachusetts General Laws, entitled “Regulation of Control Share Acquisitions,” or Chapter 110F of the Massachusetts General Laws, the so-called “Business Combination Statute,” because the Reebok Bylaws include provisions excluding Reebok from the applicability of Chapters 110D and 110F.

Past Contacts, Transactions or Negotiations

Other than as set forth herein and in relation to the Merger, Reebok and adidas have not entered into any negotiations, transactions or material contracts with each other during the past two years.

Source of Funds for Payment of Merger Consideration

adidas has sufficient cash on hand and availability under existing credit facilities to fund the aggregate Merger Consideration that will become payable to Reebok stockholders on the completion of the Merger. adidas has stated its objective to maintain a strong investment grade profile. adidas recently increased its revolving credit facility up to €2 billion and completed an equity offering that generated approximately €650 million of proceeds, each of which supplements adidas' available cash that will be used to fund the Merger Consideration. Further, long-term additional debt instruments may be used in lieu of cash on hand or drawdowns under its revolving credit facility or other existing credit lines available to fund a portion of the Merger Consideration. The completion of the Merger is not conditioned on the receipt of proceeds from any such additional debt financing.

MERGER AGREEMENT AND STOCKHOLDERS AGREEMENTS

This section of the Proxy Statement provides a summary of the Merger Agreement, which is the definitive agreement governing the Merger, and the Stockholders Agreements, pursuant to which certain holders of Reebok common stock agreed to vote for the approval of the Merger Agreement. This summary, however, may not contain all of the information that is important to you. Reebok urges you to carefully read the Merger Agreement, which appears as Annex A to this Proxy Statement and the Stockholders Agreements which appear as Annex C to this Proxy Statement.

The description of the Merger Agreement in this Proxy Statement has been included to provide you with information about its terms. The Merger Agreement contains representations and warranties made by and to Reebok, adidas and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Merger Consideration

Upon completion of the Merger, each outstanding share of Reebok common stock will be converted into the right to receive $59.00 in cash, without interest and subject to any applicable withholding taxes. The price of $59.00 per share was determined through arm’s-length negotiations between Reebok and adidas. Upon completion of the Merger, no shares of Reebok common stock will remain outstanding and all shares will automatically be canceled and will cease to exist (other than shares held by direct or indirect wholly-owned subsidiaries of Reebok).  The aggregate amount of merger consideration is expected to be approximately $3,800,000,000.

Conversion of Shares; Procedures for Exchange of Certificates

Your right to receive $59.00 per share in cash, without interest and subject to any applicable withholding taxes, will arise automatically upon completion of the Merger. Prior to the effective time of the Merger, adidas will enter into an agreement with a bank or trust company selected by adidas to act as the exchange agent under the Merger Agreement. Adidas will deposit with the exchange agent cash sufficient to enable the exchange agent to pay the aggregate Merger Consideration to the holders of shares of Reebok common stock.

Promptly after the effective time of the Merger, the exchange agent will mail to each record holder of shares, a letter of transmittal and instructions for use in surrendering certificates in exchange for the Merger Consideration. No shareholder should surrender any certificates until the shareholder receives the letter of transmittal and other materials for the surrender. Upon surrender of a stock certificate for cancellation to the exchange agent, together with a letter of transmittal, duly completed and validly executed, and any other documents as may be required, the holder of such certificate will be entitled to receive the Merger Consideration into which the number of shares of common stock previously represented by such stock certificate(s) will have been converted pursuant to the Merger Agreement, without interest and subject to any applicable withholding taxes. The certificates so surrendered will be canceled.

In the event of a transfer of ownership of shares of common stock which is not registered in Reebok’s transfer records, payment may be made with respect to these shares to the transferee if the stock certificate representing these shares is presented to the exchange agent, properly endorsed, with signatures guaranteed, accompanied by all documents reasonably required by the exchange agent to evidence this transfer and to evidence that any applicable stock transfer taxes relating to this transfer have been paid.

If your stock certificate has been lost, stolen or destroyed, the exchange agent will deliver to you the applicable Merger Consideration for the shares represented by that certificate if you comply with the replacement requirements established by the exchange agent, including, if necessary, you post a bond in customary amount as indemnity against any claim that may be made against the exchange agent or adidas with respect to the certificate.

Shareholders should not send their certificates now and should send them only pursuant to instructions set forth in the letter of transmittal to be mailed to shareholders promptly after the effective time of the Merger. In all cases, the Merger Consideration will be provided only in accordance with the procedures set forth in this Proxy Statement and the letter of transmittal.

Twelve months after the effective time of the Merger, the exchange agent will deliver to adidas any funds made available to the exchange agent which have not been disbursed to holders of Reebok stock certificates.

The cash paid to you upon conversion of your shares of Reebok common stock will be issued in full satisfaction of all rights relating to the shares of Reebok common stock.

Effect on Reebok Stock Options, Deferred Share Awards, Restricted Stock, Warrants and Employee Stock Purchase Plans

At the effective time of the Merger, each outstanding option to purchase Reebok common stock, whether vested or unvested, exercisable or not exercisable, will be cancelled and the holder of the option will receive an amount equal to the product of (i) the excess, if any, of the Merger Consideration per share of Reebok common stock over the exercise price per share of Reebok common stock subject to the option, multiplied by (ii) the total number of shares of Reebok common stock subject to the option, without interest and subject to any applicable withholding taxes.

Similarly, at the effective time of the Merger, each award of deferred shares of Reebok common stock will be cancelled and the holder of the deferred share award will receive an amount equal to the product of (i) the Merger Consideration per share of Reebok common stock subject to the deferred share award, multiplied by (ii) the total number of shares of Reebok common stock subject to the deferred share award, without interest and subject to any applicable withholding taxes.

Each share of Reebok common stock granted subject to vesting or other lapse restrictions (“Restricted Share”) which is outstanding prior to the effective time of the Merger will vest and become free of these restrictions as of the effective time of the Merger and the holder of any Restricted Share will be entitled to receive the Merger Consideration with respect to each Restricted Share, without interest and subject to any applicable withholding taxes.

At the effective time of the Merger, each outstanding warrant to purchase Reebok common stock will convert into the right to receive, upon exercise, an amount equal to the product of (i) the excess, if any, of the Merger Consideration per share of Reebok common stock over the exercise price per share of Reebok common stock subject to the warrant, multiplied by (ii) the total number of shares of Reebok common stock issuable upon exercise of the warrant, without interest and subject to any applicable withholding taxes. Warrants to purchase 800,000 shares of Reebok common stock held by National Football League Properties, Inc. will become immediately exercisable as a result of the Merger. Warrants to purchase an additional 800,000 shares of Reebok common stock held by National Football League Properties, Inc. will not accelerate and will remain outstanding and will become exercisable, at the time and subject to the terms and conditions set forth therein, for the Merger Consideration.

Reebok’s 1987 Employee Stock Purchase Plan and 1992 Employee Stock Purchase Plan (the “Company ESPPs”) will be terminated as of the effective time of the Merger. The Company ESPPs will be continued through the offering period currently in effect as of the date of the Merger Agreement, but there will be no increase in the amount of payroll deductions permitted to be made by participants during this period and no new offering periods will commence after the date of the Merger Agreement.

Effective Time of the Merger

The Merger will become effective upon the filing of articles of Merger with the Secretary of State of the Commonwealth of Massachusetts. The filing of the articles of Merger will occur on the closing date of the Merger. Subject to the terms and conditions of the Merger Agreement and in accordance with Massachusetts law, at the effective time of the Merger, Merger Sub, a wholly-owned subsidiary of adidas and a party to the Merger Agreement, will merge with and into Reebok. Reebok will survive the Merger as a direct or indirect wholly-owned subsidiary of adidas. If the Merger Agreement is approved by Reebok’s shareholders, the Merger will be completed as soon as all of the other conditions to the Merger set forth in the Merger Agreement have been satisfied or waived by adidas or Reebok, as applicable. These conditions are described below under “Merger Agreement and Other Related Agreements—Conditions to Closing.”

Representations and Warranties

The Merger Agreement contains representations and warranties of each party to the agreement. These representations and warranties will expire upon completion of the Merger, except for certain covenants and agreements which by their terms apply or are to be performed in whole or in part after the effective time of the Merger.

The Merger Agreement contains customary representations and warranties of Reebok as to, among other things:

•       Reebok’s and Reebok’s subsidiary’s organization, good standing and corporate power;

•       Reebok’s capitalization;

•       authorization and voting requirements;

•       noncontravention, consents and governmental approvals;

•       compliance with laws; licenses;

•       Reebok’s SEC filings and financial statements; the absence of undisclosed liabilities;

•       absence of certain changes or events;

•       absence of litigation;

•       employee benefit plans;

•       labor and employment matters;

•       insurance;

•       owned and leased properties;

•       tax matters;

•       opinion of Reebok’s financial advisor;

•       brokers and other advisors;

•       state takeover statutes; Reebok’s Rights Agreement and amendment thereto;

•       intellectual property;

•       environmental matters;

•       accuracy of information in this Proxy Statement;

•       material contracts;

•       affiliated transactions; and

•       unlawful payments.

Reebok’s representations and warranties are, in most cases, qualified by a “Company Material Adverse Effect” (defined below) limitation, specified exceptions and information contained in SEC reports filed prior to the date of the Merger Agreement.

“Company Material Adverse Effect” is defined as any change, event, circumstance or effect that, taken as a whole, is or would be materially adverse to the business, assets, properties, liabilities, financial condition or results of operations of Reebok and its subsidiaries taken as a whole, other than any change, event, circumstance or effect resulting from (i) changes after the date of the Merger Agreement in general U.S. or global economic conditions (except to the extent that those changes have a disproportionate effect on Reebok or its subsidiaries relative to other participants in the industry in which Reebok and its subsidiaries operate), (ii) general changes after the date of the Merger Agreement in the industry in which Reebok and its subsidiaries operate (except to the extent that those changes have a disproportionate effect on Reebok or its subsidiaries relative to other participants in such industry), or (iii) the announcement of the Merger Agreement and the transactions contemplated hereby, including any terminations of or negative impact on relationships with any customers, suppliers or other persons having business relations with Reebok and its subsidiaries that result from the announcement of the Merger Agreement.

In addition, the Merger Agreement contains representations and warranties by adidas and Merger Sub as to, among other things, adidas having the necessary corporate power and authority to execute and deliver the Merger Agreement and complete the Merger, and it having, as of the completion of the Merger, sufficient funds to pay the aggregate Merger Consideration and all amounts payable under the Merger Agreement in respect of Reebok stock options, Restricted Shares and deferred share awards.

The representations and warranties in the Merger Agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the Merger Agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub” in Annex A to this Proxy Statement.

Covenants of the Parties

Conduct of Reebok’s Business

Reebok agreed in the Merger Agreement, until the effective time of the Merger, unless adidas otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), to conduct business in the ordinary course consistent with past practice and to use its commercially reasonable efforts to preserve intact its business organization, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations.

Specifically, Reebok has agreed that, subject to certain exceptions specified in the Merger Agreement or schedules thereto, neither Reebok nor any of its subsidiaries shall, without the prior written consent of adidas (which will not be unreasonably withheld, conditioned or delayed):

•       amend or otherwise change in any respect its Articles of Organization or Bylaws or any similar governing instruments;

•       except for certain permitted issuances, issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights to acquire or receive any capital stock, ownership interests or voting securities of, Reebok or any of its subsidiaries;

•       declare, set aside, make or pay any dividend or distribution (except for (i) regular semi-annual cash dividends on the common stock of no more than $0.15 per share or (ii) any dividend or distribution paid to Reebok or a wholly-owned subsidiary of Reebok);

•       adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other ownership interests or any securities convertible, exchangeable or exercisable for or into any shares of capital stock or other ownership interests, or engage in any internal reorganization or restructuring of its ownership structure, that would be reasonably likely to have a Company Material Adverse Effect;

•       acquire (including by purchase, lease or license) any entity or business or any division thereof or equity or other ownership interests therein or any other assets beyond specified amounts, other than purchases of supplies or inventory in the ordinary course of business consistent with past practice or purchases of assets as required by existing contracts;

•       pledge, sell, assign, license, lease, encumber or otherwise subject to a lien, or dispose of any entity or business equity or other ownership interests therein or any other rights or assets beyond specified amounts, other than sales of inventory in the ordinary course of business consistent with past practice or dispositions of assets as required by existing contracts;

•       (i) amend in any material respect or terminate any material contract (as defined in the Merger Agreement) or enter into any material contract; (ii) authorize or make any capital expenditures beyond specified amounts; or (iii) enter into any new line of business outside of its existing business segments;

•       redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire or modify in any material respect any indebtedness; assume, guarantee, endorse or otherwise become responsible for the obligations of any other person; or make any loans, advances, capital contributions to, or investments in, or grant any security interest in any of its assets to, any other person, in any case, beyond specified amounts, other than (i) any borrowings under the existing credit facilities to fund working capital needs in the ordinary course of business consistent with past practice or (ii) any letter of credit or duty bond entered into in the ordinary course of business consistent with past practice for less than specified amounts in connection with the purchases of supplies or inventory consistent with past practice or as required by existing contracts;

•       (i) increase the compensation or benefits of any employee (except for increases in annual base salary or hourly wage rates in the ordinary course of business consistent with past practice for employees who are not executive officers); (ii) allow for the commencement of any new offering periods under any Reebok employee stock purchase plan; (iii) grant any severance or termination pay to any Reebok employee; (iv) loan or advance any money or other property to any Reebok employee (other than in the ordinary course of business consistent with past practice to persons other than executive officers); (v) establish, adopt, enter into, amend or terminate any employee benefit plan (other than in the ordinary course of business consistent with past practice, but excluding severance, change of control or retention arrangements); (vi) grant any equity or equity-based awards; or (vii) hire, or terminate the employment of, any Reebok employee who is an executive officer of Reebok (other than any termination for cause);

•       (i) change any material tax election, (ii) change any method of accounting or tax accounting; (iii) enter into any settlement or compromise of any material tax liability (including any audits, examinations or litigations with respect to taxes); (iv) file any amended tax return with respect to any material tax; (v) change any annual tax accounting period; (vi) enter into any closing agreement relating to any material tax; or (vii) surrender any right to claim a material tax refund;

•       except to the extent necessary to take any actions that Reebok is otherwise permitted to take pursuant to the Acquisition Proposal section below, waive any of its rights under, or release any other party from, amend, or fail to take all reasonable steps to enforce its rights under, any provision of any standstill agreement;

•       enter into any contract that will restrict or limit the ability of Reebok, adidas or any of their subsidiaries from conducting any of their respective businesses in any geographical area other than renewals of distributor agreements in the ordinary course of business for maximum renewal periods of 12 months;

•       settle or compromise any material litigation other than settlements solely for monetary damages below a specified amount;

•       knowingly take any action that would result in the common stock ceasing to be listed on the NYSE;

•       take any action to (i) amend the Rights Agreement, (ii) redeem the rights subject to the Rights Agreement or (iii) exempt any person (other than adidas and Merger Sub) from the Rights Agreement;

•       implement or effect any material reduction in force, plant or operating unit closing, lay-off, early retirement, window or separation program, severance program or other program or effort concerning the termination of employment of employees of Reebok or its subsidiaries; or

•       agree to take or approve any of the above-listed actions.

The covenants in the Merger Agreement relating to the conduct of Reebok’s business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the Merger Agreement entitled “Conduct Pending the Merger” in Annex A to this Proxy Statement.

Employee Benefits

Adidas has agreed that, with respect to employee benefits following the Merger, adidas will:

•       provide to continuing employees of Reebok, for a period of 12 months after the closing of the Merger, (i) base salary or wages, annual bonus opportunities and employee benefits (excluding stock purchase plans and other equity-based plans, programs and benefits or special retention bonus arrangements) that, in the aggregate, are no less favorable than the base salary or wages, annual bonus opportunities and employee benefits provided to these employees immediately prior to the date of the Merger Agreement, and (ii) severance benefits in an amount and on terms and conditions no less favorable than severance benefits, if any, payable to any of these employees whose employment terminates under the Reebok severance pay policy;

•       provide continuing employees of Reebok full credit for purposes of eligibility to participate, vesting and benefit accrual (other than with respect to any defined benefit plan) under the employee benefit plans or arrangements in which continuing employees may participate that are maintained by adidas or its affiliates to the same extent recognized by Reebok under the corresponding plans for the same purpose immediately prior to the closing of the Merger; and

•       with respect to any “welfare benefit plans” maintained by adidas or its affiliates, for the benefit of continuing employees of Reebok, waive any eligibility requirements or pre-existing condition limitations to the same extent waived under comparable plans of Reebok and its subsidiaries and give effect, in determining any deductible and maximum out-of-pocket limitations in respect of the year in which the closing of the Merger occurs, to amounts paid by continuing employees during the same year under the corresponding Reebok welfare benefit plans for the same or similar purpose.

Efforts to Complete the Merger and Regulatory Considerations

Reebok, adidas and Merger Sub have agreed to use their reasonable best efforts to take all actions to complete the Merger, including obtaining necessary third party consents and required regulatory approvals. Reebok, adidas and Merger Sub have further agreed to use their reasonable best efforts to resolve any objections or suits challenging the Merger so as to permit the completion of the Merger, which includes adidas, Reebok or any of Reebok’s subsidiaries (i) agreeing that Reebok or any of its subsidiaries may sell, hold separate, license or otherwise dispose of any of its assets or businesses which would resolve these objections or suits or (ii) permitting the sale, holding separate, licensing or other disposition of, any of the assets or businesses of Reebok or any its subsidiaries which would resolve these objections or suits.

However, adidas, Merger Sub and Reebok have agreed that adidas and Merger Sub will not be required to take any action, or agree or consent to the taking of any action, unless the taking of the action is conditioned on the completion of the Merger and the action would not result in, and would not reasonably be expected to result in, any of the following:

•       adidas or any of its affiliates (other than, following the completion of the Merger, the surviving corporation or any of its subsidiaries) being required to sell, license, transfer, assign, lease, dispose of or hold separate any business or assets;

•       any restrictions that would limit or restrict the ability of adidas or any of its affiliates (other than, following the completion of the Merger, the surviving corporation or any of its subsidiaries) to own, retain, conduct or operate any business or assets; or

•       (a) adidas, the surviving corporation or any of their respective affiliates being required to sell, license, transfer, assign, lease, dispose of or hold separate any business or assets of the surviving corporation or any of its subsidiaries or (b) any restrictions that would limit or restrict the ability of adidas or any of its affiliates to own, retain, conduct or operate any business or assets of the surviving corporation or any of its subsidiaries, in any case, in the event that the taking of these actions or acceptance of these limitations would entail (1) any licensing, divestitures or other actions or limitations involving substantially all of one or more business segments or product lines of the surviving corporation and/or any of its subsidiaries having, individually or in the aggregate, net sales (on a basis consistent with Reebok’s audited financial statements included in its latest filing with the SEC) equal to or in excess of $400,000,000 for either of the twelve month periods ending December 31, 2004 or 2005 or (2) any licensing, divestitures or other actions or limitations with respect to substantially all basketball-related footwear of the surviving corporation or any of its subsidiaries in the United States or with respect to substantially all footwear products of the surviving corporation or any of its subsidiaries in the “Classics” category in the United States, the European Union as a whole or the United Kingdom.

If adidas or Reebok terminates the Merger Agreement after the termination date of the Merger Agreement solely as a result of the failure to obtain necessary approvals under applicable antitrust laws or as a result of the applicable waiting period under the HSR Act or ECMR not having expired or terminated, adidas must pay $75,000,000 to Reebok within two business days of such termination.

Other Covenants

The Merger Agreement contains a number of other covenants, including covenants relating to:

•       preparation of this Proxy Statement and holding of the Special Meeting - the Merger Agreement does not provide for the possibility that Reebok might resolicit a new shareholder vote after the Special Meeting has been held, and the parties do not presently contemplate any circumstances under which they would resolicit a vote of shareholders after the Special Meeting has been held;

•       recommendation by Reebok’s Board of Directors that its shareholders approve the Merger Agreement;

•       access to information and confidentiality;

•       directors’ and officers’ indemnification and insurance;

•       notification of communications from governmental authorities or claims relating to the Merger and notifications of breaches of representations and warranties, breaches of covenants and certain other matters;

•       public announcements;

•       takeover statute approvals;

•       exemptions to Section 16b-3 of the Securities Exchange Act of 1934, as amended;

•       obligation to obtain third party consents;

•       financing;

•       director resignations;

•       delisting of Reebok common stock from the NYSE; and

•       potential restructuring of Reebok subsidiaries.

No-Shop Provisions

Reebok has agreed, prior to the Merger becoming effective, to certain limitations on its ability to take action with respect to other potential acquisition transactions. Reebok has agreed not to (a) initiate, solicit, encourage or knowingly facilitate any inquiry, proposal or offer that constitutes or would reasonably expected to lead to an Acquisition Proposal (as defined below); (b) engage in any negotiations or discussions concerning, or provide access to any properties, books and records, or any confidential information or data, of Reebok or any of its subsidiaries to any person relating to or in connection with, any Acquisition Proposal; (c) take any action to render the Rights under the Rights Agreement inapplicable to any Acquisition Proposal (as defined below), allow the Rights to expire prior to their expiration date, or take any action to exempt any person from the restrictions contained in the applicable provisions of Massachusetts takeover statutes; or (d) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person; provided that if requested to do so by a third party making an unsolicited bona fide Acquisition Proposal, Reebok may waive, modify or fail to enforce such standstill provisions (i) if Reebok’s Board of Directors has determined in good faith after proper consultations that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to stockholders, and (ii) solely to the extent necessary and for the limited purpose of permitting such third party to submit an unsolicited bona fide Acquisition Proposal.

“Acquisition Proposal” is defined in the Merger Agreement as any proposal or offer with respect to a tender offer or exchange offer, Merger, reorganization, share exchange, consolidation or other business combination involving Reebok or any of its significant subsidiaries or any acquisition in any manner of an equity interest representing a 15% or greater economic or voting interest in Reebok or any of its significant subsidiaries, or with respect to the assets, securities or ownership interests of or in Reebok or any of its subsidiaries representing 15% or more of the consolidated assets of Reebok and its subsidiaries, in each case other than the transactions contemplated by the Merger Agreement. Inquiries about The Greg Norman Collection, a division of Reebok, or The Rockport Company LLC, a wholly-owned subsidiary of Reebok, are excluded from the definition, although these entities may not be sold without adidas’ consent.

However, at any time prior to the approval of the Merger Agreement by Reebok’s stockholders, Reebok may (x) provide access to its properties, books and records in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if Reebok receives from that person a confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement between Reebok and adidas and provided that such access is also contemporaneously provided to adidas and its representatives to the extent not previously provided to adidas or (y) engage in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal, but, in each case, only to the extent that, prior to taking any such action, (i) Reebok’s Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to stockholders under applicable law and that the Acquisition Proposal would reasonably be expected to result in a Superior Proposal (as defined below) from the party that made the Acquisition Proposal; (ii) Reebok has complied in all material respects with the no shop covenants; and (iii) Reebok promptly notifies adidas in writing of the taking by Reebok of such action.

A “Superior Proposal” is defined in the Merger Agreement as an Acquisition Proposal (with the references to “15% or greater” and “15% or more” contained therein being replaced with “90% or greater” and “90% or more”, respectively) that is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing and the person making the proposal, and the Board of Directors of Reebok determines, in good faith, after consultation with its outside legal counsel and financial advisors, is more favorable to Reebok’s stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (after giving effect to any modifications to the terms and provisions of the Merger Agreement proposed by adidas in response to such Acquisition Proposal).

Promptly after it receives any Acquisition Proposal or a request for non-public information, or any discussions or negotiations are sought, Reebok must provide adidas with written notice of the material terms and conditions of any Acquisition Proposal (including any terms related to financing) and the identity of any party making any Acquisition Proposal or requesting non-public information or seeking discussions or negotiations, and thereafter shall keep adidas informed, on a current basis, of the status and material terms and conditions of any proposals or offers (including providing prompt written notice to adidas of any material modifications or developments with respect to any Acquisition Proposal). Reebok shall contemporaneously make available to adidas (to the extent it has not previously done so) all non-public information made available to any person making any Acquisition Proposal.

Reebok has agreed not to change its recommendation in favor of the Merger or approve of or recommend (or take any position other than to recommend rejection of) any Acquisition Proposal Merger (a “Change in Company Recommendation”) and not to enter into, or approve, authorize, recommend or propose to enter into, any contract or arrangement with respect to any Acquisition Proposal.

However, if, at any time prior to the approval of the Merger Agreement by Reebok’s stockholders, Reebok receives an unsolicited Superior Proposal and the Board of Directors of Reebok determines in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to stockholders, following the expiration of a three business day period after Reebok gives adidas notice that it intends to effect a Change in Company Recommendation (and any extensions to the three business day period mutually agreed to by Reebok and adidas), Reebok’s Board of Directors may (x) effect a Change in Company Recommendation and/or (y) terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided that the Board of Directors of Reebok may not effect such a Change in Company Recommendation pursuant to the foregoing clause (x) or terminate the Merger Agreement pursuant to the foregoing clause (y) unless Reebok has complied in all material respects with the no-shop provisions of the Merger Agreement and Reebok’s Board of Directors first provides prior written notice of its intent to effect a Change in Company Recommendation in response to a Superior Proposal and provides adidas with a three business day period during which to propose modifications to the Merger Agreement as would make the Acquisition Proposal no longer a Superior Proposal.

If Reebok terminates the Agreement to accept a Superior Proposal, Reebok must pay a termination fee of $100,000,000 to adidas concurrently with and as a condition of such termination. Reebok may go forward with an unsolicited alternative transaction if the foregoing conditions are met.

Please note that Reebok may not consider an unsolicited bona fide alternative Acquisition Proposal from a third party nor terminate the Merger Agreement in favor of a Superior Proposal to the Merger once the holders of at least two-thirds of the outstanding shares of Reebok common stock have approved the Merger Agreement.

Conditions to Closing

The parties’ obligations to complete the Merger are subject to the following conditions:

•       Shareholder Approval.   The Merger Agreement shall have been approved by at least two-thirds of the outstanding shares of Reebok common stock (the “Company Requisite Vote”).

•       Regulatory.   The waiting period under the HSR Act shall have expired or been terminated and all required approvals by the European Commission, any member state of the European Union, Australia, Brazil, Canada, Japan, Mexico, New Zealand, South Korea and Switzerland and any other jurisdiction in which the failure to get regulatory approval would result in a Company Material Adverse Effect or lead to criminal prosecution shall have been obtained or any applicable waiting period thereunder shall have been terminated or expired.

•       Governmental Actions; Illegality.   There shall not be instituted or pending any action, suit or proceeding in which any governmental entity seeks to, nor shall there be in effect any judgment, decree or order which would, make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the

Merger or cause the transactions contemplated by the Merger Agreement to be rescinded following consummation of the Merger.

•       Representations and Warranties.   Representations and warranties of Reebok, adidas and Merger Sub shall be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger as if made at and as of that time (disregarding all materiality, Material Adverse Effect and similar qualifications), except to the extent that all failures of such representations and warranties to be so true and correct would not reasonably be expected to, with respect to Reebok’s breaches, have a Material Adverse Effect or, with respect to Reebok’s, adidas’ and Merger Sub’s breaches, prevent, materially delay or materially impede the ability of the relevant party to timely complete the Merger or the other transactions contemplated by the Merger Agreement; provided that the representations and warranties of Reebok regarding its capitalization must be true and correct subject only to immaterial deviations.

•       Performance.   Each of Reebok, adidas and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under the Merger Agreement at or prior to the closing date of the Merger.

•       Certification.   Adidas shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Reebok, and Reebok shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of adidas, in each case, certifying that the conditions regarding representations and warranties and performance have been satisfied.

•       Dissenters.   Holders of no more than 10% of the shares of Common Stock outstanding as of the date of the Merger Agreement shall have exercised appraisal rights or provided notice of the intention to exercise appraisal rights.

The parties do not have any present intention to waive any of the conditions to the Merger and do not anticipate any circumstances under which any of the conditions would be waived.

Termination

The Merger Agreement may be terminated at any time prior to the closing of the Merger (notwithstanding approval by stockholders of Reebok):

1.                                  By mutual written consent of adidas, Merger Sub and Reebok;

2.                                  By either adidas or Reebok if a governmental entity shall have issued an order or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order or action shall have become final and nonappealable. A party seeking to terminate the Merger Agreement on the grounds described in this item 2 must have used its reasonable best efforts to prevent the issuance or maintenance of such order and, until the time the order becomes final and nonappealable, to cause such order to be vacated and shall have otherwise complied with its obligations related to obtaining regulatory clearance of the Merger;

3.                                  By either adidas or Reebok if the closing of the Merger has not have occurred on or before August 2, 2006 (the “Termination Date” which term includes the date of any extension described under this item 3). If, on the original Termination Date, the closing conditions relating to regulatory approvals have not been fulfilled but all other conditions have been or are capable of being fulfilled, then, the Termination Date will extend automatically for an additional 90 days, after which, at the option of Reebok, the Termination Date may be extended for an additional six (6) months. The right to terminate is not available to the party whose action or failure to perform any of its obligations under the Merger Agreement resulted in the failure to of the transaction to close prior to the Termination Date and such action or failure to perform constitutes a breach of the Merger Agreement;

4.                                  By Reebok:

•       for material breach of any representation, warranty, covenant or agreement by adidas or Merger Sub, such that (A) the conditions to Reebok’s obligations to effect the Merger would not be satisfied and (B) the breach is not reasonably capable of being cured or, if reasonably capable of being cured, has not been cured prior to the earlier of 20 business days following notice by adidas of such breach or the Termination Date; provided that Reebok is not permitted to terminate under this item if it is then in material breach of any of its representations, warranties, covenants or agreements;

•       if there has occurred any change, event, circumstance or effect as a result of which the representations and warranties of adidas and Merger Sub would not be able to be made at the closing of the Merger (subject to the materiality standard described above under “Merger Agreement and Other Related Agreements—Conditions to Closing”) at closing; or

•       prior to obtaining the requisite stockholder approval of the Merger Agreement, in accordance with, and subject to the terms and conditions of, the provisions that allow Reebok to terminate the Merger Agreement to accept an unsolicited Superior Proposal.

5.                                  By adidas:

•       for material breach of any representation, warranty, covenant or agreement by Reebok, such that (A) the conditions the conditions to adidas and Merger Sub’s obligations to effect the Merger would not be satisfied and (B) such breach or inaccuracy is not reasonably capable of being cured or, if reasonably capable of being cured, has not been cured prior to the earlier of 20 business days following notice by adidas of such breach or the Termination Date; provided that adidas is not permitted to terminate under this item if it is then in material breach of any of its representations, warranties, covenants or agreements; or

•       if there has occurred any change, event, circumstance or effect as a result of which the representations and warranties of Reebok would not be able to be made at the closing of the Merger (subject to the materiality standard described above under “Merger Agreement and Other Related Agreements—Conditions to Closing”) at closing; or

•       if the Board of Directors of Reebok has effected a Change in Company Recommendation or has recommended to the stockholders of Reebok any Acquisition Proposal other than the Merger.

6.                                  By either adidas or Reebok if, after vote is taken at the Shareholders Meeting, the Merger Agreement is not approved by the Company Requisite Vote.

Termination Fees

Reebok must pay adidas a termination fee equal to $100,000,000 (the “Termination Fee”) under the following circumstances:

•       If Reebok terminates the Merger Agreement to accept a Superior Proposal or adidas terminates the Merger Agreement because Reebok’s Board of Directors effected a Change in Company Recommendation or recommended to the stockholders of Reebok any Acquisition Proposal other than the Merger.

•       If (i) adidas or Reebok terminates the Merger Agreement because the Company Requisite Vote was not obtained and, at any time after the date of the Merger Agreement and prior to the Shareholders Meeting, an Acquisition Proposal is publicly disclosed and (ii) within 12 months after such termination, the Company enters into an agreement in respect of an Acquisition Proposal (or an Acquisition Proposal is consummated).

•       If (i) (A) adidas terminates the Merger Agreement because of a material breach by Reebok and, at any time before the event giving rise to adidas’ termination right, an Acquisition Proposal is publicly disclosed, or (B) adidas or Reebok terminates the Merger Agreement as a result of the failure of the Merger to close prior to the Termination Date, and prior to the Termination Date an Acquisition Proposal is publicly disclosed, and (ii) within 12 months after such termination, Reebok enters into an agreement in respect of an Acquisition Proposal (or an Acquisition Proposal is consummated).

For purposes of the above Termination Fee provisions, Acquisition Proposal is defined to be a proposal to acquire 90% or more of Reebok and its subsidiaries.

If adidas or Reebok terminates the Merger Agreement after the Termination Date solely as a result of the failure to obtain necessary approvals under applicable antitrust laws or as a result of the applicable waiting period under the HSR Act or the ECMR not having expired or terminated, adidas must pay $75,000,000 to Reebok within two business days of such termination.

Stockholders Agreements

Paul Fireman and Phyllis Fireman, who collectively hold approximately 17% of the outstanding shares of Reebok common stock, have entered into Stockholders Agreements with adidas and Merger Sub whereby they have agreed to vote their shares of Reebok common stock until the completion of the Merger or the termination of the Merger Agreement:

•       in favor of approval of the Merger Agreement and the Merger;

•       against any action, proposal, transaction or agreement involving Reebok or any of its subsidiaries that would reasonably be expected to, in any material respect, prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger, the other transactions contemplated by the Merger Agreement;

•       against any Acquisition Proposal, other than as made by adidas; or

•       against any amendment to Reebok’s Articles of Organization or Bylaws or Reebok’s Rights Agreement, except as required or expressly permitted under the Merger Agreement.

To secure their performance of the above agreements, the Firemans also appointed adidas and its designees as their proxy and attorney-in-fact to vote the shares of Reebok common stock held by them as set forth above.

Pursuant to the Stockholders Agreements, the Firemans have agreed that they will not transfer any shares of Reebok common stock beneficially owned by them (subject to limited exceptions for transfers to spouses, children, family trusts or charitable foundations founded and controlled by them) or deposit any of these shares in a voting trust, subject any of these shares to any voting arrangement or execute any consents with respect to any of these shares that would reasonably be expected to restrict their ability to comply with their obligations under the Stockholders Agreements. In addition, the Firemans agreed that they will not (i) initiate, solicit, encourage or knowingly facilitate any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal or (ii) engage in any discussions or negotiations concerning an Acquisition Proposal.

A copy of each Stockholders Agreement is attached as Annex C to this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table lists, as of November 30, 2005, the number of shares of Reebok common stock beneficially owned by shareholders known by Reebok to own five percent (5%) or more of such common stock outstanding and the percentage ownership of such class, based on a total of 60,000,940 shares of Reebok common stock outstanding as of November 30, 2005. The address for Paul and Phyllis Fireman is c/o Reebok International Ltd., 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Paul B. Fireman	7,588,734	(1)	12.6%
Phyllis Fireman	7,343,954	(2)	12.2%
Massachusetts Financial Services Company	3,624,626	(3)	6.0%
Boston Partners Asset Management, LLC	3,303,510	(4)	5.5%

(1)             Consists of 2,096,476 shares Mr. Fireman holds directly, 811,150 shares represented by options currently vested and exercisable, 963,632 shares held in a trust as to which Mr. Fireman has sole dispositive but no voting power, 1,042,476 shares held in a trust as to which Mr. Fireman shares dispositive power with his wife, and 2,675,000 shares held in a trust as to which Mr. Fireman shares both voting and dispositive power with his wife. The shares held in the two trusts as to which Mr. Fireman shares beneficial ownership with his wife are also included in Mrs. Fireman’s totals in the table. Of the 2,096,476 shares Mr. Fireman owns directly, 500,000 shares are subject to variable prepaid forward contracts that permit him to vote the shares and to participate fully in the upside potential of Reebok stock at a level 40% above the price of the forward contract. Of the shares held in the trusts, 1,500,000 are subject to variable prepaid forward contracts that permit the trustees to vote the shares and that allow the trusts to participate fully in the upside potential of Reebok stock at a level 40% above the price of the forward contract. Mr. Fireman’s totals do not include 3,626,478 shares that are beneficially owned by his wife and he disclaims beneficial ownership of these shares. In addition, Mr. Fireman disclaims beneficial ownership of 2,675,000 shares held in one of the trusts, which has been established for charitable purposes. Excluding Mr. Fireman’s exercisable options, Mr. and Mrs. Fireman together (and avoiding duplication) have beneficial ownership of 10,404,062 shares, or 17.3% of the outstanding shares.

(2)             Consists of 3,626,478 shares held directly, 1,042,476 shares held in a trust as to which Mrs. Fireman shares dispositive power with her husband, and 2,675,000 shares held in a trust as to which Mrs. Fireman shares both voting and dispositive power with her husband. The shares held in the two trusts are also included in Mr. Fireman’s totals in the table. Of the 3,626,478 shares Mrs. Fireman owns directly, 500,000 shares are subject to variable prepaid forward contracts that permit her to retain the right to vote the shares and to participate fully in the upside potential of Reebok stock at a level 40% above the price of the forward contract. Of the shares held in trusts, 750,000 are subject to variable prepaid forward contracts that permit the trustees to vote the shares and that allow the trusts to participate fully in the upside potential of Reebok stock at a level 40% above the price of the forward contract. Mrs. Fireman’s totals do not include 3,871,258 shares (which include 2,096,476 shares which Mr. Fireman holds directly, 811,150 shares represented by options held by Mr. Fireman which are currently vested and exercisable and 963,632 shares held in a trust over which Mr. Fireman has sole dispositive power) that are beneficially owned by her husband and as to which she disclaims beneficial ownership. In addition, Mrs. Fireman disclaims beneficial ownership of 2,675,000 shares held in one of the trusts, which has been established for charitable purposes.

(3)             Information based on a Schedule 13G dated February 3, 2005, filed with the SEC by the Massachusetts Financial Services Company (“MFS”), which reported the beneficial ownership of 3,624,626 shares, of which MFS has sole voting power with respect to 3,597,726 shares and dispositive power with respect to all shares. The address of MFS is 500 Boylston Street, Boston, Massachusetts 02116.

(4)             Information based on a Schedule 13G dated February 14, 2005, filed with the SEC by Boston Partners Asset Management, LLC (“BPAM”), which reported the beneficial ownership of 3,326,005 shares, of which BPAM has sole voting power with respect to 3,303,510 shares and dispositive power with respect to all shares. The address of BPAM is 28 State Street, 20th Floor, Boston, MA 10022.

The following table sets forth, as of November 30, 2005, the number of shares of Reebok common stock beneficially owned by each of the directors, the Chief Executive Officer and each other Reebok executive officer named in the Summary Compensation Table in the proxy statement for Reebok’s annual meeting of shareholders held on May 3, 2005, and all current directors and executive officers of Reebok as a group and the percentage ownership of such class, based on a total of 60,000,940 shares of Reebok common stock outstanding as of November 30, 2005. Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The number of shares of Common Stock deemed outstanding as of November 30, 2005 for each individual includes shares of Common Stock outstanding on such date owned by such individual and all shares of Common Stock subject to stock options held by such individual exercisable as of such date or within 60 days after such date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (including options vesting within 60 days)		Percent of Class		Number of Deferred Shares Owned
Paul B. Fireman	7,655,401	(1)	12.8%		—
Norman Axelrod	19,483		*	%	5,822
Paul R. Duncan	29,870		*	%	8,775
Richard G. Lesser	32,713		*	%	8,278
Geoffrey Nunes	67,341		*	%	8,599
Dorothy E. Puhy	32,979		*	%	6,923
Thomas M. Ryan	60,976		*	%	12,867
Barry Tatelman	16,303		*	%	3,404
Paul Harrington	32,845		*	%	—
Jay Margolis(2)	100,000		*		—
Richard Paterno	51,359		*	%	—
Terry R. Pillow(3)	34,166		*		—
Kenneth I. Watchmaker	441,983		*	%	—
All directors, executive officers listed above and other executive officers as a group (18 persons)	8,954,141		14.9%		—

*                    Represents less than 1% of the outstanding common stock of the class.

(1)             Consists of 2,096,476 shares Mr. Fireman holds directly, 811,150 shares represented by options currently vested and exercisable, 66,667 shares represented by options vesting within 60 days, 963,632 shares held in a trust as to which Mr. Fireman has sole dispositive but no voting power, but does have sole dispositive power, 1,042,476 shares held in a trust as to which Mr. Fireman shares dispositive power with his wife, and 2,675,000 shares held in a trust as to which Mr. Fireman shares both voting and dispositive power with his wife. Of the 2,096,476 shares Mr. Fireman owns directly, 500,000 shares are subject to variable prepaid forward contracts that permit him to vote the shares and to participate fully in the upside potential of Reebok stock at a level 40% above the price of the forward contract. Of the shares held in the trusts, 1,500,000 are subject to variable prepaid forward contracts that permit the trustees to vote the shares and that allow the trusts to participate fully in the upside potential of Reebok stock at a level 40% above the price of the forward contract. Mr. Fireman’s totals do not include 3,626,478 shares that are beneficially owned by his wife and he disclaims beneficial ownership of these shares. In addition, Mr. Fireman disclaims beneficial ownership of 2,675,000 shares held in one of the trusts, which has been established for charitable purposes. Excluding Mr. Fireman’s exercisable options, Mr. and Mrs. Fireman together (and avoiding duplication) have beneficial ownership of 10,404,062 shares, or 17.3% of the outstanding shares.

(2)             Jay Margolis served as an executive officer until October 2004 and is included in this disclosure pursuant to SEC rules as an executive officer who, but for not serving at the end of the last completed fiscal year, would have been a “named executive officer”.

(3)             Terry R. Pillow served as an executive officer until July 2005.

MARKET FOR COMMON STOCK; DIVIDEND POLICY

Reebok common stock is traded on the New York Stock Exchange under the ticker symbol “RBK.” The following table sets forth, for the periods indicated, the high and low sales prices per share for Reebok common stock as reported by the New York Stock Exchange.

Reebok Common Stock	High	Low
Year ending December 31, 2005
First Quarter (quarter ended 3/31/05)	$46.30	$40.75
Second Quarter (quarter ended 6/30/05)	$44.71	$40.06
Third Quarter (quarter ended 9/30/05)	$57.45	$40.40
Fourth Quarter (through November 30, 2005)	$57.75	$56.15
Year ended December 31, 2004
First Quarter (quarter ended 3/31/04)	$41.54	$37.23
Second Quarter (quarter ended 6/30/04)	$42.95	$33.54
Third Quarter (quarter ended 9/30/04)	$36.75	$31.25
Fourth Quarter (quarter ended 12/31/04)	$44.37	$34.84
Year ended December 31, 2003
First Quarter (quarter ended 3/31/03)	$33.55	$28.52
Second Quarter (quarter ended 6/30/03)	$35.20	$29.50
Third Quarter (quarter ended 9/30/03)	$36.25	$31.50
Fourth Quarter (quarter ended 12/31/03)	$40.70	$33.25

The high and low sales price per share for Reebok common stock as reported by the New York Stock Exchange on [               ], the last trading day prior to the date of this Proxy Statement were $[           ] and $[      ], respectively.

On December 19, 2005, Reebok common stock was held of record by [        ] shareholders.

The following table sets forth dividends announced and paid in respect of Reebok common stock, on a per share basis for the periods indicated.

Dividend per share of Reebok Common Stock
Year ending December 31, 2005
First Quarter (quarter ended 3/31/05)	$0.15
Second Quarter (quarter ended 6/30/05)	$0.00
Third Quarter (quarter ending 9/30/05)	$0.15
Year ended December 31, 2004
First Quarter (quarter ended 3/31/04)	$0.15
Second Quarter (quarter ended 6/30/04)	$0.00
Third Quarter (quarter ended 9/30/04)	$0.15
Fourth Quarter (quarter ended 12/31/04)	$0.00
Year ended December 31, 2003
First Quarter (quarter ended 3/31/03)	$0.15
Second Quarter (quarter ended 6/30/03)	$0.00
Third Quarter (quarter ended 9/30/03)	$0.15
Fourth Quarter (quarter ended 12/31/03)	$0.00

Payment of future dividends, if any, will be at the discretion of Reebok’s Board of Directors. However, the consent of adidas will be required for the declaration or payment of any dividends other than Reebok’s regular semi-annual cash dividend of no more than $0.15 per share. Following the Merger, Reebok common stock will not be traded on any public market.

DELIVERY OF PROXY STATEMENT TO
MULTIPLE SHAREHOLDERS WITH THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address if Reebok believes the shareholders are members of the same family by delivering a single proxy statement addressed to those shareholders. Each shareholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies by reducing the volume of duplicate information.

A number of brokers with account holders who are Reebok’s shareholders will be “householding” Reebok’s proxy materials. A single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or Reebok that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single Proxy Statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to Reebok International Ltd., Attention: Office of Investor Relations, Reebok International Ltd., 1895 J.W. Foster Boulevard, Canton, MA 02021, or contact Reebok’s Office of Investor Relations at (781) 401-7000. If your household received multiple Proxy Statements, but you would like to receive one set of Reebok’s proxy materials in the future:

•       If your Reebok shares are registered in your own name, please contact Reebok’s transfer agent, American Stock Transfer & Trust Company, by phone at 1-800-937-5449, or by mail to American Stock Transfer & Trust Company, c/o Shareholder Services at 59 Maiden Lane, Plaza Level, New York, NY 10038; or

•       If a broker or other nominee holds your Reebok shares, please contact your broker and Reebok International Ltd., Office of Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

SUBMISSION OF SHAREHOLDER PROPOSALS

Reebok’s 2005 Annual Meeting of Shareholders was held on May 3, 2005. The 2006 Annual Meeting of Shareholders will only be held if the Merger is not completed. Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2006 Annual Meeting of Shareholders must have submitted their proposals to our Clerk on or before November 11, 2005, except that if the date of the 2006 Annual Meeting of Shareholders is changed by more than 30 calendar days from the presently expected date, we must receive such proposal within a reasonable time before the our Board of Directors makes its proxy solicitation.

Under Reebok’s Bylaws, nominations for director may be made only (a) by or at the direction of the Board of Directors or an appropriate committee of the Board of Directors, or (b) by any shareholder of record who is entitled to vote for the election of directors at the meeting who has delivered written notice to the Clerk of Reebok (containing certain information specified in the Bylaws) (i) not less than 75 nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting, or (ii) if the meeting is called for a date which is more than 75 days prior to such anniversary date, not later than the close of business on the 10th day following the day on which notice of such meeting is mailed or publicly disclosed, whichever is earlier. Under federal proxy rules, if a shareholder wishes to present such a proposal, but fails to notify Reebok by the date required by the Reebok’s Bylaws, the proxies solicited by management for the annual meeting will include discretionary authority to vote on the shareholder’s proposal in the event it is properly brought before the meeting, notwithstanding anything to the contrary in the Reebok’s Bylaws.

The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or in a supplemental notice also given in compliance with the Bylaws, or as otherwise brought before the meeting and properly notified to the shareholders (a) by or at the direction of the Board of Directors or the presiding officer, or (b) by a shareholder entitled to vote at such annual meeting who has delivered notice to the principal executive offices of Reebok (containing certain information specified in the Bylaws) (i) not less than 75 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, or (ii) if the meeting is called for a date which is more than 75 days prior to such anniversary date, not later than the close of business on the 10th day following the date on which notice of such meeting is mailed or made public, whichever is earlier. These requirements apply to any matter a shareholder wishes to raise at an annual meeting other than those shareholder proposals included in the Company’s proxy materials in accordance with the procedures under Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by Reebok. In addition to soliciting shareholders by mail, certain of Reebok’s directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. Reebok will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and Reebok will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by directors, officers and employees of Reebok may also be made of some shareholders in person or by mail, telephone or other means of electronic communication following the original solicitation.  Reebok has retained an independent proxy solicitation firm, MacKenzie Partners, Inc. (“MacKenzie”), to assist in soliciting proxies. Reebok has agreed to pay MacKenzie fees for proxy solicitation services in an amount not to exceed $30,000 (which includes a $12,500 retainer fee) plus its reasonable out-of-pocket expenses incurred in performing such services.  Reebok has agreed to indemnify MacKenzie against any losses, claims, damages, liabilities or expenses which MacKenzie may become subject arising from or in connection with the performance of their proxy solicitation services, provided that Reebok will not be liable for any such losses, claims, damages, liabilities or expenses resulting from the bad faith or willful misconduct of MacKenzie.

WHERE YOU CAN FIND MORE INFORMATION

Reebok International Ltd. files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Reebok files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Reebok’s SEC filings are also available to the public from the SEC’s Internet website at “http://www.sec.gov”. In addition, these materials may be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

All information contained in this Proxy Statement relating to Reebok has been supplied by Reebok and all information contained herein relating to adidas and Merger Sub has been supplied by adidas.

You can also get more information by visiting Reebok’s website at www.reebok.com. Website materials are not part of this Proxy Statement.

You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated [              ] [ ], 2005. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date. Neither the mailing of this Proxy Statement to shareholders nor the issuance of cash in the Merger creates any implication to the contrary.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Special Meeting, please complete, sign and date the proxy card and return it in the enclosed postage-prepaid return envelope as soon as possible so that your shares of Reebok common stock may be represented at the Special Meeting.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

ADIDAS-SALOMON AG,

RUBY MERGER CORPORATION

and

REEBOK INTERNATIONAL LTD.

Dated as of August 2, 2005

A-i

A-ii

INDEX OF PRINCIPAL TERMS

Page
Acquisition Proposal	A-26
affiliate	A-39
Agreement	A-1
Antitrust Law	A-30
Articles of Merger	A-1
Articles of Organization	A-5
beneficial owner	A-39
beneficially owned	A-39
Book-Entry Shares	A-3
business day	A-39
ByLaws	A-6
Certificates	A-3
Change in Company Recommendation	A-27
Closing	A-1
Closing Date	A-1
Collective Bargaining Agreements	A-13
Common Stock	A-2
Company	A-1
Company Board Recommendation	A-24
Company Disclosure Schedule	A-5
Company Employees	A-11
Company ESPPs	A-4
Company Material Adverse Effect	A-5
Company Plan	A-11
Company Representatives	A-26
Company Requisite Vote	A-7
Company Rights	A-6
Company Rights Agreement	A-6
Company SEC Reports	A-10
Company Securities	A-6
Company Stock Options	A-4
Company Stock Plans	A-4
Company’s Financial Advisor	A-15
Confidentiality Agreement	A-25
Continuing Employees	A-28
Contract	A-8
control	A-39
controlled	A-39
controlled by	A-39
Controlled Group	A-12
Convertible Debentures	A-6
corresponding section	A-39
Costs	A-29
Deferred Share Awards	A-4
Dissenting Shares	A-5
DOJ	A-30
ECMR	A-5
Effective Time	A-1
Environmental Laws	A-18
Environmental Permits	A-18

A-iii

Page
ERISA	A-11
Exchange Act	A-8
Exchange Agent	A-3
Exchange Fund	A-3
Exon-Florio	A-8
Financing	A-33
Foreign Antitrust Laws	A-8
Foreign Benefit Plan	A-13
FTC	A-30
Government Plans	A-12
Governmental Entity	A-8
HSR Act	A-8
Indebtedness	A-18
Indemnified Parties	A-29
Intellectual Property	A-17
knowledge	A-39
Law	A-8
Leased Real Property	A-14
Licenses	A-9
Lien	A-7
Material Contract	A-18
Materials of Environmental Concern	A-18
MBCA	A-1
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Notice Period	A-28
NYSE	A-8
Order	A-8
Owned Real Property	A-14
Parent	A-1
Parent Disclosure Schedule	A-19
Parent Material Adverse Effect	A-20
Permitted Liens	A-14
person	A-39
Proxy Statement	A-18
Real Property	A-14
Restricted Shares	A-4
Sarbanes-Oxley Act	A-11
SEC	A-6
Securities Act	A-7
Shares	A-2
Significant Subsidiary	A-6
Stockholders Agreement	A-1
Stockholders Meeting	A-24
subsidiary	A-39
Subsidiary Securities	A-7
Superior Proposal	A-27
Surviving Corporation	A-1
Takeover Statute	A-15
Tax Return	A-15
Taxes	A-15

A-iv

Page
Termination Date	A-35
Termination Fee	A-36
U.S. generally accepted accounting principles	A-39
under common control with	A-39
WARN	A-13

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2005 (this “Agreement”), among adidas-Salomon AG, a corporation organized under the laws of the Federal Republic of Germany (“Parent”), Ruby Merger Corporation, a Massachusetts corporation which is wholly-owned by Parent or one or more wholly-owned subsidiaries of Parent (“Merger Sub”), and Reebok International Ltd., a Massachusetts corporation (the “Company”).

WHEREAS, the Board of Directors of the Company has (i) approved and adopted this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Massachusetts Business Corporation Act (the “MBCA”), upon the terms and subject to the conditions set forth herein, and (ii) resolved to recommend approval of this Agreement by the stockholders of the Company;

WHEREAS, each of the Executive and Supervisory Boards of Parent and the Board of Directors of Merger Sub have approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the MBCA, upon the terms and conditions contained herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into a stockholders agreement with Parent and Merger Sub (the “Stockholders Agreement”) pursuant to which such stockholders are agreeing, in their capacity as stockholders of the Company, to vote to approve this Agreement and take certain other actions in furtherance of the Merger, in each case, upon the terms and conditions contained therein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1   The Merger.   Upon the terms and subject to the conditions of this Agreement and in accordance with the MBCA, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.2   Closing; Effective Time.   Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, as soon as practicable, but in no event later than the fifth business day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other place or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. As soon as practicable following the Closing, on the Closing Date, the parties hereto shall cause articles of merger (the “Articles of Merger”) to be filed with the Secretary of State of the Commonwealth of Massachusetts, in such form as required by, and executed and delivered in accordance with, the relevant provisions of the MBCA (the date and time of the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, or such later time as is specified in the Articles of Merger and as is agreed to by the parties hereto, being the “Effective Time”) and shall make all other filings or recordings required under the MBCA in connection with the Merger.

SECTION 1.3   Effects of the Merger.   The Merger shall have the effects set forth in the applicable provisions of the MBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4   Articles of Organization and Bylaws of the Surviving Corporation.   At the Effective Time, the articles of organization and bylaws of the Company, each as in effect immediately prior to the Effective Time, shall be the articles of organization and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 1.5   Directors and Officers of the Surviving Corporation.   The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified, as the case may be, in accordance with the articles of organization and bylaws of the Surviving Corporation and applicable Law. The officers of the Company (other than those who Parent determines shall not remain as officers of the Surviving Corporation) immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office with the Surviving Corporation, in each case until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified, as the case may be, in accordance with the articles of organization and bylaws of the Surviving Corporation and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

SECTION 2.1   Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any shares of capital stock of Merger Sub or any shares of capital stock of the Company:

(a)  Subject to Section 2.1(c), each share of Common Stock, par value $0.01 per share, of the Company the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.1(b) or that remain outstanding pursuant to Section 2.1(c) and any Dissenting Shares (as defined in Section 2.4(a)) (all such shares of Common Stock, the “Shares”) shall be automatically converted into the right to receive Fifty-Nine Dollars ($59.00) in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist and, subject to Section 2.4(a), each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto except the right to receive Merger Consideration pursuant to this Section 2.1(a) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(b)  Subject to Section 2.1(c), each Share owned by Parent or Merger Sub immediately prior to the Effective Time shall be canceled without any conversion thereof and no consideration shall be paid with respect thereto.

(c)  Each Share owned by any direct or indirect wholly-owned subsidiary of the Company shall remain outstanding and continue to exist as shares of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e)  Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split or combination, recapitalization, stock dividend, reclassification, redenomination, adjustment of par value, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of the Common Stock the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, as applicable, subject to any further adjustment in accordance with this sentence.

SECTION 2.2   Surrender of Shares.

(a)  Following the date of this Agreement and prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as exchange agent in connection with the Merger (the “Exchange Agent”) for the purpose of exchanging certificates representing Shares (“Certificates”) or Shares represented by book-entry (“Book-Entry Shares”), as the case may be, for Merger Consideration. At the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, cash sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.1(a). Such funds delivered to the Exchange Agent are herein referred to as the “Exchange Fund”. The Exchange Agent shall invest the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable to holders of Shares entitled to receive such consideration. Any interest or income provided by such investments shall be payable to the Surviving Corporation or Parent, as directed by Parent.

(b)  Promptly after the Effective Time (but in any event within five (5) days after the Effective Time), the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of Shares, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares, for payment of the Merger Consideration therefor. Each stockholder, upon surrender by such holder to the Exchange Agent of its Certificate or Book-Entry Shares, as applicable, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, shall be entitled to receive in exchange therefor the amount of cash (in U.S. dollars) that such stockholder has the right to receive pursuant to this Article II, after giving effect to any required withholdings pursuant to Section 2.2(f). No interest shall be paid or accrue for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment or issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment or issuance that the Certificate so surrendered shall be properly endorsed, with signatures guaranteed, and shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. Until so surrendered, each Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(c)  From and after the Effective Time, the Shares shall no longer be outstanding and, subject to Section 2.4(a), no holder of Shares shall have any rights with respect thereto except the right to receive Merger Consideration in respect of such Shares pursuant to this Article II, without interest, and only upon compliance with the applicable provisions of this Article II. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(d)  At any time following the date that is twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest or income received with respect thereto) remaining in the Exchange Fund. To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Common Stock for any amount properly paid from the Exchange Fund or otherwise delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)  In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares represented by the Certificate pursuant to this Article II.

(f)   Notwithstanding anything in this Agreement to the contrary, each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement any amounts as may be required to be deducted and withheld with respect to the making of this payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing authority by or on behalf of Parent or the Surviving Corporation, Parent or the Surviving Corporation, as the case may be, shall be treated as though it withheld an appropriate amount of consideration otherwise payable pursuant to this Agreement to any former holder of Shares and paid these cash proceeds to the appropriate Taxing authority. Such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent or Merger Sub.

SECTION 2.3   Options; Restricted Stock; Company ESPPs.

(a)  The Company shall provide that, as of the Effective Time, each option to purchase Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”), which, in each case, is outstanding immediately prior to the Effective Time (whether vested or unvested, exercisable or not exercisable), shall be canceled by the Company, and the holder thereof shall be entitled to receive promptly following the Effective Time from the Surviving Corporation, in consideration for such cancellation, an amount (less applicable withholdings and without interest) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Common Stock over (B) the exercise price per share of Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Common Stock subject to such Company Stock Option. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without payment therefor and have no further force or effect.

(b)  Each share of Common Stock granted subject to vesting or other lapse restrictions pursuant to any Company Stock Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time to the extent provided by the terms thereof (as such plans may be amended prior to the Effective Time in accordance with the terms hereof) and, at the Effective Time, the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share in accordance with Section 2.1, less applicable withholdings and without interest.

(c)  The Company shall provide that, as of the Effective Time, any award of deferred shares of Common Stock granted under any Company Stock Plan (the “Deferred Share Awards”) which is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be canceled by the Company and the holder thereof shall be entitled to receive promptly following the Effective Time from the Surviving Corporation, in consideration for such cancellation, an amount (less applicable withholdings, if any, and without interest) equal to the product of (i) the Merger Consideration per share of Common Stock, multiplied by (ii) the total number of shares of Common Stock subject to such Deferred Share Award.

(d)  The foregoing provisions of this Section 2.3 shall not apply to the Company’s 1987 Employee Stock Purchase Plan, 1992 Employee Stock Purchase Plan or any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Code (the “Company ESPPs”). The Company shall, prior to the Effective Time, take all actions necessary to terminate the Company ESPPs effective as of the Effective Time and all outstanding rights thereunder at the Effective Time, and ensure that no new offering periods thereunder commence during the period from the date of this Agreement through the Effective Time. The offering periods currently in effect as of the date of this Agreement shall end in accordance with the terms of the applicable Company ESPP; provided that there will be no increase in the amount of payroll deductions permitted to be made by the participants therein during such period; and provided further that, on the last day of the current offering periods, each participant in the applicable Company ESPP will be credited with the number of share(s) of Common Stock purchased for his or her account(s) under the applicable Company ESPP in respect of the applicable offering period in accordance with the terms of the applicable Company ESPP.

(e)  Prior to the Effective Time, the Company shall take all actions necessary in order to effectuate the provisions of this Section 2.3.

SECTION 2.4   Dissenting Shares.

(a)  Shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have perfected their rights to dissent from the Merger under the MBCA and who have not effectively withdrawn or lost such right to dissent under the MBCA as of the Effective Time (the “Dissenting Shares”) shall not be converted into, or represent the right to receive, Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by the applicable provisions of the MBCA; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively withdraw or lose such right to dissent under the applicable provisions of the MBCA, such stockholder’s shares of Common Stock in respect of which the stockholder would otherwise be entitled to receive fair value under the applicable provisions of the MBCA shall thereupon be deemed to have been canceled, at the Effective Time, and the holder thereof shall be entitled to receive the Merger Consideration less applicable withholdings and without interest as compensation for such cancellation.

(b)  The Company shall give Parent (i) prompt notice of any notice received by the Company of intent to demand the fair value of any shares of Common Stock, withdrawals of such notices and any other instruments or notices served under the applicable provisions of the MBCA relating to dissenters’ rights and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenters’ rights under the applicable provisions of the MBCA. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment or other commitment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth on the corresponding section of the Disclosure Schedule delivered by the Company to the Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”):

SECTION 3.1   Organization and Qualification; Subsidiaries.   Each of the Company and its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be in good standing or to have such power or authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (as defined below). Each of the Company and its subsidiaries is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of its properties owned, leased or operated by it or the conduct of its business or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. “Company Material Adverse Effect” means any change, event, circumstance or effect that, taken as a whole, is or would be materially adverse to the business, assets, properties, liabilities, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any change, event, circumstance or effect resulting from (i) changes after the date of this Agreement in general U.S. or global economic conditions (except to the extent that those changes have a disproportionate effect on the

Company or its subsidiaries relative to other participants in the industry in which the Company and its subsidiaries operate), (ii) general changes after the date of this Agreement in the industry in which the Company and its subsidiaries operate (except to the extent that those changes have a disproportionate effect on the Company or its subsidiaries relative to other participants in such industry), or (iii) the announcement of this Agreement or of the transactions contemplated hereby, including without limitation terminations or other negative impacts on relationships with customers, suppliers or other persons who have business relations with the Company and its subsidiaries that result from such announcement. Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 includes all of the significant subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the United States Securities and Exchange Commission (the “SEC”)) of the Company as of the end of such fiscal year (each such significant subsidiary, a “Significant Subsidiary”). Other than subsidiaries that are wholly-owned by the Company or by another Company subsidiary, and other than as set forth in Section 3.1 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity interests in any other person, except for passive investments in any other person which do not exceed 1% of such other person’s outstanding equity interests.

SECTION 3.2   Articles of Organization and Bylaws.   The Company has heretofore furnished or otherwise made available to Parent a true, complete and correct copy of the restated articles of organization (the “Articles of Organization”) and the bylaws (the “Bylaws”) of the Company, in each case as currently in effect. The Articles of Organization and Bylaws of the Company, as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its Articles of Organization or Bylaws in any material respect.

SECTION 3.3   Capitalization.

(a)  The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and no shares of preferred stock. As of July 29, 2005, (i) 59,777,962 shares of Common Stock (not including 36,716,225 shares of Common Stock owned by RBK Holdings plc) were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) 7,078,626 shares of Common Stock were reserved for issuance upon or otherwise deliverable in connection with the exercise or payment of outstanding Company Stock Options or Deferred Share Awards issued or granted pursuant to the Company Stock Plans, (iii) 124,000,000 shares of Common Stock were reserved for issuance upon the exercise of the rights (the “Company Rights”) issued pursuant to the Company’s Common Stock Rights Agreement, dated June 14, 1990, between the Company and American Stock Transfer and Trust Company, as rights agent, as amended (the “Company Rights Agreement”), and (iv) no other shares of Common Stock are reserved for issuance by the Company. From July 29, 2005 through the date of this Agreement, the only shares of Common Stock issued have been pursuant to the Company Stock Options listed in Section 3.3(a)(i) of the Company Disclosure Schedule. Section 3.3(a)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all outstanding Company Stock Options, grouped by grant date and exercise price, and Deferred Share Awards, in the aggregate. Section 3.3(a)(ii) of the Company Disclosure Schedule sets forth the number of warrants issued by the Company to National Football League Properties, Inc., the number of shares issuable or deliverable upon exercise thereof, the vesting schedule (if applicable), the expiration date and the exercise price relating thereto. Except as set forth in Section 3.3(a)(i) and Section 3.3(a)(ii) of the Company Disclosure Schedule and except for the Company Rights and the Company’s 2.00% Convertible Debentures due May 1, 2024, the terms of which are governed by the Indenture, dated as of April 30, 2004, between the Company and U.S. Bank National Association, as trustee, and the Company’s Series B 2.00% Convertible Debentures due May 1, 2024, the terms of which are governed by the Indenture, dated as of November 29, 2004, between the Company and U.S. Bank National Association, as trustee (collectively, the “Convertible Debentures”), (A) there are no outstanding options, warrants, calls, convertible securities, preemptive rights or other rights of any kind which obligate the Company or any of its subsidiaries to issue or deliver, or giving any person a right to subscribe for or acquire from the Company or its subsidiaries, any shares of capital stock, voting securities or other equity or ownership interests of the Company or any securities or obligations convertible or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity or ownership interests of the Company (“Company Securities”), (B) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities and (C) there are no voting agreements, proxies, shareholder agreements or similar arrangements relating to the voting of any issued or unissued Company Securities to which the Company or any of its subsidiaries is a party. RBK Holdings plc owns 36,716,225 shares of Common Stock, and no other subsidiary of the Company owns any Company Securities.

(b)  There are no outstanding stock appreciation rights or similar rights issued by the Company pursuant to any of the Company Stock Plans or otherwise. Except for the Convertible Debentures, none of the Company or any of its subsidiaries has outstanding any bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the stockholders of the Company or any of its subsidiaries on any matter.

(c)  Each of the outstanding shares of capital stock, other ownership interests and other voting securities of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares, other ownership interests and voting securities are owned by the Company or another wholly-owned subsidiary of the Company, in each case, free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting, dividend or transfer rights, charges or other encumbrances of any nature whatsoever (each a “Lien”). Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, (A) there are no outstanding options, warrants, calls, convertible securities, preemptive rights or other rights of any kind which obligate the Company or any of its subsidiaries to issue or deliver, or giving any person a right to subscribe for or acquire from the Company or its subsidiaries, any shares of capital stock, voting securities or other equity or ownership interests of any subsidiary of the Company or any securities or obligations convertible or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity or ownership interests of any subsidiary of the Company (“Subsidiary Securities”), (B) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities and (C) there are no voting agreements, proxies, shareholder agreements or similar arrangements relating to the voting of any issued or unissued Subsidiary Securities to which the Company or any of its subsidiaries is a party.

(d)  Except for the Company Rights Agreement and except as set forth in Section 3.3(d) of the Company Disclosure Schedule or as filed as an exhibit to any of the Company SEC Reports filed prior to the date of this Agreement, there are no outstanding obligations of the Company or any of its subsidiaries pursuant to which the Company or any of its subsidiaries is or could be required to register shares of Common Stock or any other securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

SECTION 3.4   Authority.   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings by or on the part of the Company are necessary to authorize this Agreement, to perform its obligations hereunder or to consummate the transactions contemplated hereby (other than (i) approval of this Agreement by the vote of the holders of two-thirds of the outstanding shares of Common Stock (the “Company Requisite Vote”), and (ii) the filing with the Secretary of State of the Commonwealth of Massachusetts of the Articles of Merger as required by the MBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law). The Board of Directors of the Company, acting unanimously by resolutions duly adopted at a meeting duly called and held, has (A) approved and adopted this Agreement in accordance with the MBCA, and (B) subject to the provisions of Section 6.4, resolved to submit this Agreement and the Merger to the holders of Common Stock at the Stockholders Meeting and recommend that such holders vote in favor of the approval of this Agreement at the Stockholders Meeting. A complete and correct copy of the resolutions referred to in the preceding sentence has been delivered to Parent on or prior to the date of this Agreement. The only vote of the stockholders of the Company required to approve this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

SECTION 3.5   No Conflict; Required Filings and Consents.

(a)  The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby by the Company, do not and will not: (i) conflict with or violate the Articles of Organization or Bylaws of the Company; (ii) conflict with or violate the certificate of incorporation, by-laws or comparable constituent documents of any of the subsidiaries of the Company; (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to timely consummate the Merger or the other transactions contemplated by this Agreement, assuming that all consents, approvals, authorizations, declarations and permits contemplated by clauses (i) through (ix) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with, or violate, any law, decree, statute, rule, ordinance, code or regulation, including common law (any of the foregoing, a “Law”), or order, stay, decree, writ, settlement, award, stipulation, ruling, injunction or judgment (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”), applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound; or (iv) other than as set forth in Section 3.5(a) of the Company Disclosure Schedule, or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to timely consummate the Merger or the other transactions contemplated by this Agreement, (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, require any consent or approval under, (B) give rise to any right of termination, cancellation, amendment, acceleration or other alteration in the rights under, or (C) result in the creation of any Lien on any of the properties, assets or rights of the Company or any of its subsidiaries under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound.

(b)  The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby by the Company, do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court, commission, tribunal or other governmental body (each, a “Governmental Entity”), except for: (i) the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”); (ii) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder; (iii) the applicable requirements of the New York Stock Exchange, Inc. (the “NYSE”); (iv) the filing with the Secretary of State of the Commonwealth of Massachusetts of the Articles of Merger as required by the MBCA; (v) the filing with the European Commission of a merger notification in accordance with Council Regulation (EC) 139/2004, the E.C. Merger Regulation (the “ECMR”); (vi) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR; (vii) the applicable requirements of antitrust, competition or other similar Laws, rules, regulations or judicial doctrines of jurisdictions other than the United States and the European Union or its member states or of investment Laws relating to foreign ownership (collectively, “Foreign Antitrust Laws”); (viii) the applicable requirements under Section 721 of Title VIII of the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended, and the rules and regulations promulgated thereunder (“Exon-Florio”); and (ix) any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to timely consummate the Merger or the other transactions contemplated by this Agreement.

SECTION 3.6   Compliance.   Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its subsidiaries is in violation of any Law or Order to which the Company or any of its subsidiaries is subject or by which its or any of their respective properties are bound, except for any such violation which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its subsidiaries have all permits, licenses, exemptions, orders, consents, approvals, franchises and other authorizations (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted and all such Licenses are valid and in full force and effect, except for any such Licenses the failure of which to have or to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.7   SEC Filings; Financial Statements.

(a)  The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2003 (all forms, reports, statements, certificates and other documents, including any financial statements, filed by the Company with the SEC since January 1, 2003, whether or not required to be filed, collectively, the “Company SEC Reports”). None of the Company’s subsidiaries is required to file periodic reports with the SEC under the Exchange Act. Each of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act on the date it was filed or, if amended prior to the date of this Agreement, on the date of such amendment. None of the Company SEC Reports, when filed or, if amended prior to the date of this Agreement, on the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No securities issued by any subsidiary of the Company (i) are registered or required to be registered with the SEC under the Exchange Act or (ii) were issued under a registration statement filed with the SEC under the Securities Act which registration statement became effective after January 1, 2004.

(b)  Each of the consolidated financial statements of the Company and its subsidiaries (including the related notes and schedules) included in the Company SEC Reports has been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). Each of the consolidated balance sheets of the Company and its subsidiaries included in the Company SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and each of the related consolidated statements of income, cash flows and stockholders’ equity included in the Company SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, cash flows and stockholders equity of the Company and its subsidiaries for the periods indicated (subject, in the case of unaudited statements, to normal period-end adjustments that will not be material in amount or effect) in each case in conformity with U.S. generally accepted accounting principles consistently applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto).

(c)  Since December 31, 2004, neither the Company nor any of its subsidiaries has incurred any liabilities of a nature required by U.S. generally accepted accounting principles to be reflected on a consolidated balance sheet or in the notes thereto except: (i) as and to the extent (A) set forth on the unaudited balance sheet of the Company and its subsidiaries as of March 31, 2005 or in the notes thereto contained in its quarterly report filed with the SEC on Form 10-Q for the quarter then ended or (B) described in any Company SEC Reports filed with the SEC after March 31, 2005 and prior to the date of this Agreement; (ii) as incurred pursuant to the transactions contemplated by this Agreement; or (iii) as incurred after March 31, 2005 in the ordinary course of business consistent with past practice which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d)  The Company has (i) designed and maintains (A) disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known on a timely basis to the management of the Company (including those members of management who are responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents) by others within those entities and (B) internal controls over financial reporting (as defined in Rule 13a-15(f) and Rule 15d-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles, and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)  Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”), neither the Company nor any of its affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed an extension of credit or materially modified an extension of credit in the form of personal loans to any executive officer or director (or equivalent thereof) of the Company or any of its subsidiaries.

SECTION 3.8   Absence of Certain Changes or Events.

(a)  Except as disclosed in the Company SEC Reports filed after December 31, 2004 and prior to the date of this Agreement, from December 31, 2004 to the date of this Agreement, the Company and its subsidiaries have conducted their businesses, in all material respects, only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of these businesses consistent with past practice.

(b)  Except as set forth in Section 3.8 of the Company Disclosure Schedule, since December 31, 2004, there has not been any change, event, circumstance or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.9   Absence of Litigation.   Except (i) as set forth in Section 3.9 of the Company Disclosure Schedule, (ii) as disclosed in the Company SEC Reports filed prior to the date of this Agreement or (iii) as would not, individually or in the aggregate, reasonably be expected to have Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to timely consummate the Merger or the other transactions contemplated by this Agreement, there are no actions, suits, claims, hearings, proceedings, arbitrations, mediations or investigations (whether civil, criminal, administrative or otherwise) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of the directors or officers of the Company or any of its subsidiaries. Except (i) as set forth in Section 3.9 of the Company Disclosure Schedule or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to timely consummate the Merger or the other transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any Order, including any Order that prohibits or restricts the Company or any of its subsidiaries (or, following the Effective Time, Parent, the Surviving Corporation or any of their respective subsidiaries) from operating their respective business in a manner that is consistent with past practice. No officer or director of the Company is a defendant in any action, suit, claim, hearing, proceeding, arbitration or mediation or, to the knowledge of the Company, the subject of any investigation (whether civil, criminal, administrative or otherwise) by any Governmental Entity in connection with his or her status as an officer or director of the Company. To the knowledge of the Company, there are no formal or informal inquiries or investigations by any Governmental Entity pending or threatened, in each case, regarding any accounting, internal control or disclosure practices of the Company or any of its subsidiaries or compliance by the Company or any of its subsidiaries with securities Laws.

SECTION 3.10   Employee Benefit Plans.

(a)  Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each material Company Plan. For purposes of this Agreement, the term “Company Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including “multiemployer plans” within the meaning of Section 3(37) of ERISA, and any stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement), whether formal or informal, oral or written, whether contained in any collective bargaining agreement or otherwise, (i) under which (A) any current or former employee, or director, independent contractor or consultant, of the Company or any of its subsidiaries (collectively, the “Company Employees”) has any present or future right (determined as of the date of this Agreement) to benefits and which are contributed to, sponsored by or maintained by the Company or any of its subsidiaries or (B) the Company or any of its subsidiaries is reasonably expected to have any present or future liability (determined as of the date of this Agreement) (other than such benefits as may be provided by Law or otherwise required by Law to be provided by the Company or any of its subsidiaries (“Government Plans”)), and (ii) which is maintained within the jurisdiction of the United States or covers any Company Employee who resides or works for the Company or any of its subsidiaries in the United States. Except as set forth in Section 3.10(a)-1 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any employment, severance or change-in-control agreement with any executive officer of the Company.

(b)  With respect to each Company Plan, the Company has provided or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its subsidiaries to the Company Employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the most recent year available (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, where applicable.

(c)  Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) no event has occurred and no condition exists that would subject the Company or its subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; and (iii) no “reportable event” (as such term is defined in Section 4043 of the Code), no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan. Each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. Neither the Company nor any of its subsidiaries has incurred, or is expected to incur, any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its subsidiaries, and no Company Plan provides for any such benefits, except as required to avoid an excise Tax under Section 4980B of the Code or as otherwise required by any other applicable Law.

(d)  No Company Plan is subject to Title IV of ERISA and neither the Company, any of its subsidiaries nor any member of their Controlled Group has within the preceding six years sponsored or contributed to, or has or had any liability or obligation in respect of, any such plan.

(e)  With respect to any Company Plan or Foreign Benefit Plan, (i) there is no action, suit or claim (other than routine claims for benefits in the ordinary course) pending or, to the knowledge of the Company, threatened, and there exist no facts or circumstances that could reasonably be expected to give rise to any such action, suit or claim; and (ii) except as described in Section 3.10(e) of the Company Disclosure Schedule, there is no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Entity pending or in progress or, to the knowledge of the Company, threatened, in either case, that could give rise, individually or in the aggregate, to a Company Material Adverse Effect.

(f)   Except as set forth in Section 3.10(f) of the Company Disclosure Schedule or by reason of the transactions contemplated in Section 2.3 or Section 6.5 of this Agreement, no material Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any termination of employment occurring on the Closing Date), will: (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement under any Company Plan; or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans. Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, no

Company Plan exists that contains terms which could result in payments under any of the Company Plans which would not be fully deductible by operation of Section 280G of the Code or Section 162(m) of the Code.

(g)  With respect to any plan, program or arrangement that would be a Company Plan but for the fact that it is maintained outside the jurisdiction of the United States or covers any Company Employee residing or working outside the United States (any such Company Plan, a “Foreign Benefit Plan”), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Laws and Orders of any controlling Governmental Entity or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are fully funded to the extent so required by Law or Order and, with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the Company or its applicable subsidiary in accordance with local generally accepted accounting principles; and (iii) no liability or obligation of the Company or its subsidiaries exists with respect to such Foreign Benefit Plans (other than any such Foreign Benefit Plan that is a Government Plan) that has not been disclosed on Section 3.10(g)(iii) of the Company Disclosure Schedule.

(h)  Each Company Plan subject to Section 409A of the Code has been operated in material compliance with, and no circumstances exist that would reasonably be expected to result in any participant in any such Company Plan incurring any tax under, Section 409A of the Code and for which the Company is reasonably expected to have material liability and the applicable guidance thereunder.

SECTION 3.11   Labor and Employment Matters.

(a)  Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its subsidiaries is in compliance with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, including but not limited to the Worker Adjustment and Retraining Notification Act, as amended (“WARN”), and all Laws of a similar nature, in each case, with respect to Company Employees, (ii) none of the Company or any of its subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits for Company Employees, (iii) there are no strikes, work stoppages, slowdowns or lockouts pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries, and (iv) none of the Company or any of its subsidiaries is engaged in any unfair labor practices.

(b)  Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of their employees (the “Collective Bargaining Agreements”), nor is any such Collective Bargaining Agreement presently being negotiated. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, no labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened in writing to be brought or filed, with the National Labor Relations Board or any other U.S. or non-U.S. labor relations tribunal or authority and no such demand or proceeding has been made or brought within the past three years.

(c)  A copy of the Company’s Human Rights Production Standards policies and procedures has been made available to Parent prior to the date of this Agreement. To the knowledge of the Company, except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company’s subsidiaries, manufacturers, suppliers and agents (including independent contractors) has complied with such policies and procedures.

SECTION 3.12   Insurance.   Except as described in Section 3.12(a) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent and in accordance with industry practices or as is required by Law.

SECTION 3.13   Properties.   Except as described in Section 3.13(a) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its subsidiaries holds good and valid leasehold interests in the real property leased by any of them (the “Leased Real Property”), and has good and marketable title to all of the real property owned by any of them (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”), free and clear of all Liens, other than Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no monetary or other default exists under any lease or sublease under which the Leased Real Property is held and, to the knowledge of the Company, no event has occurred that with notice, lapse of time or both, individually or in the aggregate, would reasonably be likely to result in such a default. As used in this Agreement, “Permitted Liens” means: (A) zoning restrictions, easements, rights-of-way or other restrictions on the use of the Real Property (provided that such liens and restrictions were incurred prior to the date of this Agreement and do not, individually or in the aggregate, materially interfere with the use of such Real Property or the Company’s or its subsidiaries’ operation of their respective businesses as currently operated); (B) Liens imposed by Law, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business consistent with past practice for sums not yet due or being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to U.S. generally accepted accounting principles have been made in respect thereof); (C) Liens for Taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to U.S. generally accepted accounting principles have been made in respect thereof); and (D) Liens set forth on Section 3.13(a) of the Company Disclosure Schedule with respect to the Indebtedness of the Company or its subsidiaries in existence as of the date of this Agreement, in each case as security for such Indebtedness and so long as there is no default under such Indebtedness.

SECTION 3.14   Tax Matters.   Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(a)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its subsidiaries has timely filed, or will timely file, with the appropriate taxing authorities all Tax Returns (as defined below) required to be filed by it on or prior to the Closing Date in the manner provided by Law and (ii) such Tax Returns were, and, in the case of Tax Returns to be filed, will be, complete and accurate in all respects.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Taxes (as defined below) due and payable (without regard to whether those Taxes are shown as due and payable on any Tax Return) by the Company or any of its subsidiaries have been paid or adequate reserves have been established in accordance with U.S. generally accepted accounting principles for the satisfaction of those Taxes.

(c)  As of the date of this Agreement, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material amount of federal, state, local or foreign income or other Taxes (other than pursuant to an extension of time to file Tax Returns obtained in the ordinary course).

(d)  Neither the Company nor any of its current subsidiaries (i) is a party to any Tax sharing or similar agreement that would reasonably be expected to give rise to a material payment obligation (other than agreements among the Company and its subsidiaries and other than customary Tax indemnifications contained in credit, lease or other commercial agreements the primary purpose of which does not relate to Taxes), or (ii) is or has ever been a member of an affiliated group filing a U.S. federal consolidated return (other than a group the common parent of which was the Company).

(e)  No deficiency for a material amount of Taxes has been proposed or threatened in writing, or asserted or assessed in writing, against the Company or any of its subsidiaries, except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and for which adequate reserves in accordance with U.S. generally accepted accounting principles have been established.

(f)   All material Taxes due with respect to completed and settled examinations or concluded litigation relating to the Company or any of its subsidiaries have been paid in full or adequate reserves have been established for the payment thereof.

(g)  As of the date of this Agreement, to the knowledge of the Company, no material audit or examination or refund litigation with respect to any Tax Return is pending or has been threatened in writing.

(h)  Neither the Company nor any subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the past five years.

(i)   Neither the Company nor any subsidiary of the Company has engaged in any “listed transactions” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(j)   Each of the Company and its subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(k)  There are no material Liens for material Taxes upon the assets of the Company or any of its subsidiaries, except for Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been maintained in accordance with U.S. generally accepted accounting principles.

For purposes of this Agreement, “Taxes” shall mean any taxes of any kind, including those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar taxes of any kind whatsoever, together with any interest and any penalties and additions to tax imposed by any Governmental Entity or other Taxing authority. For purposes of this Agreement, “Tax Return” means any return, report or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

SECTION 3.15   Opinion of Financial Advisor.   Credit Suisse First Boston LLC (the “Company’s Financial Advisor”) has delivered to the Board of Directors of the Company an opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares. A true and complete copy of the written opinion of the Company’s Financial Advisor will be delivered to Parent solely for informational purposes after receipt thereof by the Company.

SECTION 3.16   Brokers.   No broker, finder or investment banker is or will become entitled to any brokerage, finder’s or other fees or commissions, that together with all other such fees and commissions to which any other broker, finder or investment banker is or will become entitled, would exceed 0.55% of the Aggregate Consideration (as defined in Section 3.16 of the Company Disclosure Schedule) in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries. The Company will provide to Parent true and correct copies of all Contracts relating to the engagement of any such broker, finder or investment banker or pursuant to which any such broker, finder or investment banker is or will become entitled to any such fees or commissions after execution thereof by the Company.

SECTION 3.17   Takeover Statutes; Rights Agreement.

(a)  The Board of Directors of the Company has taken all action necessary and appropriate to render Chapters 110C, 110D and 110F of the Massachusetts General Laws inapplicable to this Agreement, the Stockholders Agreement, the Merger and the other transactions contemplated hereby. None of Chapters 110C, 110D or 110F of the Massachusetts General Laws or, to the knowledge of the Company, any other “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover Law enacted under state or federal Laws in the United States applicable to the Company (each, a “Takeover Statute”) is applicable to this Agreement, the Stockholders Agreement, the Merger or the other transactions contemplated hereby.

(b)  The Company has taken all necessary action so that (i) under the Company Rights Agreement, neither the execution nor delivery of this Agreement or the Stockholders Agreement, the performance by the parties of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereunder or thereunder, give rise to or will give rise to a “Distribution Date,” “Stock Acquisition Date” or “Offer Commencement Date,” or result in Parent or any of its affiliates becoming an “Acquiring Person” (each as defined in the Rights Agreement), under the Rights Agreement and (ii) the Company Rights shall expire, and shall no longer be exercisable, immediately prior to the Effective Time without any payment being made in respect thereof.

SECTION 3.18   Intellectual Property.

(a)  Except as set forth in Section 3.18(a) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its subsidiaries own or have a valid right to use all (i) patents, inventions, designs, techniques, developments, technology, know-how, (ii) copyrights and copyrightable works in any media, including but not limited to software, networks, systems, source code and related documentation, advertising, marketing and promotional materials, photographs, artwork, drawings, websites and website content, (iii) trademarks, service marks, brand names, corporate names, domain names, trade dress and other source indicators and the goodwill symbolized thereby, (iv) trade secrets, confidential information, databases, tools, methodologies, research, lists (including customer lists) and (v) personal rights of publicity (“Intellectual Property”), as are necessary for the conduct of their businesses as currently conducted, free and clear of all Liens (except Permitted Liens).

(b)  Except as listed on Section 3.18(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Intellectual Property that is owned by the Company or its subsidiaries is valid and enforceable; (ii) to the knowledge of the Company, the Company’s and its subsidiaries’ Intellectual Property does not infringe or otherwise violate the intellectual property rights of any third party and is not being infringed or violated by any third party; (iii) the Company and each of its subsidiaries make reasonable efforts to protect, police and maintain their Intellectual Property, including by securing reasonable confidentiality and invention assignment agreements with all current and former employees, agents and contractors; and (iv) the Company is not a party to any actions, suits, claims, hearings, proceedings, arbitrations, mediations or investigations (whether civil, criminal, administrative or otherwise) or any Order, and, to the knowledge of the Company, none is threatened or imminent, that challenges or impairs the validity, enforceability, ownership, or right to use, sell or license their Intellectual Property and, to the knowledge of the Company, there is no valid basis for same.

(c)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its subsidiaries are in compliance in all respects with (i) all applicable Laws with respect to data protection or privacy, and (ii) any posted or internal privacy policies relating to the protection of personally-identifiable information.

SECTION 3.19   Environmental Matters.

(a)  Except as set forth in Section 3.19(a) of the Company Disclosure Schedule, as disclosed in the Company SEC Reports filed prior to the date of this Agreement, or except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its subsidiaries comply, and during the term of all applicable statutes of limitation complied with or, in each case, has received a written waiver of the requirements of, all applicable Environmental Laws (as defined below) and with all applicable Environmental Permits (as defined below); (ii) there are no Materials of Environmental Concern (as defined below) at any property or facility currently or formerly owned, leased or operated by the Company or any of its subsidiaries, under circumstances that would reasonably be expected to require notification, investigation or cleanup or to result in liability of the Company or any of its subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any written notification alleging that it is liable for, or any request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act, or similar state statute concerning, any release or threatened release of Materials of Environmental Concern at any location; (iv) neither the Company nor any of its subsidiaries has received any written claim, notice or complaint, or is or has been subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and no such matter has been threatened to the knowledge of the Company; and (v) neither the Company nor any of its subsidiaries has assumed any liability under any Environmental Law.

(b)  For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)           “Environmental Laws” shall mean any applicable foreign, international, federal, state, or local Laws or Orders relating to (A) protection, preservation or cleanup of the indoor or outdoor environment or natural resources or (B) health or safety matters.

(ii)          “Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(iii)         “Materials of Environmental Concern” shall mean any substance identified as hazardous by or subject to regulation or liability under the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Resource Conservation and Recovery Act, the Federal Clean Water Act or any other Environmental Law.

(c)  A copy of the Company’s Restricted Substances Policy has been made available to Parent prior to the date of this Agreement. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its subsidiaries and, to the knowledge of the Company, each of their respective manufacturers, suppliers and agents (including independent contractors) has complied with such policies and procedures.

SECTION 3.20   Proxy Statement.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the date it is first mailed to stockholders and at the time of the Stockholders Meeting or at the date of any amendment thereof or supplement thereto, comply in all material respects with the requirements of the Exchange Act.

SECTION 3.21   Contracts.

(a)  Except as set forth in Section 3.21(a) of the Company Disclosure Schedule or as filed as an exhibit to a Company SEC Report filed prior to the date of this Agreement, as of the date of this Agreement, none of the Company or any of its subsidiaries is a party to or bound by any: (i) Contract that would be required to be filed by the Company with the SEC pursuant to Item 404 or Item 601(b)(2) or (10) of Regulation S-K under the Securities Act; (ii) Contract with respect to any partnership, joint venture or strategic alliance that is material to the Company and its subsidiaries, taken as a whole; (iii) Contract that contains covenants that restrict in any material respect the ability of the Company or any of its subsidiaries (or which, following the Effective Time, could reasonably be expected to restrict in any material respect the ability of Parent, the Surviving Corporation or any of their respective subsidiaries) to compete in any line of business, industry or geographical area; (iv) Contract pursuant to which the Company or any of its subsidiaries has any Indebtedness in an amount in excess of $20,000,000 outstanding (other than any such Contract between the Company and any of its wholly-owned subsidiaries or between wholly-owned subsidiaries of the Company); (v) Contract pursuant to which the Company or any of its subsidiaries is obligated to make any guaranteed royalty or similar payments, or any payments based on revenues of the Company or any of its subsidiaries or affiliates with respect to any category of products or geographic region, which payments would reasonably be expected to exceed $10,000,000 annually; or (vi) Contract (other than purchase orders for the purchase of inventory in the ordinary course of business) which by its terms provides for payments by or to the Company or any of its subsidiaries in excess of $30,000,000 over the remaining term thereof. Each such Contract described in clauses (i)-(vi) is referred to herein as a “Material Contract”. “Indebtedness” means: (A) indebtedness for borrowed money or for the deferred purchase price of property or services (but excluding trade payables and receivables in the ordinary course of business consistent with past practice), including indebtedness evidenced by a note, bond, debenture or similar instrument and any guarantees or keep-well obligations or other contingent obligations in respect thereof; (B) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under U.S. generally accepted accounting principles; (C) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such person (but excluding any such obligations entered into in connection with purchases of supplies or inventory in the ordinary course of business consistent with past practice or purchase of supplies or inventory as required by existing Contracts); and (D) liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements.

(b)  Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for any such failure to be valid and binding or to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There is no default under any Material Contract either by the Company or any of its subsidiaries party thereto or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, in each case except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.22   Affiliate Transactions.   Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, no executive officer or director of the Company or any of its subsidiaries or any person who beneficially owns 5% or more of the Common Stock (or any of such person’s immediate family members or affiliates) is a party to any Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties, assets or rights or has any material interest in any material properties, assets or rights owned by the Company or any of its subsidiaries or has engaged in any transaction with or with respect to any of the foregoing in the last twelve months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

SECTION 3.23   No Unlawful Payments.   Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its subsidiaries, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries, has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or accepted or received any unlawful contributions, payments, gifts or expenditures, (c) made any direct or indirect unlawful payment to any U.S. or non-U.S. government official or employee from corporate funds or to any U.S. or non-U.S. political parties or campaigns, (d) violated or is in violation of any applicable export control, money laundering or anti-terrorism Law, or any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect, or (e) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the corresponding section of the Disclosure Schedule delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”):

SECTION 4.1   Organization and Qualification.   Each of Parent and Merger Sub, is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be in good standing or to have such power or authority, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect (as defined below). Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of its properties owned, leased or operated by it or the conduct of its business or the nature or its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. “Parent Material Adverse Effect” means any change, event, circumstance or effect, taken as a whole, that would prevent, materially delay or materially impede the ability of Parent or Merger Sub to timely consummate the Merger or the other transactions contemplated by this Agreement.

SECTION 4.2   Authority.   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary action by each of the Supervisory and Executive Boards of Parent and the Board of Directors of Merger Sub and no other corporate proceedings by or on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than (i) the filing with the Secretary of State of the Commonwealth of Massachusetts of the Articles of Merger as required by the MBCA and (ii) the vote or consent of Parent or one or more wholly-owned subsidiaries of Parent as the sole stockholder(s) of Merger Sub, which vote or consent shall have occurred prior to the Effective Time). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

SECTION 4.3   No Conflict;Required Filings and Consents.

(a)  The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation of the transactions contemplated hereby by Parent and Merger Sub, do not and will not: (i) conflict with or violate the articles of association of Parent or the certificate of incorporation or by-laws of Merger Sub; (ii) conflict with or violate the memorandum or articles of association, certificate of incorporation, by-laws or other constituent documents of any of the subsidiaries of Parent; (iii) assuming that all consents, approvals, authorizations, declarations and permits contemplated by clauses (i) through (ix) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable to Parent or any of its subsidiaries or by which its or any of their respective properties are bound; or (iv) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, require any consent or approval under, or give rise to any right of termination, cancellation, amendment, acceleration or other alteration in the rights under, any Contracts to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (iii) and (iv), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub, do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Entity, except for: (i) the applicable requirements of the Exchange Act; (ii) the applicable requirements of the HSR Act and the rules and regulations promulgated thereunder; (iii) the applicable requirements of the NYSE; (iv) the filing with the Secretary of State of the Commonwealth of Massachusetts of the Articles of Merger as required by the MBCA; (v) the filing with the European Commission of a merger notification in accordance with the ECMR; (vi) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR, (vii) the applicable requirements of Foreign Antitrust Laws; (viii) the applicable requirements under Exon-Florio and (ix) any other consents, approvals, authorizations, filings or notices the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4   Brokers.   No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees and expenses shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its subsidiaries.

SECTION 4.5   Operations of Merger Sub.   Prior to the Effective Time, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

SECTION 4.6   Ownership of Shares.   As of the date of this Agreement, none of Parent, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective affiliates holds any rights to acquire any Shares, in each case except pursuant to this Agreement.

SECTION 4.7   Financing.   Parent has or, at the Effective Time, will have sufficient funds to pay the aggregate Merger Consideration and all amounts payable pursuant to Section 2.3 of this Agreement.

SECTION 4.8   Absence of Litigation.   There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.9   Proxy Statement.   None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 4.10   Vote/Approval Required.   No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent or one or more wholly-owned subsidiaries of Parent as the sole stockholder(s) of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

ARTICLE V

CONDUCT PENDING THE MERGER

SECTION 5.1   Conduct of the Company Pending the Merger.   The Company covenants and agrees that, during the period from the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Company and its subsidiaries shall be conducted in its ordinary course consistent with past practice and the Company shall use its commercially reasonable efforts to preserve intact its business organization, and to preserve its present relationships with its customers, suppliers and other persons with which it has significant business relations. Between the date of this Agreement and the Effective Time, except pursuant to the transactions expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries shall, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)  amend or otherwise change in any respect its Articles of Organization or Bylaws or any similar governing instruments;

(b)  except for transactions solely between the Company and its wholly-owned subsidiaries or between wholly-owned subsidiaries of the Company (other than any transactions involving RBK Holdings plc), issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for the issuance of shares of Common Stock issuable in accordance with the terms of outstanding Company Stock Options listed on Schedule 3.3(a)(i), the Convertible Debentures or the NFL Warrants);

(c)  declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or any other ownership interests (except for (i) regular semi-annual cash dividends on the Common Stock of no more than $0.15 per share or (ii) any dividend or distribution paid to the Company or a wholly-owned subsidiary of the Company);

(d)  adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other ownership interests of the Company or any of its subsidiaries or any securities convertible, exchangeable or exercisable for or into any such shares of capital stock or other ownership interests (other than the acquisition of Common Stock to satisfy employee tax withholding obligations in connection with the vesting of Restricted Shares), or engage in any internal reorganization or restructuring of the ownership structure of the subsidiaries, businesses and divisions of the Company and its subsidiaries that would be reasonably likely to have a Company Material Adverse Effect (other than any transaction involving RBK Holdings plc);

(e)  except for transactions solely between the Company and its wholly-owned subsidiaries or between wholly-owned subsidiaries of the Company, acquire (whether by merger, consolidation, reorganization, consolidation, share exchange, acquisition of stock or assets, lease, license or otherwise) any corporation, partnership or other business organization or division thereof or equity or other ownership interests therein or any other assets, other than (i) any license or endorsement Contract pursuant to which the Company or any subsidiary of the Company is obligated to make payments that are not reasonably expected to exceed $5,000,000 annually (or, with respect to no more than two such license or endorsement Contracts, in each case, $7,000,000 annually); (ii) purchases of supplies or inventory in the ordinary course of business consistent with past practice and purchases of supplies, inventory or other assets as required by existing Contracts; (iii) capital expenditures permitted under Section 5.1(g)(ii); or (iv) any acquisition of assets (in a single transactions or a series of related transactions) for a purchase price (including the amount of any assumed Indebtedness) of up to $50,000,000 which is made in support of the Reebok brand or sports licensing business;

(f)   except for transactions solely between the Company and its wholly-owned subsidiaries or between wholly-owned subsidiaries of the Company, pledge, sell, assign, license, lease, encumber or otherwise subject to a Lien (other than a Permitted Lien) or dispose of (whether by merger, consolidation or sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or equity or other ownership interests therein or any other rights or assets, other than (x) pledges, sales, assignments, licenses, leases and encumbrances for less than $25,000,000 in the aggregate, and (y) sales or dispositions of inventory in the ordinary course of business consistent with past practice and sales or dispositions of inventory or other assets as required by existing Contracts;

(g)  (i) amend in any material respect or terminate any Material Contract or enter into any Contract that, if entered into prior to the date of this Agreement, would be a Material Contract (other than the entering into of any such Contract in connection with a transaction otherwise permitted under this Section 5.1); (ii) authorize or make any capital expenditures which exceed $10,000,000 individually (or with respect to a series of related capital expenditures), or $60,000,000 in the aggregate for the balance of the year ended December 31, 2005 or $100,000,000 in the aggregate for the year ended December 31, 2006; or (iii) enter into any new line of business outside of its existing business segments;

(h)  except for transactions solely between the Company and its wholly-owned subsidiaries or between wholly-owned subsidiaries of the Company, redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any Indebtedness, or assume, guarantee or endorse, or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, or grant any security interest in any of its assets to, any other person (other than a wholly-owned subsidiary of the Company), in each case, other than (i) any borrowings under the existing credit facilities of the Company and its subsidiaries to fund working capital needs in the ordinary course of business consistent with past practice; (ii) any letter of credit or duty bond entered into in the ordinary course of business consistent with past practice for an amount less than $2,000,000 individually or any letter of credit or duty bond entered in the ordinary course of business in connection with purchases of supplies or inventory in the ordinary course of business consistent with past practice or in connection with purchases of supplies or inventory as required by existing Contracts; or (iii) any other Indebtedness of less than $100,000,000 in the aggregate;

(i)   (i) increase the compensation or benefits of any Company Employee (except for increases in annual base salary or hourly wage rates in the ordinary course of business consistent with past practice for Company Employees who are not executive officers of the Company, or the payment of accrued or earned but unpaid bonuses payable in the ordinary course of business consistent with past practice); (ii) allow for the commencement of any new offering periods under any Company Stock Plan or other employee stock purchase plan; (iii) grant any severance or termination pay to any Company Employee; (iv) loan or advance any money or other property to any Company Employee (except for any such loan or advance made to any Company Employee (other than an executive officer of the Company) in the ordinary course of business consistent with past practice); (v) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement other than in the ordinary course of business consistent with past practice (except for any such arrangement that provides for severance payments or benefits, change in control protections or retention bonuses); (vi) grant any equity or equity-based awards; (vii) allow for the commencement of any new offering periods under any Company Stock Plan or other employee stock purchase plan; or (viii) hire, or terminate the employment of, any Company Employee who is an executive officer of the Company (other than any termination for cause);

(j)   (i) change any material Tax election; (ii) change any method of accounting or tax accounting; (iii) enter into any settlement or compromise of any material Tax liability (including any audits, examinations or litigations with respect to Taxes); (iv) file any amended Tax Return with respect to any material Tax; (v) change any annual Tax accounting period; (vi) enter into any closing agreement relating to any material Tax; or (vii) surrender any right to claim a material Tax refund;

(k)  except to the extent necessary to take any actions that the Company is otherwise permitted to take pursuant to Section 6.4 (and in such case only in accordance with the terms of Section 6.4), waive any of its rights under, or release any other party from, amend, or fail to take all reasonable steps to enforce its rights under, any provision of any standstill agreement;

(l)   enter into or otherwise become party to any Contract that will restrict or limit, in any material respect, the ability of the Surviving Corporation, Parent or any of their subsidiaries from conducting, from and after the Closing, any of their respective businesses in any geographical area, other than renewals of distributor agreements in the ordinary course of business consistent with past practice for a renewal term not to exceed twelve months;

(m) settle or compromise any litigation other than settlements or compromises of litigation involving only monetary payments and where the amount paid (less the amount reserved for such matters by the Company) in settlement or compromise, in each case, does not exceed $5,000,000;

(n)  knowingly take any action that would result in the Common Stock ceasing to be listed on the NYSE;

(o)  take any action to (i) amend the Rights Agreement, (ii) redeem the rights subject to the Rights Agreement or (iii) exempt any person (other than Parent and Merger Sub) from the Rights Agreement;

(p)  implement or effect any material reduction in force, plant or operating unit closing, lay-off, early retirement, window or separation program, severance program or other program or effort concerning the termination of employment of employees of the Company or its subsidiaries; or

(q)  agree to take or approve any of the actions described in Sections 5.1(a) through 5.1(q).

SECTION 5.2   Conduct of Parent Pending the Merger.   Between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries shall, without the prior written consent of the Company, take any action (or agree to take or approve any action) which, to the knowledge of the Parent, would prevent, materially delay or materially impede the timely consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 5.3   No Control of Other Party’s Business.   Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations.

SECTION 5.4   Certain Notices.   From and after the date of this Agreement until the Effective Time, the Company and Parent shall promptly notify each other orally and in writing of (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (b) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not cure any breach of any representation or warranty, covenant or agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice; and provided, further, that any breach of this Section 5.4, in and of itself, shall not constitute a breach of a covenant or agreement that would, in and of itself, (i) result in the failure of any condition contained in Section 7.2(b) or 7.3(b) or (ii) give rise to a termination right pursuant to Section 8.1(d) or 8.1(e).

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1   Stockholders Meeting.   As promptly as reasonably practicable following the date of this Agreement, the Company, acting through its Board of Directors, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving this Agreement (such meeting, including any adjournments or postponements, the “Stockholders Meeting”), (ii) subject to Section 6.4(e), include in the Proxy Statement the unanimous recommendation of the Board of Directors that the stockholders of the Company vote in favor of the Merger and the approval of this Agreement (the “Company Board Recommendation”) and (iii) subject to Section 6.4(e), use its commercially reasonable efforts to obtain the Company Requisite Vote.

SECTION 6.2   Proxy Statement; Information Supplied.

(a)  As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. Subject to Section 6.4(e), the Company shall include in the Proxy Statement the Company Board Recommendation. The Company, Parent and Merger Sub shall cooperate and consult with each other in the preparation of the Proxy Statement and all amendments and supplements thereto. The Company shall respond to any comments of the SEC or its staff as promptly as possible after the receipt thereof and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The

Company shall use its commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. Notwithstanding the foregoing, the Company shall not file with the SEC or mail to its stockholders the Proxy Statement, any amendment thereto, any other soliciting material or any such other documents without providing Parent a reasonable opportunity to review and comment on such documents and shall include in such documents comments reasonably proposed by Parent.

(b)  The Company agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it or its subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to the Company’s stockholders and at the time of the Stockholders Meeting or the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Merger Sub agree to correct any information provided by it for inclusion in the Proxy Statement which shall have become false or misleading.

SECTION 6.3   Access to Information; Confidentiality.

(a)  From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, shall cause its subsidiaries to, and shall direct, and use its commercially reasonable efforts to cause, its and its subsidiaries’ officers, directors, employees, auditors and other representatives to, afford the officers, employees, auditors and other representatives of Parent and the prospective lenders and other parties involved in the Financing reasonable access at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books, records and information, and shall furnish Parent and the prospective lenders and other parties involved in the Financing with all financial, operating and other data and information as Parent and the prospective lenders and other parties involved in the Financing, through its officers, employees or representatives, may from time to time reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any Law in any material respect (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization).

(b)  Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated October 14, 2004, as amended, between the Company and Parent (the “Confidentiality Agreement”). The Company will hold and treat and will cause its officers, employees, auditors and other representatives to hold and treat in confidence all non-public documents and information concerning Parent and its subsidiaries furnished to the Company in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement. The Company and Parent agree that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION 6.4  Acquisition Proposals.

(a)       The Company agrees that it and its subsidiaries shall not, and that it shall use its commercially reasonable efforts to ensure that none of its or its subsidiaries’ respective officers, directors, investment bankers, financial advisors, attorneys, accountants, consultants or other agents, advisors or representatives (collectively, the “Company Representatives”) shall, directly or indirectly, take any of the following actions:

(i)                                initiate, solicit, encourage or knowingly facilitate any inquiry, proposal or offer, or the making, submission or reaffirmation of any inquiry, proposal or offer (including any proposal or offer to the Company’s stockholders), that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined below);

(ii)                             engage in any negotiations or discussions concerning, or provide access to any properties, books and records, or any confidential information or data, of the Company or any of its subsidiaries to any person relating to or in connection with, any Acquisition Proposal;

(iii)                          take any action to render the Company Rights inapplicable to any Acquisition Proposal or the transactions contemplated thereby, exempt or exclude any person from the applicability of the Company Rights in connection with any Acquisition Proposal or the transactions contemplated thereby or, other than as contemplated by this Agreement in connection with the Merger, allow the Company Rights to expire prior to the expiration date, or take any action to exempt any person (other than Parent or its affiliates) from the restrictions on “business combinations”, “control share acquisitions” or “take-over bids” contained in Chapters 110F, 110D or 110C of the Massachusetts General Laws, respectively, or otherwise cause such restrictions not to apply; or

(iv)                         waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person (other than Parent or its affiliates); provided, however, that, if requested to do so by a third party who has contacted the Company to inform it that it desires to make an unsolicited bona fide Acquisition Proposal, but would be unable to do so without a waiver or modification of its existing standstill provisions, the Company may waive, modify or fail to enforce such standstill provisions (A) if the Board of Directors of the Company shall have determined in good faith, after consultation with its legal counsel, that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to stockholders under applicable Law, and (B) solely to the extent necessary and for the limited purpose of permitting such third party to submit an unsolicited bona fide Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer (other than as set forth on Schedule 6.4(a) of the Company Disclosure Schedule) with respect to a tender offer or exchange offer, merger, reorganization, share exchange, consolidation or other business combination involving the Company or any of its significant subsidiaries or any acquisition in any manner of an equity interest representing a 15% or greater economic or voting interest in the Company or any of its significant subsidiaries, or with respect to the assets, securities or ownership interests of or in the Company or any of its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, in each case other than the transactions contemplated by this Agreement.

(b)      Notwithstanding the foregoing Section 6.4(a), at any time prior to the approval of this Agreement by the Company’s stockholders, the Company may (x) provide access to its properties, books and records in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the party so requesting such access or information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) and provided that such access is also contemporaneously provided to Parent and its representatives to the extent not previously provided to Parent, or (y) engage in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; provided that the Company shall be permitted take any of the actions set forth in the foregoing clauses (x) or (y) if, and only to the extent that, prior to taking any such action:

(i)                                the Board of Directors of the Company shall have determined in good faith (A) after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to stockholders under applicable Law and (B) after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal (as defined below) from the party that made the applicable Acquisition Proposal;

(ii)                             the Company has complied in all material respects with the provisions of Section 6.4(a); and

(iii)                          the Company promptly notifies Parent in writing of the taking by it of such action.

A “Superior Proposal” means an Acquisition Proposal (with the references to “15% or greater” and “15% or more” contained therein being replaced with “90% or greater” and “90% or more”, respectively) that is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing and the person making the proposal, and the Board of Directors of the Company determines, in good faith, after consultation with its outside legal counsel and financial advisors, is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any modifications to the terms and provisions of this Agreement proposed by Parent in response to such Acquisition Proposal).

(c)       Promptly after receipt by the Company, its subsidiaries or any of the Company Representatives of any Acquisition Proposal, or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, its subsidiaries or any of its or their respective directors, officers or the Company Representatives, the Company shall provide Parent with written notice of the material terms and conditions of any Acquisition Proposal (including information relating to any financing thereof) and the identity of any party making any Acquisition Proposal or requesting non-public information or seeking discussions or negotiations, and thereafter shall keep Parent informed, on a current basis, of the status and material terms and conditions of any proposals or offers (including promptly providing written notice to Parent of any material modifications or developments with respect to any Acquisition Proposal). The Company shall contemporaneously make available to Parent (to the extent it has not previously done so) all nonpublic information made available to any person making any Acquisition Proposal.

(d)      The Company agrees that neither the Company, any of its subsidiaries nor any of their respective Boards of Directors or any committee thereof shall (i) fail to make, withhold, withdraw, modify or change in any manner adverse to Parent the Company Board Recommendation or (ii) approve of or recommend or take any position other than to recommend rejection of any Acquisition Proposal (each a “Change in Company Recommendation”) or enter into, or approve, authorize, recommend or propose to enter into, any agreement, letter of intent, memorandum of understanding, arrangement or other Contract with respect to any Acquisition Proposal; provided, however, that it is expressly agreed that any “stop-look-and-listen” communication by the Board of Directors of the Company to the stockholders of the Company which is limited to the statements described in Rule 14d-9(f) of the Exchange Act in connection with the commencement of a tender offer or exchange offer with respect to the Common Stock shall not be deemed to constitute a Change in Company Recommendation.

(e)       Notwithstanding the foregoing Section 6.4(d), if, at any time prior to the approval of this Agreement by the Company’s stockholders, the Company receives an unsolicited Superior Proposal and the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to stockholders under applicable Law, following the expiration of the Notice Period (as defined below) the Company’s Board of Directors may (x) effect a Change in Company Recommendation and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided that the Board of Directors of the Company may not effect such a Change in Company Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i)                                the Company has complied in all material respects with the provisions of this Section 6.4;

(ii)                             the Company’s Board of Directors shall have first provided prior written notice to Parent that it intends to effect a Change in Company Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall attach the most current version of any proposed written agreements relating to the transaction that constitutes such Superior Proposal, including the identity of the person making such Superior Proposal;

(iii)                          during the three business day period following receipt of such notice by Parent (or longer period if extended by the mutual agreement of the Company and Parent) (the “Notice Period”), the Company and the Company Representatives have negotiated in good faith with Parent and the Parent Representatives (if Parent desires to so negotiate) to make such modifications to the terms of this Agreement as would make the Acquisition Proposal no longer a Superior Proposal;

(iv)                         following receipt of any proposal with respect to modifications to the terms of this Agreement by Parent, which proposal must be made prior to the expiration of the Notice Period, the Company’s Board of Directors has again determined in good faith, after consultation with its outside legal counsel, and after taking into account any such modifications proposed by Parent, that failure to effect a Change in Company Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal would reasonably be expected to result in a breach of its fiduciary duties to stockholders under applicable Law; and

(v)                            in the event of any termination of this Agreement by the Company pursuant to clause (y) of this Section 6.4(e), the Company pays the termination fee under Section 8.2(b) concurrently with and as a condition of such termination.

The Company shall be required to deliver a new written notice in the event of any material revisions to the Superior Proposal, in which event the Notice Period shall commence following receipt of such new written notice by Parent).

(f)         The Company shall use its commercially reasonable efforts to take the necessary steps to inform the Company Representatives of the obligations undertaken in this Section 6.4 promptly following the date of this Agreement. The Company and the Company Representatives shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal.

(g)      Prior to the termination of this Agreement in accordance with Section 8.1, (i) nothing contained in this Section 6.4 shall limit in any way the obligation of the Company to convene and hold the Stockholders Meeting in accordance with Section 6.1 of this Agreement and (ii) the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the transactions contemplated by this Agreement.

SECTION 6.5  Employment and Employee Benefits Matters.

(a)       For a period of 12 months following the Effective Time, Parent shall, or shall cause the Surviving Corporation and any other applicable subsidiaries to, provide to the employees of the Company or any of its subsidiaries who continue, on and after the Effective Time, as employees of the Surviving Corporation or any of its subsidiaries (“Continuing Employees”) base salary or wages, as applicable, any annual bonus opportunities and employee benefits (excluding stock purchase plans and other equity-based plans, programs and benefits or special retention bonus arrangements) that, in the aggregate, are no less favorable than the base salary or wages, as applicable, any annual bonus opportunities and employee benefits (excluding stock purchase plans and other equity-based plans, programs and benefits or special retention bonus arrangements), in the aggregate, provided to such Continuing Employees immediately prior to the date of this Agreement.

(b)      To the extent permitted under applicable Law, Parent shall, or shall cause its subsidiaries to, give Continuing Employees full credit for purposes of eligibility to participate, vesting and benefit accrual (other than with respect to any defined benefit plan) under the employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any of their applicable subsidiaries in which such Continuing Employees may participate for such Continuing Employees’ service with the Company or its subsidiaries to the same extent recognized by the Company or such subsidiaries under the corresponding Company Plans for the same purpose immediately prior to the Effective Time.

(c)       To the extent permitted under applicable Law, with respect to any “welfare benefit plans” (as defined in Section 3(1) of ERISA) maintained by Parent, the Surviving Corporation or any of their applicable subsidiaries for the benefit of Continuing Employees on and after the Effective Time, Parent shall, or shall cause its subsidiaries to, (i) cause there to be waived any eligibility requirements or pre-existing condition limitations to the same extent waived under comparable plans of the Company and its subsidiaries and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations in respect of the year in which the Effective Time occurs, amounts paid by such Continuing Employees during such same year under the corresponding Company Plans for the same or similar purpose.

(d)      Nothing herein expressed or implied shall (i) confer upon any of the Company Employees, any rights or remedies (including, without limitation, any right to employment, or continued employment for any specified period) of any nature or kind whatsoever under or by reason of the Agreement or (ii) subject to the provisions of Section 6.5(a) above and Section 6.5(e) below, obligate Parent, the Surviving Corporation or any of their respective subsidiaries to maintain any particular Company Plan or grant or issue any equity-based awards or limit the ability of Parent to amend or terminate any of such Company Plans to the extent permitted thereunder in accordance with their terms.

(e)       For a period of one year following the Closing Date, Parent shall cause to be provided to Company Employees severance benefits in an amount and on terms and conditions no less favorable than the applicable severance benefits, if any, payable by the Company to Company Employees prior to the date of this Agreement pursuant to the Company Severance Pay Policy identified in Section 3.10(a) of the Company Disclosure Schedule.

SECTION 6.6  Directors’ and Officers’ Indemnification and Insurance.

(a)       From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. Each Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation to the same extent such persons are entitled to advancement of expenses pursuant to the articles of organization or bylaws of the Company or such subsidiary as in effect on the date hereof.

(b)      The articles of organization and by-laws of the Surviving Corporation or any successor shall contain provisions that are no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers as are set forth in the Company’s Articles of Organization and By-laws as of the date of this Agreement.

(c)       The Surviving Corporation shall maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company (provided that Parent or the Surviving Corporation may (i) substitute therefor policies of at least the same coverage containing terms and conditions which are, in the aggregate, no less advantageous to any beneficiary thereof or (ii) arrange for “tail” coverage for such six-year period under the Company’s current directors’ and officers’ liability insurance policies) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that during this period, the Surviving Corporation shall not be required to maintain any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 300% of the current annual premium paid by the Company for its existing coverage, the amount of which is set forth in Section 6.6(c) of the Company Disclosure Schedule.

SECTION 6.7  Further Actions.

(a)       Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including the satisfaction of the conditions contained in Article VII; (ii) obtain any consents of third parties necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including any consents of experts required in connection with any filings under the Securities Act or Exchange Act; (iii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, the Company or any of their respective subsidiaries; (iv) as promptly as reasonably advisable following the date of this Agreement make all necessary filings, and as promptly as reasonably advisable make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) Antitrust Laws of any applicable jurisdiction, including the HSR Act, the ECMR and the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR, and (C) any other applicable Law; and (v) take any action reasonably necessary to defend vigorously, lift, mitigate or, rescind the effect of any litigation or administrative proceeding involving any Governmental Entity or Person adversely affecting this Agreement or the transactions contemplated by this Agreement until receipt of a final order by a court of competent jurisdiction permanently enjoining the transaction as to which all available applications for review have been taken. Without limitation of the foregoing, neither Parent nor the Company shall unreasonably withhold or delay its consent to any extension of any waiting period under the HSR Act or any other Antitrust Laws.

(b)      Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use reasonable best efforts to cooperate in all respects with each other in connection with the making of all filings, submissions or other written communications and the taking of all actions and efforts referred to in Section 6.7(a) (including providing copies of all filings, submissions or other written communications to any Governmental Entity or any other third party to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith), and in connection with resolving any investigation or other inquiry of any Governmental Entity or any proceeding by a private party with respect to any such filing, submission or other written communication. Parent and the Company shall have the right to review reasonably in advance, and each shall consult the other on, all the information relating to Parent and its subsidiaries, or the Company and its subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger. Each of Parent and the Company shall promptly notify and provide a copy to the other party of any written communication received from any Governmental Entity, including the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”), or the offices of any state Attorney General, the European Commission or any other third party with respect to any filing, submission or other written communication with respect to the Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company shall give the other reasonable prior notice of any proposed understanding, undertaking or agreement with, and, to the extent reasonably practicable, any communication with, any Governmental Entity regarding any such filing or any such transaction. To the extent reasonably practicable, each of the Company and Parent shall give the other prior notice of any meeting or substantive conversation by such party or its representatives with any Governmental Entity or other third party in respect of any such filing, investigation or other inquiry, and, unless prohibited by such Governmental Entity or other third party, the opportunity to attend and participate. Each of the parties to this Agreement will use its reasonable best efforts to consult and cooperate in all respects with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or related to the HSR Act, the ECMR or any other Antitrust Laws. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the ECMR, Foreign Antitrust Laws, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)       From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of Parent or the Company, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its subsidiaries.

(d)      In furtherance and not in limitation of the covenants of the parties contained in Sections 6.7(a), (b) and (c), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ, the European Commission or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement (including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby), which shall include Parent, the Company or any of the Company’s subsidiaries (i) agreeing that the Company or any of its subsidiaries may sell, hold separate, license or otherwise dispose of any of its assets or businesses or conduct its business in a manner which would resolve such objections or suits or (ii) permitting the sale, holding separate, licensing or other disposition of, any of the assets or businesses of the Company or any its subsidiaries or the conducting of the business of the Company or any its subsidiaries in a manner which would resolve such objections or suits. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or would reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the Termination Date.

(e)       Notwithstanding the foregoing or any other provision of this Agreement, neither Parent nor Merger Sub shall be required by this Section 6.7 or any other provision of this Agreement to take any action, agree to take any action or consent to the taking of any action, unless (i) the taking of such action is conditioned on the consummation of the Merger and (ii) such action would not result in, and would not reasonably be expected to result in, any of the following:

(A)                         (x) Parent or any of its affiliates (other than, following the consummation of the Merger, the Surviving Corporation or any of its subsidiaries) being required to sell, license, transfer, assign, lease, dispose of or hold separate any business or assets or (y) any restrictions that would limit or restrict the ability of Parent or any of its affiliates (other than, following the consummation of the Merger, the Surviving Corporation or any of its subsidiaries) to own, retain, conduct or operate any business or assets; or

(B)                           (x) Parent, the Surviving Corporation or any of their respective affiliates being required to sell, license, transfer, assign, lease, dispose of or hold separate any business or assets of the Surviving Corporation or any of its subsidiaries or (y) any restrictions that would limit or restrict the ability of Parent or any of its affiliates to own, retain, conduct or operate any business or assets of the Surviving Corporation or any of its subsidiaries, in any case, in the event that the taking of such actions or acceptance of such limitations would entail (i) any licensing, divestitures or other actions or limitations involving substantially all of one or more business segments or product lines of the Surviving Corporation and/or any of its subsidiaries having, individually or in the aggregate, net sales (on a basis consistent with the Company’s audited financial statements included in the latest Company SEC Reports) equal to or in excess of $400,000,000 for either of the twelve month periods ending December 31, 2004 or 2005 or (ii) any licensing, divestitures or other actions or limitations with respect to substantially all basketball-related footwear of the Surviving Corporation or any of its subsidiaries in the United States or with respect to substantially all footwear products of the Surviving Corporation or any of its subsidiaries in the “Classics” category in the United States, the European Union as a whole or the United Kingdom.

(f)         Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action, agree to take any action or consent to or permit the taking of any action pursuant to this Section 6.7 (including with respect to selling, licensing, transferring, assigning, leasing, otherwise disposing of or holding separate any of its businesses or assets or owning, retaining, conducting or operating any of its businesses or assets in a specified manner) without the prior written consent of Parent. Nothing contained in this Section 6.7 or any other provision of this Agreement shall limit the discretion of Parent with respect to the time within which to propose, accept or consent to any resolution or settlement or other agreement with any Governmental Entity or other third party with respect to the transactions contemplated by this Agreement so long as such proposal, acceptance or consent, if any, is made in sufficient time so as not to delay the consummation of the transactions contemplated by this Agreement beyond the Termination Date.

SECTION 6.8  Public Announcements.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any Governmental Entity to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

SECTION 6.9  Takeover Statutes.  Subject to Section 6.4, if any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, each of the Company and Parent and their respective Board of Directors shall, subject to applicable Law, grant any approvals and take any actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of any Takeover Statute on these transactions.

SECTION 6.10  Section 16(b).  The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.11  Third Party Consents.  The Company shall use its commercially reasonable efforts to promptly obtain all consents, approvals, authorizations, and waivers of, and to give all notices to each third party that may be necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including obtaining all consents, approvals, authorizations and waivers, and giving all notices, required under the Contracts listed on Section 6.11 of the Parent Disclosure Schedule; provided, however, that (i) the Company shall not amend in any material respect or agree to amend in any material respect, or waive any material right or material economic benefit under, any such Contract in connection with obtaining such consents, approvals, authorizations and waivers without Parent’s prior written consent; (ii) the Company shall not be required to amend in any material respect or agree to amend in any material respect, or waive any material right or material economic benefit under, any such Contract unless such amendment, agreement or waiver is conditioned on the closing of the transactions contemplated by this Agreement; and (iii) in connection with obtaining such consents, approvals, authorizations and waivers, or the giving of such notices, the Company shall not incur any out of pocket costs or any other obligation or liability without Parent’s prior written consent, unless such costs, obligation or liability is de minimis in nature; provided further, however, in no event shall obtaining any such consent, approval, authorizations or waivers be required as a condition to Closing hereunder.

SECTION 6.12  Financing.  At the cost and expense of Parent, the Company (i) shall, (ii) shall cause its subsidiaries to, and (iii) shall use its commercially reasonable efforts to cause its and their respective officers, employees, advisors and accountants to, reasonably cooperate with Parent and Merger Sub in connection with the arrangement by Parent of any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement (any such arrangements, the “Financing”).

SECTION 6.13   Director Resignations.   The Company shall obtain and deliver to Parent at or prior to the Closing the written resignations, effective as of the Effective Time, of each of the directors of the Company.

SECTION 6.14  Delisting.  The Company shall use its commercially reasonable efforts to cause the Common Stock to be de-listed from the NYSE effective as of the Effective Time.

SECTION 6.15  Restructuring.  At the request of Parent, the Company shall use its commercially reasonable efforts to implement any reasonable proposals made by Parent with respect to the restructuring of the Company’s subsidiaries prior to the Closing (including the conversion of Reebok Securities Holdings Corp. to a limited liability company and RBK Holdings plc to a private limited company), effective immediately prior to the Closing, so long as the implementation of such proposals does not result in any costs (including as a result of breaches of contracts, agreements or understandings) or adverse tax consequences to the Company or any of its subsidiaries, taken as a whole, in any case, for which Parent has not agreed to reimburse the Company.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1  Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)       This Agreement shall have been approved by the stockholders of the Company by the Company Requisite Vote.

(b)      (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; (ii) all required approvals by the European Commission applicable to the Merger under applicable Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired; (iii) all required approvals of the competent authority of any member state of the European Union applicable to the Merger under applicable Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired; (iv) all approvals or filings required to consummate the Merger pursuant to any Foreign Antitrust Law of the jurisdictions listed in Section 7.1(b) of the Parent Disclosure Schedule shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired; and (v) all other required approvals of any Governmental Entity under applicable Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired, except, in the case of this clause (v), if the failure to obtain such approval or failure of such waiting period to terminate or expire, individually or in the aggregate, would not reasonably be expected either to result in a Company Material Adverse Effect or to lead to criminal prosecution of any director, officer or employee of the Company, Parent, the Surviving Corporation or their respective subsidiaries.

(c)       (i) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or Law which is in effect which would, and (ii) there shall not be instituted or pending any action, suit or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement, or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation.

SECTION 7.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)       (i) The representations and warranties of the Company set forth in Sections 3.3(a) shall be true and correct (except for any immaterial deviations), as of the date of this Agreement and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct only as of the specified date); and (ii) each of the other representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant to this Agreement (disregarding all materiality or Company Material Adverse Effect qualifications and exceptions or any similar standard or qualification contained therein), shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all materiality or Company Material Adverse Effect qualifications and exceptions or any similar standard or qualification contained therein), individually or in the aggregate, would not reasonably be expected to have a Company

Material Adverse Effect or prevent, materially delay or materially impede the ability of the Company to timely consummate the Merger or the other transactions contemplated by this Agreement.

(b)      The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

(c)       Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d)      The aggregate number of shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have exercised appraisal rights or provided notice of the intention to exercise appraisal rights in accordance with the provisions of Part 13 of the MBCA shall constitute less than ten percent (10%) of the shares of Common Stock outstanding as of the date of this Agreement, as set forth in Section 3.3(a)(i).

SECTION 7.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)       The representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by Parent pursuant to this Agreement (disregarding all materiality or a Parent Material Adverse Effect, qualifications and exceptions or any similar standard or qualification contained therein), shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all materiality or a Parent Material Adverse Effect, qualifications and exceptions or any similar standard or qualification contained therein), individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)      Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

(c)       The Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1  Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval of this Agreement by the stockholders of the Company:

(a)       by mutual written consent of Parent, Merger Sub and the Company;

(b)      by either Parent or the Company if any Governmental Entity shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such Order or other action is or shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used its reasonable best efforts to prevent the issuance of such Order and, until the time that such Order becomes final and nonappealable, to cause any such Order to be vacated or otherwise rendered of no effect, and shall have otherwise complied with its obligations under Section 6.7 (subject to the limitations contained therein);

(c)       by either Parent or the Company if the Effective Time shall not have occurred on or before August 2, 2006 (such date, or the date of any extension thereof under this Section 8.1(c), the “Termination Date”); provided, however, that if, on the original Termination Date, the conditions to Closing set forth in

Section 7.1(b) or Section 7.1(c) shall not have been fulfilled but all other conditions to Closing shall have been fulfilled or shall be capable of being fulfilled, then the Termination Date shall be automatically extended for ninety (90) days; provided, further that, if on the date that is ninety (90) days after the original Termination Date, the conditions to Closing set forth in Section 7.1(b) or Section 7.1(c) shall not have been fulfilled but all other conditions to Closing shall have been fulfilled or shall be capable of being fulfilled, then the Company shall have the right to extend the Termination Date for an additional one hundred (180) days; provided, further however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has resulted in the failure of the Effective Time to occur on or before the Termination Date;

(d)      by the Company:

(i)                                if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, such that (A) the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and (B) such breach is not reasonably capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (I) 20 business days following notice of such breach and (II) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii)                             if there shall have occurred any change, event, circumstance or effect as a result of which the condition set forth in Section 7.3(a) would not be satisfied; or

(iii)                          prior to obtaining the Company Requisite Vote, in accordance with, and subject to the terms and conditions of, Section 6.4(e);

(e)       by Parent:

(i)                                if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, such that (A) the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and (B) such breach is not reasonably capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (I) 20 business days following notice of such breach and (II) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii)                             if there shall have occurred any change, event, circumstance or effect as a result of which the condition set forth in Section 7.2(a) would not be satisfied; or

(iii)                          if the Board of Directors of the Company (A) shall have effected a Change in Company Recommendation, or (B) shall have recommended to the stockholders of the Company any Acquisition Proposal other than the Merger; or

(f)         by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting, this Agreement shall not have been approved by the Company Requisite Vote.

SECTION 8.2  Effect of Termination.

(a)       In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 3.16, 4.4, 6.3(b), this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any breach hereof occurring prior to such termination.

(b)      In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii) or by Parent pursuant to Section 8.1(e)(iii), then the Company shall pay to Parent $100,000,000 (such amount, the “Termination Fee”) at or prior to the time of termination in the case of a termination pursuant to

Section 8.1(d)(iii) or as promptly as possible (but in any event within two business days) in the case of a termination pursuant to Section 8.1(e)(iii), in each case payable by wire transfer of same day funds.

(c)       In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(f) and, at any time after the date of this Agreement and prior to the Stockholders Meeting, an Acquisition Proposal shall have been made known to the Company or publicly disclosed and (ii) within 12 months after such termination, the Company enters into an agreement in respect of an Acquisition Proposal or an Acquisition Proposal is consummated, then the Company shall pay to Parent the Termination Fee, by wire transfer of same day funds on the date of the agreement in respect of the Acquisition Proposal or, if earlier, consummation of the Acquisition Proposal, as may be applicable.

(d)      (i) (A) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e)(i) and, at any time after the date of this Agreement and prior to the event giving rise to Parent’s right to terminate this Agreement pursuant to Section 8.1(e)(i), an Acquisition Proposal shall have been made known to the Company or publicly disclosed, or (B) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c) and, prior to the Termination Date, an Acquisition Proposal shall have been made known to the Company or publicly disclosed and (ii) within 12 months after such termination, the Company enters into an agreement in respect of an Acquisition Proposal or an Acquisition Proposal is consummated, then the Company shall pay to Parent the Termination Fee, by wire transfer of same day funds on the date of the agreement in respect of the Acquisition Proposal or, if earlier, consummation of the Acquisition Proposal, as may be applicable.

(e)       In the event that this Agreement is terminated by Parent or the Company (A) pursuant to Section 8.1(c) solely as a result of the failure to obtain necessary approvals under applicable Antitrust Laws or (B) pursuant to Section 8.1(b) as a result of the applicable waiting period under the HSR Act or the ECMR not having expired or terminated then, in any such event, Parent shall pay $75,000,000 to the Company, by wire transfer of same day funds, as promptly as possible (but in any event within two (2) business days of such termination).

(f)         The parties hereto agree that the remedies provided in this Section 8.2 will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the parties. In addition, for purposes of this Section 8.2, “Acquisition Proposal” shall mean any proposal or offer (other than as set forth in Section 6.4(a) of the Company Disclosure Schedule) with respect to a tender offer or exchange offer, merger, reorganization, share exchange, consolidation or other business combination involving the Company or any of its significant subsidiaries or any acquisition in any manner of an equity interest representing a 90% or greater economic or voting interest in the Company, or with respect to the assets, securities or ownership interests of or in the Company or any of its subsidiaries representing 90% or more of the consolidated assets of the Company and its subsidiaries, in each case other than the transactions contemplated by this Agreement.

(g)      Each of the Company and Parent acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if either party fails to timely pay any amount due pursuant to this Section 8.2, and, in order to obtain the payment, the other party commences a suit which results in a judgment against the first party for the payment set forth in this Section 8.2, the losing party shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount due from each date for payment until the date of the payment at the prime rate of Citibank, N.A. in effect on the date the payment was required to be made.

SECTION 8.3  Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 8.4  Amendment.  This Agreement may be amended to the fullest extent permitted by Law by the parties hereto by action taken by or on behalf of their respective Boards of Directors or Supervisory or Executive Boards, as the case may be, at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company or Merger Sub. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.5  Waiver.  At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1  Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

SECTION 9.2  Notices.  All notices, requests, claims, instructions, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (provided that the facsimile is promptly confirmed by telephone confirmation thereof) or by overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub:

adidas-Salomon AG
Adi-Dassler-Str. 1-2
91074 Herzogenaurach
Germany
Attention:	General Counsel
Facsimile:	+49 9132-084-2443

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Charles I. Cogut, Esq.
William R. Dougherty, Esq.
Facsimile:	212-455-2502

if to the Company:

Reebok International Ltd.
1895 J.W. Foster Boulevard
Canton, Massachusetts 02021
Attention:	General Counsel
Facsimile:	781-401-4780

with an additional copy (which shall not constitute notice) to:

Ropes & Gray, LLP
One International Place
Boston, MA 02110
Attention:	Keith F. Higgins, Esq.
Jane D. Goldstein, Esq.
Facsimile:	617-951-7050

SECTION 9.3  Certain Definitions.  For purposes of this Agreement, the term:

(a)       “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b)      “beneficial owner” with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” shall have a corresponding meaning);

(c)       “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York or Herzogenaurach, Federal Republic of Germany;

(d)      “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise;

(e)       “corresponding section” means the section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, which corresponds to the section number of the representation or warranty qualified and each other section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, which contains a disclosure where it is readily apparent on the face of the information disclosed that it should be an exception to such representation or warranty;

(f)         “knowledge” (i) with respect to the Company means the actual knowledge of such matter of any of the persons set forth in Section 9.3(f) of the Company Disclosure Schedule, and (ii) with respect to Parent or Merger Sub means either the actual knowledge of such matter of any of the persons set forth in Section 9.3(f) of the Parent Disclosure Schedule;

(g)      “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(h)      “subsidiary” of any person means any other person of which (i) such person or any subsidiary thereof is a general partner, (ii) such person and/or one or more of its subsidiaries holds voting power to elect a majority of the Board of Directors or other body performing similar functions or (iii) such person, directly or indirectly, owns or controls 50% or more of the stock or other equity interests of such other person;

(i)          “U.S. generally accepted accounting principles” shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein, if applicable, or otherwise as in effect on the date of this Agreement.

SECTION 9.4  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.5  Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. The Company Disclosure Schedule and the Parent Disclosure Schedule referred to herein and signed for identification by the parties hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein. This Agreement shall not be assigned by operation of Law or otherwise.

SECTION 9.6  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, including the provisions of Section 6.5, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.6 which shall inure to the benefit of the Indemnified Parties.

SECTION 9.7  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the MBCA is applicable hereto.

SECTION 9.8  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.9  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10  Jurisdiction.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state courts of the State of New York sitting in the City of New York, the state courts of the Commonwealth of Massachusetts sitting in the City of Boston or any court of the United States located in the City of New York or in the City of Boston in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state courts of the State of New York sitting in the City of New York or any court of the United States located in the City of New York or the City of Boston and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 9.11  Enforcement of Agreement; Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction in injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts of the State of New York sitting in the City of New York or the City of Boston or any court of the United States located in the City of New York or the City of Boston, this being in addition to any other remedy to which such party is entitled at law or in equity.

SECTION 9.12  Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

SECTION 9.13  WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signatures on the following page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

adidas-Salomon AG

By:		/s/ HERBERT HAINER
Herbert Hainer
Chief Executive Officer

By:		/s/ ROBIN STALKER
Robin Stalker
Chief Financial Officer

RUBY MERGER CORPORATION

By:		/s/ FRANK A. DASSLER
Frank A. Dassler
President

By:		/s/ NATALIE KNIGHT
Natalie Knight
Treasurer

REEBOK INTERNATIONAL LTD.

By:		/s/ PAUL B. FIREMAN
	Name:	Paul B. Fireman
	Title:	Chairman and
Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

ANNEX B

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]

August 2, 2005

Board of Directors

Reebok International Ltd.

1895 J. W. Foster Boulevard

Canton, Massachusetts 02021

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share (“Company Common Stock”), of Reebok International Ltd. (the “Company”) of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 2, 2005 (the “Merger Agreement”), among adidas-Salomon AG (“Parent”), Ruby Merger Corporation, a wholly-owned subsidiary of Parent or of one or more wholly-owned subsidiaries of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company pursuant to which the Company will be the surviving corporation and each outstanding share of Company Common Stock will be converted into the right to receive $59.00 in cash (the “Merger Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents as well as certain publicly available business and financial information relating to the Company. We also have reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We also have considered certain financial and stock market data of the Company and have compared that data with similar data for other publicly held companies in businesses we deemed similar to the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also have considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company which we have reviewed, we have been advised, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We also have assumed, with your consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification, amendment or adjustment of any material term, condition or agreement therein. In addition, we have not been requested to make, and we have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and we did not, solicit third party indications of interest in acquiring the Company. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We and our

B-1

affiliates have in the past provided and in the future may provide investment banking and other financial services to the Company and Parent, unrelated to the Merger, for which we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and such affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and any other company that may be involved in the Merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock is fair to such holders, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

B-2

Annex C

EXECUTION COPY

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of August 2, 2005, by and among adidas-Salomon AG, a corporation organized under the laws of the Federal Republic of Germany (“Parent”), Ruby Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Mr. Paul B. Fireman (the “Management Stockholder”) and Ms. Phyllis Fireman (the “Non-Management Stockholder”) (each, a “Stockholder” and, together, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, the Stockholders beneficially own, in the aggregate, 13,615,212 shares of Common Stock, par value $.01 per share (the “Common Stock”), of Reebok International Ltd., a Massachusetts corporation (the “Company”);

WHEREAS, concurrently herewith, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of this date, as the same may be amended (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company and the Company will survive as a wholly-owned subsidiary of Parent (the “Merger”), and each share of Common Stock will be converted into the right to receive cash in accordance with the terms of the Merger Agreement; and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent and Merger Sub have required that each of the Stockholders agree, and each of the Stockholders has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1  Defined Terms.  For purposes of this Agreement, terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

SECTION 1.2  Other Definitions.  For purposes of this Agreement:

(a)       “Company Options” means options to acquire Common Stock granted to either Stockholder by the Company.

(b)      “New Shares” means any shares of capital stock of the Company (other than Owned Shares) over which either Stockholder acquires beneficial ownership at any time from and after the date of this Agreement through the termination of the Voting Period (including Option Shares).

(c)       “Option Shares” means any shares of Common Stock issued or issuable upon the exercise of Company Options.

(d)      “Owned Shares” means all of the shares of Common Stock beneficially owned by either Stockholder as of the date of this Agreement. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the “Owned Shares” shall be deemed to refer to and include the Owned Shares (as defined in the prior sentence) as well as all stock dividends and distributions and any securities into which or for which any or all of those Owned Shares may be changed or exchanged or which are received in the transaction.

(e)       “Permitted Transferee” means, with respect to any Stockholder, any of the following persons: (i) the spouse of such Stockholder, (ii) the children of such Stockholder, (iii) a trust of which there are no principal beneficiaries other than such Stockholder, such Stockholder’s spouse or such Stockholder’s children, (iv) upon the death of such Stockholder, the beneficiaries under the terms of any trust or will of the Stockholder or by law of intestate succession, and (v) any charitable foundation or similar charitable organization founded and controlled by such Stockholder or the Stockholders jointly (and which remains under the control of such Stockholder or the Stockholders jointly, as applicable).

(f)         Representative” means, with respect to any particular person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representatives of that person.

(g)      “Transfer” means sell, transfer, tender, pledge, encumber, hypothecate, assign or otherwise dispose, by operation of law or otherwise. For purposes of this Agreement, the Transfer of any Company Option shall be deemed a Transfer of the shares issuable upon the exercise thereof.

(h)      “Voting Period” means the period from and including the date of this Agreement through and including the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement by Parent or the Company pursuant to Section 8.1 of the Merger Agreement.

ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1  Agreement to Vote.

(a)       Each Stockholder hereby agrees that, during the Voting Period, such Stockholder shall vote or execute consents, as applicable, with respect to the Owned Shares and any New Shares beneficially owned by him or her, as the case may be, as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares and any New Shares beneficially owned by him or her, as the case may be, as of the applicable record date) in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of any class or classes of capital stock of the Company at or in connection with which any of such holders vote or execute consents with respect to any of the foregoing matters.

(b)      Each Stockholder hereby agrees that, during the Voting Period, such Stockholder shall vote or execute consents, as applicable, with respect to the Owned Shares and any New Shares beneficially owned by him or her, as the case may be, as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares and any New Shares beneficially owned by him or her, as the case may be, as of the applicable record date) against each of the matters set forth in clauses (i), (ii) or (iii) below at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of any class or classes of capital stock of the Company at or in connection with which any of such holders vote or execute consents with respect to any of the following matters:

(i)                                any action, proposal, transaction or agreement involving the Company or any of its subsidiaries that would reasonably be expected to, in any material respect, prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger, the other transactions contemplated by the Merger Agreement;

(ii)                             any Acquisition Proposal, other than an Acquisition Proposal made by Parent; or

(iii)                          any amendment to the Company’s Articles of Organization or Bylaws or Company Rights Agreement, except as required or expressly permitted under the Merger Agreement.

(c)       Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent. Nothing contained in this Section 2.1 shall require either Stockholder to vote or execute any consent with respect to any Option Shares on or not issued upon the exercise of a Company Option on or prior to the applicable record date for that vote or consent.

SECTION 2.2  Grant of Irrevocable Proxy.  Each Stockholder hereby irrevocably appoints Parent as such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to the Owned Shares and any New Shares beneficially owned by such Stockholder, solely in respect of the matters described in, and in accordance with, Section 2.1. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Neither Stockholder shall directly or indirectly grant any person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of the Owned Shares or New Shares that is inconsistent with Sections 2.1 and 2.2.

SECTION 2.3  Nature of Irrevocable Proxy.  The proxy and power of attorney granted pursuant to Section 2.2 by each Stockholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder, and such Stockholder acknowledges that the proxy constitutes an inducement for Parent and Merger Sub to enter into the Merger Agreement. The power of attorney granted by each Stockholder is a durable power of attorney and shall survive the bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate automatically at the expiration of the Voting Period.

ARTICLE III
COVENANTS

SECTION 3.1  Transfer Restrictions.  Each Stockholder agrees that such Stockholder shall not, and shall not permit any person, directly or indirectly, to:

(a)       Transfer any or all of the Owned Shares or New Shares beneficially owned by such Stockholder; provided that the foregoing shall not prevent (i) the Transfer of Owned Shares or New Shares to any Permitted Transferee who executes and delivers to Parent an agreement to be bound by the terms of this Agreement to the same extent as such Stockholder, or (ii) the conversion of such Owned Shares and New Shares into the right to receive Merger Consideration pursuant to the Merger in accordance with the terms of the Merger Agreement; or

(b)      deposit any Owned Shares or New Shares beneficially owned by such Stockholder in a voting trust or subject any of such Owned Shares or New Shares beneficially owned by such Stockholder to any arrangement or agreement with any person (other than Parent) with respect to the voting or the execution of consents with respect to any such Owned Shares or New Shares that would reasonably be expected to restrict such Stockholder’s ability to comply with and perform such Stockholder’s covenants and obligations under this Agreement.

SECTION 3.2  No Shop Obligations of the Stockholder.  Subject to Section 3.3 in the case of the Management Stockholder, each Stockholder covenants and agrees with Parent that, during the Voting Period, such Stockholder shall not and shall not authorize any of such Stockholder’s Representatives to, directly or indirectly, (i) initiate, solicit, encourage, or knowingly facilitate any inquiry, proposal or offer, or the making, submission or reaffirmation of any inquiry, proposal or offer (including any proposal or offer to the Company’s stockholders), that constitutes or would reasonably be expected to lead to any Acquisition Proposal, or (ii) engage in any discussions or negotiations concerning an Acquisition Proposal.

SECTION 3.3  Management Stockholder’s Capacity.  Parent and Merger Sub acknowledge that the Management Stockholder is not making any agreement or understanding herein in his capacity as a director or officer of the Company and that the Management Stockholder is executing this agreement solely in his capacity as the beneficial owner of Common Stock and nothing herein shall limit or affect any actions taken by the Management Stockholder in his capacity as a director or officer of the Company. Nothing herein shall limit or affect the Company’s rights in connection with the Merger Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby, jointly and severally, represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1  Authorization.  The Stockholders have all legal capacity, power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement has been duly executed and delivered by the Stockholders and constitutes a legal, valid and binding obligation of the Stockholders, enforceable against the Stockholders in accordance with its terms.

SECTION 4.2  Ownership of Shares.  The Owned Shares consist of: (a) in the case of the Management Stockholder, (i) 3,796,476 shares of Common Stock held by the Management Stockholder, (ii) 963,632 shares of Common Stock held by the Paul Fireman Reebok Grantor Retained Annuity Trust, and (iii) 975,000 shares held by the Paul & Phyllis Fireman Charitable Trust; and (b) in the case of the Non-Management Stockholder, (i) 3,626,478 shares of Common Stock held by the Non-Management Stockholder, (ii) 1,042,476 shares of Common Stock held by the Phyllis Fireman Reebok Grantor Retained Annuity Trust, and (iii) 975,000 shares held by the Paul & Phyllis Fireman Charitable Trust. The Company Options are exercisable for 3,211,150 Option Shares, in the case of the Management Stockholder, and no Option Shares in the case of the Non-Management Stockholder. Each Stockholder is the sole beneficial owner of all of such Stockholder’s Owned Shares and Option Shares and has, or will have at the time of any vote with respect to the matters contemplated by Article II, the sole power to vote (or cause to be voted or consents to be executed) and to dispose of (or cause to be disposed of) all of such Owned Shares and, upon their issuance, Option Shares; provided that the Management Stockholder and the Non-Management Stockholder share between themselves total voting and dispositive power with respect to 2,017,476 Owned Shares held in trusts. Neither Stockholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. Neither Stockholder’s Owned Shares and Option Shares are subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding to which such Stockholder is a party restricting or otherwise relating to the voting or Transfer of such Stockholder’s Owned Shares or Option Shares; provided, further that the following shares are subject to variable prepaid forward agreements with Credit Suisse First Boston, LLC: (w) 500,000 of the shares held by the Management Stockholder (which shares settle on April 3, 2006), (x) 500,000 of the shares held by the Non-Management Stockholder (which shares settle on April 3, 2006), (y) 750,000 of the shares held by the Paul Fireman Reebok Grantor Retained Annuity Trust (which shares settle on September 5, 2006) and (z) 750,000 of the shares held by the Phyllis Fireman Reebok Grantor Retained Annuity Trust (which shares settle on September 5, 2006) (the “Forward Contracts”). Each Stockholder has good and valid title to such Stockholder’s Owned Shares and Company Options, free and clear of any and all Liens, other than as set forth in the Forward Contracts.

SECTION 4.3  No Conflicts.  Except (a) for a filing of an amendment to a Schedule 13D or Schedule 13G, (b) for a filing of a Form 4 or Form 5 as required by the Exchange Act, and (c) pursuant to applicable requirements of any antitrust, competition or other similar Laws that are required solely in connection with the Option Exercise and Purchase, (i) no filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholders or the performance by the Stockholders of their obligations hereunder and (ii) none of the execution and delivery of this Agreement by the Stockholders or the performance by the Stockholders of their obligations hereunder shall (A) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under any of the terms of any agreement or other instrument to which either Stockholder is a party or by which either Stockholder or any of such Stockholder’s Owned Shares or Option Shares is bound, or (B) violate any applicable law, rule, regulation, order, judgment, or decree applicable to either Stockholder, except for any of the foregoing as could not reasonably be expected to impair the Stockholders’ ability to perform their obligations under this Agreement in any material respect.

SECTION 4.4  Reliance by Parent and Merger Sub.  Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the agreement by such Stockholder herein to perform such Stockholder’s obligations hereunder and comply with the terms hereof.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represent and warrant to each Stockholder that (i) it has all legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and (ii) this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of the party, enforceable against it in accordance with the terms of this Agreement.

ARTICLE VI
TERMINATION

This Agreement shall terminate upon the expiration of the Voting Period; provided that Sections 7.5 through 7.15 shall survive termination of this Agreement. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1  Appraisal Rights.  Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger or the approval of the Merger Agreement that such Stockholder may have under applicable Law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to any Owned Shares or any New Shares.

SECTION 7.2  Further Actions.  Each Stockholder agrees that such Stockholder shall take any further action and execute any other documents or instruments as may be necessary to effectuate the intent of this Agreement.

SECTION 7.3  Fees and Expenses.  Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the cost or expense whether or not the Merger is consummated.

SECTION 7.4  Amendments, Waivers, etc.  This Agreement may be amended by the parties at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 7.5  Enforcement of Agreement; Specific Performance.  Each Stockholder agrees and acknowledges that Parent and Merger Sub would suffer irreparable damage in the event that any of the obligations of such Stockholder in this Agreement were not performed in accordance with its specific terms or if the Agreement was otherwise breached by such Stockholder. It is accordingly agreed by each Stockholder that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Parent or Merger Sub may be entitled at law or in equity.

SECTION 7.6  Notices.  All notices, requests, claims, instructions, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (provided that the facsimile is promptly confirmed by telephone confirmation thereof) or by overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)		If to the Parent or Merger Sub, addressed to it at:

Adi-Dassler-Str. 1-2
91074 Herzogenaurach
Germany
Attention: General Counsel
Facsimile: +49 9132-084-2443

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Fax: (212) 455-2502
	Attn:	Charles I. Cogut, Esq.
William R. Dougherty, Esq.

(b)		If to either Stockholder, addressed to such Stockholder at:

Reebok International Ltd.
1895 J.W. Foster Boulevard
Canton, Massachusetts 02021
Attention: General Counsel
Facsimile: 781-401-4780

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
Tel: (617) 951-7386
Fax: (617) 951-7050
	Attn:	Keith F. Higgins, Esq.
Jane Goldstein, Esq.

or to that other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.

SECTION 7.7  Headings; Titles.  Headings and titles of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

SECTION 7.8  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 7.9  Entire Agreement.  This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 7.10  Assignment; Binding Effect; No Third Party Beneficiaries; Further Action.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except that each of Parent and/or Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any affiliate of Parent. This Agreement shall be binding upon and shall inure to the benefit of Parent and Merger Sub and their respective successors and assigns and shall be binding upon the Stockholders and their respective heirs, executors and administrators. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (other than, in the case of Parent and Merger Sub, their respective successors and assigns and, in the case of the Stockholders, their respective heirs, executors and administrators) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 7.11  Governing Law and Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state courts of the Commonwealth of Massachusetts sitting in the City of Boston or any court of the United States located in the City of Boston in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state courts of the Commonwealth of Massachusetts sitting in the City of Boston or any court of the United States located in the City of Boston and (iv) consents to service being made through the notice procedures set forth in Section 7.6. Each of the parties hereby agrees that service of any process, summons, notice or document by registered mail to the respective addresses set forth in Section 7.6 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 7.12  Enforcement of Agreement; Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction in injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts of the Commonwealth of Massachusetts sitting in the City of Boston or any court of the United States located in the City of Boston, this being in addition to any other remedy to which such party is entitled at law or in equity.

SECTION 7.13  Counterparts; Facsimiles.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.

SECTION 7.14  WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 7.15  Merger Agreement.  The obligations of the Stockholders hereunder are subject to the absence of any of the following changes (by amendment or waiver) to the Merger Agreement: (i) any change which decreases the Merger Consideration; or (ii) any change to the form of Merger Consideration (other than the addition of consideration payable in any form).

(Signature page follows.)

IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

adidas-Salomon AG

By:	/s/ HERBERT HAINER
Herbert Hainer
Chief Executive Officer

By:	/s/ ROBIN STALKER
Robin Stalker
Chief Financial Officer

RUBY MERGER CORPORATION

By:	/s/ FRANK A. DASSLER
Frank A. Dassler
President

By:	/s/ NATALIE KNIGHT
Natalie Knight
Treasurer

/s/ PAUL B. FIREMAN
Mr. Paul B. Fireman, in his capacity as the Management Stockholder

/s/ PHYLLIS FIREMAN
Ms. Phyllis Fireman, in her capacity as the Non-Management Stockholder

(Signature Page to Stockholders Agreement)

EXECUTION COPY

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of December 1, 2005, by and among adidas-Salomon AG, a corporation organized under the laws of the Federal Republic of Germany (“Parent”), Ruby Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and The Paul and Phyllis Fireman Charitable Foundation (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, the Stockholder beneficially owns 2,675,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), of Reebok International Ltd., a Massachusetts corporation (the “Company”);

WHEREAS, Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger, dated as of August 2, 2005, as the same may be amended (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company and the Company will survive as a wholly-owned subsidiary of Parent (the “Merger”), and each share of Common Stock will be converted into the right to receive cash in accordance with the terms of the Merger Agreement; and

WHEREAS, in connection with the Merger, Parent and Merger Sub have requested, and the Stockholder has agreed, that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1                     Defined Terms.  For purposes of this Agreement, terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

SECTION 1.2                     Other Definitions.  For purposes of this Agreement:

(a)                                  “New Shares” means any shares of capital stock of the Company (other than Owned Shares) over which the Stockholder acquires beneficial ownership at any time from and after the date of this Agreement through the termination of the Voting Period.

(b)                                 “Owned Shares” means all of the shares of Common Stock beneficially owned by the Stockholder as of the date of this Agreement.  In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the “Owned Shares” shall be deemed to refer to and include the Owned Shares (as defined in the prior sentence) as well as all stock dividends and distributions and any securities into which or for which any or all of those Owned Shares may be changed or exchanged or which are received in the transaction.

(c)                                  “Representative” means, with respect to any particular person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representatives of that person.

(d)                                 “Transfer” means sell, transfer, tender, pledge, encumber, hypothecate, assign or otherwise dispose, by operation of law or otherwise.

(e)                                  “Voting Period” means the period from and including the date of this Agreement through and including the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement by Parent or the Company pursuant to Section 8.1 of the Merger Agreement.

ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1                     Agreement to Vote.

(a)                                  The Stockholder hereby agrees that, during the Voting Period, the Stockholder shall vote or execute consents, as applicable, with respect to the Owned Shares and any New Shares beneficially owned by it as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares and any New Shares beneficially owned by it as of the applicable record date) in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of any class or classes of capital stock of the Company at or in connection with which any of such holders vote or execute consents with respect to any of the foregoing matters.

(b)                                 The Stockholder hereby agrees that, during the Voting Period, the Stockholder shall vote or execute consents, as applicable, with respect to the Owned Shares and any New Shares beneficially owned by it as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares and any

New Shares beneficially owned by it as of the applicable record date) against each of the matters set forth in clauses (i), (ii) or (iii) below at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of any class or classes of capital stock of the Company at or in connection with which any of such holders vote or execute consents with respect to any of the following matters:

(i)                                     any action, proposal, transaction or agreement involving the Company or any of its subsidiaries that would reasonably be expected to, in any material respect, prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger, the other transactions contemplated by the Merger Agreement;

(ii)                                  any Acquisition Proposal, other than an Acquisition Proposal made by Parent; or

(iii)                               any amendment to the Company’s Articles of Organization or Bylaws or Company Rights Agreement, except as required or expressly permitted under the Merger Agreement.

(c)                                  Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent.

SECTION 2.2                     Grant of Irrevocable Proxy.  The Stockholder hereby irrevocably appoints Parent as the Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to the Owned Shares and any New Shares beneficially owned by the Stockholder, solely in respect of the matters described in, and in accordance with, Section 2.1.  This proxy is given to secure the performance of the duties of the Stockholder under this Agreement.  The Stockholder shall not directly or indirectly grant any person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of the Owned Shares or New Shares that is inconsistent with Sections 2.1 and 2.2.

SECTION 2.3                     Nature of Irrevocable Proxy.  The proxy and power of attorney granted pursuant to Section 2.2 by the Stockholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder.  The power of attorney granted by the Stockholder is a durable power of attorney and shall survive the bankruptcy, death or incapacity of the Stockholder.  The proxy and power of attorney granted hereunder shall terminate automatically at the expiration of the Voting Period.

ARTICLE III
COVENANTS

SECTION 3.1                     Transfer Restrictions.  The Stockholder agrees that the Stockholder shall not, and shall not permit any person, directly or indirectly, to:

(a)                                  Transfer any or all of the Owned Shares or New Shares beneficially owned by the Stockholder; provided that the foregoing shall not prevent the conversion of such Owned Shares and New Shares into the right to receive Merger Consideration pursuant to the Merger in accordance with the terms of the Merger Agreement; or

(b)                                 deposit any Owned Shares or New Shares beneficially owned by the Stockholder in a voting trust or subject any of such Owned Shares or New Shares beneficially owned by the Stockholder to any arrangement or agreement with any person (other than Parent) with respect to the voting or the execution of consents with respect to any such Owned Shares or New Shares that would reasonably be expected to restrict the Stockholder’s ability to comply with and perform the Stockholder’s covenants and obligations under this Agreement.

SECTION 3.2                     No Shop Obligations of the Stockholder.  Subject to Section 3.3, the Stockholder covenants and agrees with Parent that, during the Voting Period, the Stockholder shall not and shall not authorize any of Stockholder’s Representatives to, directly or indirectly, (i) initiate, solicit, encourage, or knowingly facilitate any inquiry, proposal or offer, or the making, submission or reaffirmation of any inquiry, proposal or offer (including any proposal or offer to the Company’s stockholders), that constitutes or would reasonably be expected to lead to any Acquisition Proposal, or (ii) engage in any discussions or negotiations concerning an Acquisition Proposal.

SECTION 3.3                     Trustee’s Capacity.  Parent and Merger Sub acknowledge that Mr. Paul Fireman, a trustee of the Stockholder, is not making any agreement or understanding herein in his capacity as a director or officer of the Company and that Mr. Fireman is executing this agreement solely in his capacity as a trustee of the Stockholder and nothing herein shall limit or affect any actions taken by Mr. Fireman in his capacity as a director or officer of the Company.  Nothing herein shall limit or affect the Company’s rights in connection with the Merger Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1                     Authorization.  The Stockholder has all legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

SECTION 4.2                     Ownership of Shares.  The Owned Shares consist of 2,675,000 shares of Common Stock.  The Stockholder and Mr. Paul Fireman and Mrs. Fireman, solely in their capacities as trustees of the Stockholder, are the sole beneficial owners of all of the Stockholder’s Owned Shares and have, or will have at the time of any vote with respect to the matters contemplated by Article II, the sole power to vote (or cause to be voted or consents to be executed) and to dispose of (or cause to be disposed of) all of such Owned Shares.  Stockholder does not own or hold any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company.  Stockholder’s Owned Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding to which the Stockholder is a party restricting or otherwise relating to the voting or Transfer of the Stockholder’s Owned Shares.  The Stockholder has good and valid title to the Stockholder’s Owned Shares, free and clear of any and all Liens.

SECTION 4.3                     No Conflicts.  Except (a) for a filing of an amendment to a Schedule 13D or Schedule 13G, (b) for a filing of a Form 4 or Form 5 as required by the Exchange Act, and (c) pursuant to applicable requirements of any antitrust, competition or other similar Laws that are required solely in connection with the Option Exercise and Purchase, (i) no filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholder or the performance by the Stockholder of its obligations hereunder and (ii) none of the execution and delivery of this Agreement by the Stockholder or the performance by the Stockholder of its obligations hereunder shall (A) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under any of the terms of any agreement or other instrument to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s Owned Shares or Option Shares is bound, or (B) violate any applicable law, rule, regulation, order, judgment, or decree applicable to the Stockholder, except for any of the foregoing as could not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represent and warrant to the Stockholder that (i) it has all legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and (ii) this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of the party, enforceable against it in accordance with the terms of this Agreement.

ARTICLE VI
TERMINATION

This Agreement shall terminate upon the expiration of the Voting Period; provided that Sections 7.5 through 7.15 shall survive termination of this Agreement.  Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1                     Appraisal Rights.  The Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger or the approval of the Merger Agreement that the Stockholder may have under applicable Law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to any Owned Shares or any New Shares.

SECTION 7.2                     Further Actions.  The Stockholder agrees that it shall take any further action and execute any other documents or instruments as may be necessary to effectuate the intent of this Agreement.

SECTION 7.3                     Fees and Expenses.  Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the cost or expense whether or not the Merger is consummated.

SECTION 7.4                     Amendments, Waivers, etc.  This Agreement may be amended by the parties at any time.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.  Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable

Law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 7.5                     Enforcement of Agreement; Specific Performance.  The Stockholder agrees and acknowledges that Parent and Merger Sub would suffer irreparable damage in the event that any of the obligations of the Stockholder in this Agreement were not performed in accordance with its specific terms or if the Agreement was otherwise breached by the Stockholder.  It is accordingly agreed by the Stockholder that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Parent or Merger Sub may be entitled at law or in equity.

SECTION 7.6                     Notices.  All notices, requests, claims, instructions, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (provided that the facsimile is promptly confirmed by telephone confirmation thereof) or by overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  If to the Parent or Merger Sub, addressed to it at:

Adi-Dassler-Str. 1-2
91074 Herzogenaurach
Germany
Attention: General Counsel
Facsimile: +49 9132-084-2443

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Fax:  (212) 455-2502
Attn:                    Charles I. Cogut, Esq.
                                                William R. Dougherty, Esq.

(b)                                 If to Stockholder, addressed to it at:

The Paul and Phyllis Fireman Charitable Foundation
1601 Forum Place, Suite 905
West Palm Beach, FL 33401

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
One International Place
Boston, MA  02110
Tel:  (617) 951-7386
Fax:  (617) 951-7050
Attn:                    Keith F. Higgins, Esq.

Jane Goldstein, Esq.

or to that other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.

SECTION 7.7                     Headings; Titles.  Headings and titles of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

SECTION 7.8                     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 7.9                     Entire Agreement.  This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 7.10              Assignment; Binding Effect; No Third Party Beneficiaries; Further Action.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except that each of Parent and/or Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any affiliate of Parent.  This Agreement shall be binding upon and shall inure to the benefit of Parent and Merger Sub and their respective successors and assigns and shall be binding upon the Stockholder and its trustees, beneficiaries, successors and assigns.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (other than, in the case of Parent and Merger Sub, their respective successors and assigns and, in the case of the Stockholder, its trustees, beneficiaries, successors and assigns) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 7.11              Governing Law and Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state courts of the Commonwealth of Massachusetts sitting in the City of Boston or any court of the United States located in the City of Boston in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state courts of the Commonwealth of Massachusetts sitting in the City of Boston or any court of the United States located in the City of Boston and (iv) consents to service being made through the notice procedures set forth in Section 7.6.  Each of the parties hereby agrees that service of any process, summons, notice or document by registered mail to the respective addresses set forth in Section 7.6 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 7.12              Enforcement of Agreement; Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction in injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts of the Commonwealth of Massachusetts sitting in the City of Boston or any court of the United States located in the City of Boston, this being in addition to any other remedy to which such party is entitled at law or in equity.

SECTION 7.13              Counterparts; Facsimiles.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.

SECTION 7.14              WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 7.15              Merger Agreement.  The obligations of the Stockholder hereunder are subject to the absence of any of the following changes (by amendment or waiver) to the Merger Agreement:  (i) any change which decreases the Merger Consideration; or (ii) any change to the form of Merger Consideration (other than the addition of consideration payable in any form).

(Signature page follows.)

IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

adidas-Salomon AG

By:	/s/ Herbert Hainer
Name: Herbert Hainer
Title: Chief Executive Officer

By:	/s/ Robin Stalker
Name: Robin Stalker
Title: Chief Financial Officer

RUBY MERGER CORPORATION

By:	/s/ Frank A. Dassler
Name: Frank A. Dassler
Title: President

By:	/s/ Natalie Knight
Name: Natalie Knight
Title: Treasurer

(Signature Page to Stockholders Agreement)

THE PAUL AND PHYLLIS FIREMAN CHARITABLE FOUNDATION

By:	/s/ Paul Fireman
Name: Paul Fireman
Title: Trustee

By:	/s/ Phyllis Fireman
Name: Phyllis Fireman
Title: Trustee

ANNEX D

MASSACHUSETTS BUSINESS CORPORATION ACT

PART 13

SUBDIVISION A.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 13.01.  Definitions.—In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a)       listed on a national securities exchange,

(b)      designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c)       listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

SECTION 13.02  Right to Appraisal.—(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1)                             consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2)              consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3)              consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i)                his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii)             the sale or exchange is pursuant to court order; or

(iii)          in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4)              an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i)                creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii)             creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii)          alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv)         excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v)            reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5)              an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6)              any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7)              consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8)              consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b)      Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c)       Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d)      The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i)                the proposed action is abandoned or rescinded; or

(ii)             a court having jurisdiction permanently enjoins or sets aside the action; or

(iii)          the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e)       A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SECTION 13.03.  Assertion of Rights by Nominees and Beneficial Owners.—

(a)       A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b)      A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1)              submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2)             does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B.

PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

SECTION 13.20.  Notice of Appraisal Rights.

(a)       If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b)      In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

SECTION 13.21.  Notice of Intent to Demand Payment.

(a)       If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1)             shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2)             shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b)      A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

SECTION 13.22.  Appraisal Notice and Form.

(a)       If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b)      The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1)             supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2)             state:

(i)                where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii)             a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii)          the corporation’s estimate of the fair value of the shares;

(iv)         that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v)            the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3)             be accompanied by a copy of this chapter.

SECTION 13.23.  Perfection of Rights; Right to Withdraw.

(a)       A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b)      A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c)       A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

SECTION 13.24.  Payment.

(a)       Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b)      The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1)             financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)             a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3)             a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

SECTION 13.25.  After-Acquired Shares.

(a)       A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b)      If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1)                             of the information required by clause (1) of subsection (b) of section 13.24;

(2)                             of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3)                             that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4)                             that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5)                             that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c)       Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d)      Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

SECTION 13.26.  Procedure if Shareholder Dissatisfied with Payment or Offer.

(a)       A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b)      A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C.

JUDICIAL APPRAISAL OF SHARES

SECTION 13.30.  Court Action.

(a)       If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b)      The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c)       The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d)      The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e)       Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

SECTION 13.31.  Court Costs and Counsel Fees.

(a)       The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b)      The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)                             against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2)                             against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)       If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d)      To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

SPECIAL MEETING OF STOCKHOLDERS OF

January 25, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

 Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
1.

To approve the Agreement and Plan of Merger (the “Agreement and Plan of Merger”), dated as of August 2, 2005, among adidas-Salomon AG, Ruby Merger Corporation, a wholly-owned subsidiary of adidas-Salomon AG, and Reebok International Ltd, pursuant to which Ruby Merger Corporation will be merged with and into Reebok International Ltd. (the “Merger”).

				☐	☐	☐

2.

To grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger as set forth in the Agreement and Plan of Merger, including for the purpose of soliciting proxies to vote in favor of the Agreement and Plan of Merger.

				☐	☐	☐

This proxy, when property executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

If you wish to vote in accordance with the Board of Directors’ recommendation, just sign and date on the reverse side. You need not mark any boxes.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:		Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

REEBOK INTERNATIONAL LTD.

1895 J.W. Foster Boulevard

Canton, Massachusetts 02021

Proxy for Special Meeting to be held January 25, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE REEBOK BOARD OF DIRECTORS

The undersigned shareholder(s) hereby appoint(s) David A. Pace and Kenneth I. Watchmaker, or either of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes both of them, or any one if only one be present, to represent and to vote, as designated on the reverse side of this ballot, all the shares of common stock of Reebok International Ltd. held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the Special Meeting of Shareholders to be held on January 25, 2006 at 10:00 a.m., local time, at Reebok’s corporate headquarters, 1895 J.W. Foster Boulevard, Canton, Massachusetts 02021 or at any adjournment thereof.

(Continued and to be signed on the reverse side)

COMMENTS:

14475

SPECIAL MEETING OF STOCKHOLDERS OF

January 25, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
COMPANY NUMBER
- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	ACCOUNT NUMBER

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
1.

To approve the Agreement and Plan of Merger (the Agreement and Plan of Merger”), dated as of August 2, 2005, among adidas-Salomon AG, Ruby Merger Corporation, a wholly-owned subsidiary of adidas-Salomon AG, and Reebok International Ltd, pursuant to which Ruby Merger Corporation will be merged with and into Reebok International Ltd. (the “Merger”).

				☐	☐	☐

2.

To grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the Merger as set forth in the Agreement and Plan of Merger, including for the purpose of soliciting proxies to vote in favor of the Agreement and Plan of Merger.

				☐	☐	☐

This proxy, when property executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

If you wish to vote in accordance with the Board of Directors’ recommendation, just sign and date on the reverse side. You need not mark any boxes.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:		Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.